Exhibit 99.1

19

tional Disclosures 38 Financial Statements 2019 40 Report of Independent Registered Public Accounting Firm 41 Consolidated Balance Sheet 42 Consolidated Statements of Operations and Comprehensive Income 43 Consolidated Statements of Stockholders’ Equity/Members’ Capital 44 Consolidated Statements of Cash Flows 45 Notes to Consolidated Financial Statements 46 Coronado Global Resources Inc. Financial Report 2019 2

Appendix 4E

Coronado Global Resources Inc.

ARBN 628 199 468

This report comprises the financial information given to the Australian Securities Exchange (ASX) under Listing Rule 4.2A. This includes the consolidated results of Coronado Global Resources Inc. ("Coronado" or the "Company" or the "Group") for the full year ended 31 December 2019 (FY19).

All amounts in this Report are denominated in United States dollars (USD) unless otherwise indicated.

Results for announcement to the market

Reporting period: 31 December 2019

Previous corresponding period: 31 December 2018

			USD$'000
Revenue from ordinary activities increased by	11.9%	to	2,215,748
Net Income after tax attributable to members increased by	166.4%	to	305,538
Net income for the period attributable to members increased by	166.4%	to	305,538

A detailed discussion of the Company's operating results for the full-year ended 31 December 2019 is included in the Directors' Report set out on pages 4 to 14.

Net tangible asset backing	Current period	Previous corresponding Period
Net tangible asset backing per ordinary security (US$)	8.64	12.5
Net tangible asset backing per CDI (US$)	0.86	1.25

Dividends and Return of Capital

Final and interim dividends per CDI	Paid or Payable on	Amount per CDI	Franked amount per CDI	Conduit foreign income component per CDI
2018 Final dividend – paid	29 March 2019	$0.060	NIL	$0.060
2018 Special dividend – paid	29 March 2019	$0.250	NIL	$0.250
2019 Interim dividend – paid	20 September 2019	$0.112	$0.112	NIL
2019 Return of Capital – paid	20 September 2019	$0.298	N/A	N/A

On 25 February 2020 the Board of Coronado declared a fully franked ordinary dividend of 2.5 cents per Chess Depository Interest ("CDI"). The dividend will have a record date of 10 March 2020, payable on 31 March 2020. Holders of CDIs trading on the ASX who elect to receive the dividend in Australian currency will be paid based on the exchange rate on the record date. The ex-dividend date will be 9 March 2020.

There are no Dividend Reinvestment Plans for the final dividend.

Details of associates and joint venture

Associate / joint venture	31 December 2019		30 December 2019	
	Holdings %	Profit contribution	Holdings %	Profit contribution
JEP Mining LLC	50	Not material	50	Not material

The profit contribution from the above joint venture or associate is not material to the Company's net income for the period.

Coronado Global Resources Inc. Financial Report 2019 3

Directors’ Report For the year ended 31 December 2019 The Directors of Coronado Global Resources Inc. present the operating and financial review of the consolidated entity for the full year ended 31 December 2019. The information in this review provides information to assist readers in assessing the operations, financial position and business strategies of Coronado. The principal activity of Coronado during the year was the development and operation of premium quality metallurgical coal mines in Queensland, Australia (Curragh) and in Virginia and West Virginia in the United States of America (Buchanan, Logan and Greenbrier). In the opinion of the Directors, there were no significant changes in the state of affairs of the Company that occurred during the year ended 31 December 2019 that have not been noted in this report. The Curragh mine was acquired on 29 March 2018, and its financial results since acquisition have been included in the consolidated financial statements. To provide investors with comparable analysis, financial data in this report is provided on a statutory and proforma basis to enable comparisons to be made as if the Curragh mine was owned for the 12-month period ended 31 December 2018. All commentary on operations and financials are provided with comparison to proforma 2018 results unless otherwise stated. 1. Operating and financial review Safety – Safety is the Company’s highest priority. Safety metrics during FY19 were below national industry averages with Australian rolling 12-month TRIFR of 6.5 and US rolling 12-month TRIR of 2.14 Buchanan operations recorded 1 million man-hours without a lost time incident which was recognised by the Department of Mining Minerals and Energy with an award for “Best Large Deep Mine in the State of Virginia” In January 2020, subsequent to the end of the reporting period, one of our contractors sustained fatal injuries at the Curragh mine complex. This incident is covered in more detail in the Subsequent Events section on page 17 – – Financial performance – Reported FY19 Statutory Net Income of US$305.5 million, up US$190.9 million (166.6%) compared to US$114.6 million in FY18, up US$136.6 million (80.9%) compared to proforma FY18 of $168.9million Adjusted EBITDA1 of US$634.2 million, up 5.9% compared to FY18 underpinned by lower mining cost per tonne Group mining cost of US$51.8 per tonne, 8.2% less than FY18 as a result of operational improvements and higher production volumes Revenue of US$2,215.8 million, down 3.5% from US$2,297.0 million in FY18 due to lower Group realised metallurgical pricing as a result of substantially lower benchmark globally pricing for metallurgical coal in the second half of FY19 Generated $477.4 million in cash flows from operating activities in FY19 Net debt of US$303.4 million as at 31 December 2019, comprising US$26.6 million of cash and US$330.0 million of debt Total capital expenditure spend of $183.3 million in FY19 – – – – – – 1 All references to “EBITDA” in this Directors’ Report means EBITDA adjusted for non-recurring items Coronado Global Resources Inc. Financial Report 2019 4

Operational performance – – ROM production of 30.8 Mt, up 0.2% compared to FY18 driven by operating efficiencies at Curragh Saleable production of 20.2 Mt, in line with FY18 and 4.7% below FY19 guidance driven by the suspension of thermal coal operations at Toney Fork (Logan) and extension of the December holiday shut down at Buchanan Sales volumes of 19.9 Mt, down 1.0% compared to FY18 as a result of lower metallurgical coal export shipments from US operations and lower thermal coal sales due to the suspension of thermal coal operations at Toney Fork Group realised metallurgical coal pricing of $128.8 per tonne, down 3.4% compared to $133.3 per tonne in FY18, as a result of lower metallurgical coal prices in the second half of FY19 Australian operations realised metallurgical pricing of $140.4 per tonne, down 9.2% compared to FY18 due to lower benchmark pricing for metallurgical coal in the second half of FY19 US operations realised metallurgical pricing of $111.3 per tonne, up 4.0% compared to FY18 due to higher proportion of metallurgical coal production Completed new Curragh mine plan targeting 15 Mt of production per annum by 2023, providing an additional 6Mt of production above the Prospectus five-year forecast, which includes incremental growth from the Stanwell Reserved Area and accelerated growth from commencing production earlier than anticipated from Curragh Main (East) – – – – – Corporate – Increased the Syndicated Facility Agreement (SFA) from $350 million to $550 million and extended the term of the facility by 12 months to February 2023 Paid $696.1 million in dividends and other distributions to stockholders. Successfully executed the New Coal Supply Agreement with Stanwell Corporation which concludes the acquisition of the Stanwell Reserved Area Curragh’s new three-year employee Enterprise Agreement approved by Fair Work Australia and implemented in the June 2019 quarter Long term contract awarded to Thiess Pty Limited to provide mining services at Curragh North Executed agreements with Aurizon and Pacific National for additional rail haulage services to support expansion of Curragh to 15 Mt per annum Successful execution of Substitute Shipper Deed with a WICET shareholder and Substitution Notice with WICET for additional port capacity till June 2022. Aurizon Network has confirmed availability of rail access capacity to support higher railings to WICET from Curragh – – – – – – Coronado Global Resources Inc. Financial Report 2019 5

2. Review of Financial Performance

	Statutory		Proforma	
$US	FY19	FY18	FY18	Variance % (Pro Forma)
Saleable production (Mt)	20.2	17.3	20.2	0.3%
Sales volumes (Mt)	19.9	17.5	20.2	(1.0%)
Revenue ($m)	2,215.8	1,980.5	2,297.0	(3.5%)
Metallurgical coal sales %	78.8	79.6	78.5	0.3%
Thermal coal sales %	21.2	20.4	21.5	(1.2%)
Mining costs ($m)	1,018.4	992.0	1,137.5	(10.5%)
Operating costs ($m)	1,546.4	1,419.1	1,673.8	(7.6%)
Operating costs per tonne sold ($)	77.5	81.3	83.0	(6.6%)
Mining costs per tonne sold ($)	51.8	56.8	56.4	(8.2%)
Net Income ($m)	305.5	114.6	168.9	80.9%
EBITDA ($m)	634.2	477.0	598.6	5.9%

Total Group Revenue for the 12-month period was $2,215.8 million, $81.3 million (3.5%) lower than FY18. This was mainly due to lower group realised metallurgical coal pricing in the second half of FY19 reflecting weakening demand for metallurgical coal.

Coronado's FY19 financial results improved against the previous corresponding period with EBITDA of $634.2 million, 5.9% higher than FY18 EBITDA of $598.6 million (and 32.9% higher on a statutory basis).

This is against a backdrop of challenging market conditions in the second half of FY19 with metallurgical coal prices declining substantially, reduced demand from the Atlantic steel market and the impact of tariffs on US coal imports into China. The increase in EBITDA was underpinned by stable production, which was broadly in line with FY18, improvements in operational efficiencies resulting in lower mining costs per tonne sold and lower royalties (including Stanwell).

Group mining costs per tonne sold was $51.8 per tonne, $4.6 per tonne (8.2%) lower than FY18 and within the guidance range of $51 to $52 per tonne. Reduction in mining costs were driven by operational efficiencies across all sites as well as favourable exchange rate conversion at the Australian operations. The US operations mining cost per tonne was in line with the previous year due to operations at Buchanan being idled over the Christmas holiday period to drawdown clean coal inventory.

Operating costs declined by $127.4 million (7.6%) to $1,546.4 million in FY19. The Australian Operations experienced a $55.5 million favourable exchange rate conversion during the period. In addition, in 2018 Curragh incurred a negative $21.4 million fair value adjustment recognized to coal inventories on acquisition and also incurred additional costs associated with unplanned wash plant outages. US operations benefited from lower other royalties of $5.4 million due to mining a higher percentage of owned coal compared to lease coal. The decrease in costs associated with the lower sales volume at the US Operations further underpinned the decline in Coronado's operating costs per tonne.

Net income increased 80.9% to $305.5 million compared to $168.9 million in FY18 (Proforma). This reflects lower interest expense, reduction in operating and general expenses and other non-recurring items that were incurred in FY18.

The effective tax rate on a Statutory basis for FY19 was 27.3%, 12.3% lower compared to FY18 of 39.6%. The difference in the effective tax rate is a result of the deferred income taxes being the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes using the enacted tax rates and laws currently in effect.

Reconciliation of Adjusted EBITDA (Non-GAAP Financial Measure)

	Statutory		Pro Forma
$US	FY19	FY18	FY18
Net Income ($m)	**305.5**	**114.6**	**168.9**
Add: Depreciation, depletion and amortisation ($m)	176.5	162.1	118.5
Add: Net interest expense ($m)	39.3	58.0	63.6
Add: Other FX (gain) losses ($m)	(1.7)	9.0	9.0
Add: Loss on debt extinguishment ($m)	-	58.1	54.2
Add: Income tax expense ($m)	114.6	75.2	184.4
EBITDA ($m)	**634.2**	**477.0**	**598.6**

Coronado Global Resources Inc. Financial Report 2019 6

Reconciliation of Underlying Net Income ($ Million)

	FY19	FY18 Statutory	FY18 Pro Forma[2]	Variance Pro Forma
Net Income	**305.5**	**114.6**	**168.9**	**136.6**
Add back:				
Curragh Acquisition Cost	-	6.4		
FX Swap		11.0		
Landholder (Stamp) Duty		33.0		
Loss on Debt Extinguishment		40.7		
Non Cash Tax restructure adjustment		40.5	40.5	(40.5)
Underlying Net Income	**305.5**	**246.1**	**209.4**	**96.1**

Underlying Net Income of $305.5 million was $96.1 million higher than the Underlying Net Income in FY18 of $209.4 million. Statutory FY18 Net Income included non-recurring items associated with the restructure prior to the listing on the Australian Securities Exchange in October 2018.

3. Summary of financial position

Cash Flow ($ Million)	FY19 Statutory	FY18 Statutory	Var
Net cash from Operating Activities	**477.4**	**364.8**	**112.6**
Cash outflow for Investing Activities	(183.7)	(666.4)	482.7
Financing Cash Flows	(391.0)	407.3	(798.3)
Net change in cash and cash equivalents	**(97.3)**	**105.6**	**(202.9)**
Effect of exchange rate changes	(1.0)	(8.8)	7.8
Cash at beginning of period	124.9	28.1	
Closing Cash Balance	**26.6**	**124.9**	**(98.3)**

Net cash generated by operating activities was $477.4 million, $112.6 million higher than FY18. The increase in net cash from operating activities during FY19 was primarily due to the 12-month cash contribution from Curragh, compared to a nine-month contribution in FY18. Operating cash flow was impacted by a decline in operating performance of the U.S. Operations and cash outflows for working capital.

Net cash utilised in investing activities was $183.7 million for FY19, compared to $666.4 million for FY18. Capital expenditure increased by $69.0 million to $183.3 million for FY19 compared to $114.3 million in FY18. The increase in capital expenditure for FY19 was a result of an investment in three new production sources at Logan and development work associated with integrating the Stanwell Reserved Area into Curragh's mine plan. Included in the FY18 cash flows for investing activities was the cash consideration of $537.2 million used by Coronado to purchase Curragh.

Net cash used in financing activities was $391.0 million for FY19, compared to $407.3 million for FY18. Uses of cash from financing activities during FY19 included $696.1 million for distributions paid to stockholders and contingent royalty consideration payments of $15.0 million. The Company borrowed $464.0 million to partially fund the distribution to shareholders of which $134.0 million was repaid during the period.

[2] Excludes $40.7 million loss on debt extinguishment

Coronado Global Resources Inc. Financial Report 2019 7

4. Production and Development

Measures		FY19	FY18	FY18 (Proforma)	% Change vs Proforma
ROM Production	**Mt**	**30.8**	**27.2**	**30.7**	**0.2%**
Curragh	Mt	16.4	11.9	15.4	6.4%
Buchanan	Mt	6.9	7.2	7.2	(4.4)%
Logan	Mt	6.6	7.0	7.0	(7.0)%
Greenbrier	Mt	0.9	1.1	1.1	(10.1)%
Saleable Production	**Mt**	**20.2**	**17.3**	**20.2**	**-**
Curragh	Mt	12.5	9.3	12.1	3.2%
Buchanan	Mt	4.5	4.7	4.7	(4.8)%
Logan	Mt	2.7	2.7	2.7	-%
Greenbrier	Mt	0.6	0.6	0.6	-
% Metallurgical coal	%	83.7%	84.6%	82.9%	0.9%

ROM production for FY19 increased by 0.2% to 30.8 Mt compared to FY18. Curragh's ROM production increased 6.4% to 16.4 Mt driven by improved dragline performance and continued mining efficiencies. On a combined basis, the US Operations' experienced a decline in overall ROM production as a result of soft market conditions in the Atlantic Basin and the escalation of the US China trade dispute in the second half of 2019.

Saleable production for FY19 of 20.2 Mt was in line with FY18. Curragh continued to improve CHPP operating hours during FY19 which allowed for additional volume to be produced. US Operations experienced increased inventory levels due to softening demand from the Atlantic Basin steel producers and continued tariff implications driving lower export volumes into China.

During the year pricing for US thermal coal detracted significantly due to a fall in demand for utilities. As a result, operations at Toney Fork mine at Logan was suspended. The impact was offset by the production of higher quality metallurgical coal from three new sources of production.



Coronado Global Resources Inc. Financial Report 2019 8

5. Reserves and Resources

Coronado Coal Resources and Coal Reserves have been updated for depletion and development as summarised below. Information in this report that relates to Coal Resources and Coal Reserves is based on an accurately reflects reports prepared by the relevant Competent Persons as set out in the appendix of Coronado Global Resources 2019 results announcement titled, FY2019 Coal Resources and Coal Reserves for Coronado Global Resources, Inc.

Coal Resources as at 31 December 2018 and 2019

	2018 Coal Resources tonnes (millions)				2019 Coal Resources tonnes (millions)						
Mine	Measured	Indicated	Inferred	Total	Measured	Indicated	Inferred	Total	Ash (%)	Sulphur (%)	VM (%)
Curragh	528	258	171	957	508	259	169	936	19.6	0.5	18.6
AUS TOTAL				**957**				**936**			
Buchanan	207	44	-	251	198	42	0	240	19.6	0.7	16.4
Logan	154	65	1	220	160	84	4	248	27.4	0.9	23.8
Greenbrier	55	34	1	90	53	32	1	85	35.2	1.0	18.0
Amonate	128	194	33	356	123	186	29	338	54.6	0.8	11.8
Russell Country	135	22	1	157	135	22	1	157	25.0	0.7	24.6
Pangburn-Shaner-Fallowfield	296	194	3	493	296	194	3	493	21.8	1.3	29.5
US TOTAL				**1,567**				**1,561**			

a) Totals may not sum due to rounding.
b) Coal Resources are reported inclusive of Coal Reserves.
c) Coal Resources for Curragh are reported on a 5.3% in-situ moisture basis.
d) Coal Resources for US are reported on a dry basis. Surface moisture and inherent moisture are excluded.
e) Coal qualities are reported on an air dried basis.
f) Changes to Coal Resources at the US operations are principally due to depletion via production at Buchanan, Logan and Greenbrier. No development has occurred at Amonate, Russell County or Pangburn-Shaner-Fallowfield. Freestanding resource was added at Logan. Reduction was made at Greenbrier associated with sandstone channel at Mountaineer No. 1 mine. Reduction was made at Amonate due to lease reconciliation.

Coal Reserves as at 31 December 2019

	2018 Coal Reserves tonnes (millions)			2019 Coal Reserves tonnes (millions)			Reserves quality		
Mine	Proved	Probable	Total	Proved	Probable	Total	Ash (%)	Sulphur (%)	VM (%)
Curragh	275	35	311	260	35	295	24.0	0.5	18.0
AUS TOTAL			**311**			**295**			
Buchanan	167	11	177	160	11	171	40.3	0.7	12.2
Logan	102	54	155	95	50	145	52.4	0.9	12.6
Greenbrier	28	32	60	23	22	44	62.4	0.9	10.0
Amonate	53	80	133	52	78	129	62.9	0.8	9.5
Russell Country	37	10	47	37	10	47	46.0	0.8	18.1
Pangburn-Shaner-Fallowfield	120	80	201	120	80	201	33.6	1.3	25.1
US TOTAL			**772**			**737**			

Coronado Global Resources Inc. Financial Report 2019 9

Marketable Coal Reserves as at 31 December 2019

Mine	2018 Marketable Coal Reserves tonnes (millions)			2019 Marketable Coal Reserves tonnes (millions)			Reserves quality		
	Proved	Probable	Total	Proved	Probable	Total	Ash (%)	Sulphur (%)	VM (%)
Curragh	221	30	251	209	30	238	10.6	0.4	19.0
AUS TOTAL			**251**			**238**			
Buchanan	105	7	112	101	7	108	5.5	0.7	19.3
Logan	59	30	90	58	28	86	10.1	0.9	33.2
Greenbrier	14	14	28	10	10	20	6.9	0.9	25.1
Amonate	24	32	56	23	30	54	8.5	0.8	23.4
Russell Country	23	5	27	23	5	27	7.7	0.9	30.9
Pangburn-Shaner-Fallowfield	89	59	147	89	59	147	9.6	1.3	34.1
US TOTAL			**460**			**442**			

a) Totals may not sum due to rounding.

b) Changes to Coal Reserves at the US operations are principally due to ROM depletion via production at Buchanan, Logan and Greenbrier. No development has occurred at Amonate, Russell County or Pangburn-Shaner-Fallowfield. An immaterial reduction was made at Logan for one of the projected No. 2 Gas seam mines being deemed uneconomical. A small reduction was made at Greenbrier associated with mine plan reduction west of sandstone channel at Mountaineer No. 1 mine. A reduction was made at Amonate due to lease reconciliation.

c) Curragh ROM Coal Reserve tonnes are reported on a 7.5% moisture basis.

d) Coal Qualities are reported on an air dried basis.

e) Curragh Marketable Coal Reserves are reported on a 10% moisture basis.

f) Marketable Coal Reserves are the measurement of saleable product

g) The Marketable reserves table is reported in Coronado's 10K filing on the ASX and SEC



Coronado Global Resources Inc. Financial Report 2019 10

6. Segment Performance

Curragh

$US	FY19	FY18 Pro forma	Var
Sales volumes (Mt)	12.8	12.0	6.7%
Total revenues ($m)	1,465.9	1,482.1	(1.1)%
Coal revenues ($m)	1,430.3	1,449.6	(1.3)%
Average realised price per tonne sold ($)	111.6	120.3	(7.2)%
Metallurgical sales volumes (Mt)	9.5	8.7	9.2%
Metallurgical coal revenues ($m)	1,327.4	1,350.7	(1.7)%
Average realised metallurgical price per tonne sold ($)	140.4	154.6	(9.2)%
Mining costs ($m)	560.6	637.3	(12.0)%
Mining costs per tonne sold ($)	44.5	52.9	(15.9)%
Operating costs ($m)	1,045.0	1,100.5	(5.0)%
Operating costs per tonne sold ($)	81.6	91.4	(10.7)%
Segment EBITDA ($m)	421.7	379.0	11.3%

Coal revenues decreased by $19.3 million, or 1.3% to $1,430.3 million for FY19. The decrease was a driven by lower realised metallurgical coal prices which declined $14.2 per tonne to $140.4 per tonne in FY19 as a result of softer coking coal market conditions in the second half of 2019. Lower pricing was partially offset by an increase in metallurgical coal sales volume of 0.8 Mt or 6.7%.

Operating costs decreased by $55.5 million, or 5.0%, to $1,045.0 million for FY19, compared to pro forma operating costs of $1,100.5 million for FY18. Cost reductions were primarily driven by improved operational efficiencies, favourable foreign exchange translations compared to the prior period and lower royalties. In addition, in FY18 the Curragh mine incurred a $21.4 million fair value adjustment recognised to coal inventories on acquisition. FY18 operating costs were further impacted by costs associated with unplanned wash plant outages.

Curragh's EBITDA for FY19 was $421.7 million which represents an increase of $42.7 million, or 11.3% compared to FY18. The increase was largely driven by higher sales volume, lower operating costs and a reduction in VSM payments to Wesfarmers. Since Coronado acquired Curragh in March 2018 for $537.2 million, the mine has generated $735.9 million in EBITDA.

Buchanan

$US	FY19	FY18	Var
Sales volumes (Mt)	4.2	4.8	(12.5)%
Total revenues ($m)	405.4	510.4	(20.6)%
Coal revenues ($m)	405.1	510.3	(20.6)%
Average realised price per tonne sold ($)	96.3	105.5	(8.7)%
Metallurgical sales volumes (Mt)	4.0	4.6	(13.0)%
Metallurgical coal revenues ($m)	394.7	496.5	(20.5)%
Average realised metallurgical price per tonne sold ($)	97.9	107.9	(9.3)%
Mining costs ($m)	215.9	253.4	(14.8)%
Mining costs per tonne sold ($)	52.3	52.4	(0.2)%
Operating costs ($m)	219.8	298.0	(26.2)%
Operating costs per tonne sold ($)	52.2	61.6	(15.3)%
Segment EBITDA ($m)	185.6	212.5	(12.6)%

FY19 Coal revenues decreased by $105.2 million or 20.6%, to $405.1 million compared to $510.3 million for FY18. The decrease in Buchanan revenue was driven by a decline in average realised price of $10.0 per tonne and lower sales volume. Realised pricing was impacted by a substantial reduction in metallurgical coal pricing during the second half of 2019. Buchanan's sales volume declined by 0.6 Mt as a result of import tariffs on U.S. coal imposed by China. To manage clean coal inventory at the operation, the Christmas holiday period shut down at Buchanan was extended with contracted sales being fulfilled from existing inventory.

Coronado Global Resources Inc. Financial Report 2019 11

Total operating costs decreased by (26.2%) to $219.8 million for FY19, compared to $298.0 million in FY18. The decrease in operating costs was driven by lower costs incurred on total production and a reduction in the CONSOL Energy royalty of $36.7 million, related to mark to market adjustments.

FY19 EBITDA was $185.6 million representing a decrease of $26.9 million, or 12.6% compared to FY18. This decrease was primarily driven by lower sales volumes, impacted by Chinese tariffs imposed on US coal imports in August 2018 and softer market conditions. Buchanan FY19 EBITDA was positively offset by lower royalties related to CONSOL Energy.

Buchanan recommenced normal operations from January 2020 with no further delays in production anticipated for the first quarter of 2020. Also, Coronado continued technical marketing of Buchanan coal to new market segments to further broaden the sales profile.

Logan

$US	FY19	FY18	Var
Sales volumes (Mt)	2.5	2.6	(3.8)%
Total revenues ($m)	289.0	234.9	23.0%
Coal revenues ($m)	285.7	232.2	23.0%
Average realised price per tonne sold ($)	113.8	88.8	28.2%
Metallurgical sales volumes (Mt)	1.8	1.8	-
Metallurgical coal revenues ($m)	250.0	195.0	28.2%
Average realised metallurgical price per tonne sold ($)	135.8	105.9	28.2%
Mining costs ($m)	190.5	182.7	4.2%
Mining costs per tonne sold ($)	75.9	69.8	8.7%
Operating costs ($m)	218.7	203.3	7.6%
Operating costs per tonne sold ($)	87.1	77.7	12.1%
Segment EBITDA ($m)	70.3	31.9	120.1%

FY19 coal revenues increased by $53.5 million, or 23.0%, to $285.7 million compared to $232.2 million generated in FY18. The increase was driven by higher average realised metallurgical coal price of $113.8 per tonne sold for FY19. The $29.9 per tonne increase in realised pricing was underpinned by an improved sales mix skewed to metallurgical coal as well a higher proportion of committed contract prices.

Total operating costs for FY19 increased $15.4 million, or 7.6%, to $218.7 million compared to $203.3 million in FY18. Mining costs increased $7.7 million, primarily due to higher costs at existing operations, driven by mining conditions and production costs related to three additional mines commencing production in 2019. Operating costs were further impacted by an increase in royalties of $4.8 million due to higher revenues. Operating costs per tonne sold increased by $9.4 per tonne due to the increase in mining cost, higher royalties and additional freight expense.

FY19 EBITDA increased by $38.4 million or 120.1% to $70.3 million compared to $31.9 million in FY18. EBITDA was positively impacted by higher committed contracted prices, partially offset by an increase in operating costs.

A higher proportion of Logan sales have been committed to the domestic US market in 2020. Continued weak demand from Atlantic Basin steel producers offered limited incentive to contract Logan products into this market. Annual negotiations have concluded for 2020 with achieved pricing for Logan high vol A and high vol B being in line with peers.

Coronado Global Resources Inc. Financial Report 2019 12

Greenbrier

$US	FY19	FY18	Var
Sales volumes (Mt)	0.4	0.7	(42.9)%
Total revenues ($m)	55.4	69.5	(20.3)%
Coal revenues ($m)	53.3	67.1	(20.5)%
Average realised price per tonne sold ($)	127.2	102.4	24.2%
Metallurgical sales volumes (Mt)	0.4	0.6	(33.3)%
Metallurgical coal revenues ($m)	51.8	66.3	(21.8)%
Average realised metallurgical price per tonne sold ($)	134.4	103.9	29.4%
Mining costs ($m)	51.5	64.1	(19.7%)
Mining costs per tonne sold ($)	122.8	97.8	25.6%
Operating costs ($m)	62.9	72.0	(12.6%)
Operating costs per tonne sold ($)	150.1	110.0	36.5%
Segment EBITDA ($m)	(7.3)	(1.4)	419.8%

Coal revenue decreased by $13.8 million, or 20.5%, to $53.3 million for FY18 compared to $67.1 million for FY18. This decrease was driven by lower sales volumes, which were offset by a higher average realised price due to higher committed contracted prices. The lower sales volume was primarily related to the reduction in mineable reserves at Pollock Knob, limited purchase coal availability for blending and reduced availability of ROM was a result of adverse geological mining conditions.

Greenbrier's FY19 total operating costs decreased $9.1 million to $62.9 million compared to costs of $72.0 million for FY18. The decrease was primarily due to lower sales volumes and lower sales related costs, partially offset by an increase in freight expenses incurred on certain contracts that did not exist in FY18. Operating cost per tonne increased by $40.1 per tonne sold to $150.1 per tonne, primarily driven by higher mining cost resulting from adverse geological mining conditions, equipment downtime, and increased freight expenses

FY19 EBITDA decreased by $5.9 million to ($7.3) million, compared to ($1.4) million in FY18. The decrease in EBITDA was driven by lower sales volume and higher operating costs per tonne sold.



Coronado Global Resources Inc. Financial Report 2019 13

7. Liquidity and capital management

Coronado's objective is to maintain a prudent capital structure and to ensure that sufficient liquid assets and funding is available to meet both anticipated and unanticipated financial obligations, including unforeseen events that could have an adverse impact on revenue or costs.

Coronado's principal sources of funds are cash flow from operations and borrowings under the Syndicated Facility Agreement. Coronado's main uses of cash have historically been, and are expected to continue to be, the funding of operations, working capital and capital expenditure, debt service obligations and payment of dividends.

Based on Coronado's outlook for the next 12 months, which is subject to continued changing demand from customers and volatility in coal prices, it is expected that cash generated from operations together with available borrowing facilities will be sufficient to meet the needs of our existing operations, service our debt obligations and fund potential dividends

Liquidity as at 31 December 2019 and 31 December 2018 was as follows:

($US million)	Dec 2019	Dec 2018
Cash, excluding restricted cash	26.3	124.7
Availability under Revolving Syndicate Facility Agreement	220.0	350.0
Total available liquidity	246.3	474.7

As at 31 December 2019, available liquidity was $246.3 million comprising cash and cash equivalents, excluding restricted cash, of $26.3 million and $220.0 million of available borrowing facilities. As at 31 December 2018, available liquidity was $474.7 million comprising cash and cash equivalents of $124.7 million and $350.0 million of available borrowing facilities.

8. Business strategy and outlook

Business Strategy

Coronado is one of the largest global producers of high-quality metallurgical coal and is strategically positioned to respond to the growing demands of the global steel industry.

With a diversified production base and significant Reserves and Resources, Coronado is well positioned to grow organically over many years to come. As one of the lowest cost global operators Coronado is committed to delivering sustainable returns to stockholders through cycles.

A commitment to achieving the highest standards of safety is a cornerstone of Coronado's values and the Company's strategy includes an emphasis on safety at all levels of the organisation, exploring initiatives to further minimise our impact on the environment, and support and contribute to the communities in which we operate.

Company Outlook

Coronado's key focus in FY20 is the implementation of the new Curragh mine plan which is targeted to increase Curragh's saleable production to 15 Mt by 2023. This will deliver incremental production growth of 2.0Mt in Curragh in the near term.

The infrastructure contracts relating to rail and near-term port capacity that underpin the expansion plans, have been executed and are now in place. A long-term port solution post 2022 is currently being negotiated with WICET and the representative shippers. The capital program to improve the train load out performance and related CHPP capital works is advancing, with detailed construction and procurement activities to commence in the near term.

The tender process for the Curragh North Mining contract concluded with Thiess being award a six-year contract. The Company will also continue to drive improvements to dragline performance and CHPP reliability at Curragh to further enhance the operations.

A key priority of the Board and management is to ensure the highest standards of safety are maintained across all operations. In light of the tragic incident at Curragh in January 2020 that resulted in a worker sustaining fatal injuries, all workers of Curragh mine were required to attend and complete a compulsory return to work safely workshop which reinforced the operations safety principles. The Company is co-operating with the investigations that are currently underway and is undertaking its own review into the incident.

Coronado Global Resources Inc. Financial Report 2019 14

Pangburn-Shaner-Fallowfield continues to progress with permitting work continuing for the underground mine. A Preliminary Economic Assessment is being conducted to evaluate the life of mine financial plan and economic valuation of the project. Additional core holes have been drilled for quality determination and slope design.

Buchanan is the only Coronado-owned mine impacted by the tariffs imposed by China on the import of US coal. Buchanan's metallurgical coal is highly sought after in China due to its unique quality. It is expected that a resolution will be reached that will allow trade to China to resume. Coronado is also targeting alternate customers from the existing global network to further diversify Buchanan's coal sales.

FY19 was a transition year for the Logan Complex with the reconfiguration of production introducing three new sources of metallurgical coal while thermal coal production at Toney Fork surface mine was suspended. Logan has started FY20 in a strong position and due to the weak Atlantic market, a proportion of export sales will be diverted back into the domestic US steel market at improved pricing. This has resulted in a high level of annual fixed price sales for Logan high vol products for FY20.

Coronado continues to review opportunities to grow the business through inorganic investments. In the event of an acquisition any potential asset purchase will need to meet the Company's internal investment hurdles to ensure the transaction is accretive to stockholders. The Company has a strong track record in making accretive acquisitions and is focused on being a leading metallurgical company to supply the growth of the steel sector globally.

Guidance	Actual FY19	Guidance FY20
Saleable Production (Mt)	20.2	19.7 – 20.2
Mining Cost per Tonne Sold ($)	51.8	55 – 57
Capex ($m)	183.3	190 – 210
Payout Ratio (%)	100	60 – 100

Coal Market Outlook

Demand for seaborne metallurgical coal has been impacted by a slowing global economy, high cost of raw materials impacting steel producers cash margins and steel production cuts in Europe and Brazil. This has resulted in the seaborne Platts Premium Low Volatile Hard Coking Coal price moderating from $210 per tonne in January 2019 to $135 per tonne at the end of December 2019. The index price has since escalated above $150 per tonne following an increase in spot demand from China and India.

Port restrictions affecting Australian coal exports to China have somewhat relaxed resulting in renewed demand for spot shipments. Policy intentions remain unclear, however steel producers in China continue to pursue high grade low impurity Australian coking coal products.

Steel producers outside of China, in particular Japan, Korea, Brazil and Europe have been affected by a slowdown in the demand for steel. Spot coal availability remains strong in the Atlantic and Pacific basins with the market presently oversupplied.

The decline in demand from steel producers in Europe and Brazil has resulted in a number of operations in the US curbing production or shutting operations. It is expected the Phase One Trade agreement between the United States and China will provide an avenue for US metallurgical coal exports in the near term. Buyers of US metallurgical coal can apply for tariff exemptions commencing from 2 March 2020.

The Indian Government executed several monetary initiatives in late 2019 which is expected to increase construction activity and investment in infrastructure. Demand for steel making raw materials is expected to increase over the first quarter of 2020. Notwithstanding the potential for near term pricing volatility, the fundamental long-term demand for metallurgical coal remains sound. India continues to be the largest growth market for Coronado with demand for seaborne metallurgical coal forecasted to increase by 5% compounding over the next five years.

The impact of the unfolding COVID19 virus situation on steel production is yet to be quantified. There is anecdotal information that steel production in China will be curbed in the near term as demand from the residential and infrastructure construction sectors is subdued by the containment process implemented by the Chinese Government.

Notwithstanding any impacts from the COVID19 virus situation, steel production in China is forecast to be strong based on solid fundamentals and a Chinese Government stimulus package targeting infrastructure investment announced on 18 February 2020. It is expected the stimulus will be implemented post Chinese New Year in late February or March. A strong arbitrage still exists between domestic Chinese prices for high quality coking coal, and the seaborne metallurgical price – incentivising trader speculation. Underlying demand for high quality, low impurity hard coking coal from Australia and the US is forecast to continue as steel and coke makers in China continue to face tight environmental controls.

Coronado Global Resources Inc. Financial Report 2019 15

9. Material business risk The following material business risks have been identified as key issues that have the potential to impact the Company’s performance: – Commodity price risk, which directly impacts the realised price of the sale of coal products. A deterioration in the global demand for metallurgical coal can adversely impact Coronado’s revenue Health, safety and environmental risks are a key priority for the Company and is of critical importance in ensuring it maintains a sustainable business that serves its key stakeholders including employees, the community and its shareholders Operational risk, which can include geological factors, equipment failure, schedule risk, reserves risk and cost pressures can have unexpected adverse impacts on the Company’s ability to meet anticipated production forecasts Infrastructure and transport risk, including rail and ports can impact on Coronado’s ability to deliver its product to its key customers. This risk can arise when there are performance issues with operators, there is limited capacity within the existing framework or uncontrollable factors such as weather that can adversely impact on Coronado Access to capital may become more challenging if capital from debt and equity investors reduce over time as a result of Environmental, Social and Corporate Governance (ESG) concerns. Coronado manages these risks by reporting transparent climate change disclosures and adopting the Task Force on Climate related Financial Disclosures (TCFD) voluntary reporting framework which is outlined in the Company’s Sustainability Report. These disclosures provide investors with further understanding on how Coronado reduces the impact of its operations on the environment The physical and non-physical impacts of climate change may affect Coronado’s assets, productivity or the markets in which coal is sold. Global climate issues continue to attract considerable public and scientific attention. The absence of regulatory certainty, global policy inconsistencies and direct regulatory impacts (such as carbon taxes or other charges) each have the potential to adversely affect Coronado’s operations – either directly or indirectly, through suppliers and customers. – – – – – Directors’ qualifications and experience A copy of the Directors’ qualifications and experience can be found in the Remuneration Report on pages 20 to 21. Company secretary Mr Richard Rose was appointed to the position of Company Secretary on 13 August 2018. Mr. Rose’s qualifications and experience can be found in the Remuneration Report on page 23. Corporate governance statement Details of the Company’s corporate governance practices are included in the Corporate Governance Statement set out on the Company’s website https://coronadoglobal.com.au/corporate-governance/ in the Board Charter and Corporate Governance Guidelines. Dividends Paid During the Year On 29 March 2019, the Company paid an unfranked dividend of $0.31 cents per CDI, comprised of an ordinary dividend of $0.06 per CDI and a special dividend of $0.25 per CDI, totalling $299.7 million. On 20 September 2019, the Company paid a fully franked interim dividend of $0.112 cents per CDI totalling $108.3 million. On 20 September 2019, the Company issued a return of capital of $0.298 per CDI totalling $288.0 million Declared After End of Year On 25 February 2020, the Board of Directors declared a fully franked dividend of 2.5 cents per CDI. The dividend will have a record date of 10 March 2020 and be payable on 31 March 2020. CDI’s will be quoted “ex” dividend on 9 March 2020 and may be subject to withholding tax under the U.S. withholding tax regime. Coronado Global Resources Inc. Financial Report 2019 16

Share options Shares Issued on Exercise of Options During the reporting period no options have been exercised. Unissued Shares At the date of this report there were 129,247 unissued ordinary shares of the Company under unquoted options (equivalent to 1,292,476 Chess Depository Interests (‘CDIs’) and 98,872 unissued performance stock units (‘PSUs’ equivalent to 988,721 CDIs. Refer to note 20 of the financial statements for further details of the options and PSUs outstanding. Voluntary Escrow The escrow period in respect of 666,764,166 CDIs (equivalent to 66,676,416.6 shares of common stock) held by Group LLC, representing approximately 69% of the issued capital in the Company, will expire at 4:15pm (Sydney time) on the first business day after release of Coronado’s FY2019 results. Following the expiration of the voluntary escrow period, Group LLC’s entire holding of 773,081,036 CDIs (equivalent to 77,308,103.6 shares of common stock) representing approximately 79.99% of issued capital will be unrestricted. Nothing in this announcement or otherwise should be construed as indicating that any transaction is imminent or in any way certain to occur. Subsequent events In the period between the end of the financial year and the date of this Report on there has not arisen any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years, other than the following: On 12 January 2020, mine operations at Curragh were suspended when an employee of Thiess Pty Limited was fatally injured during a tyre change activity in the main workshop. Coronado extends its deepest sympathies to the family of the individual and all those affected by the tragic event. All workers at Curragh mine were required to attend and complete a compulsory ‘return to work safely’ workshop which reinforced the operation’s safety principles. Work at the mine recommenced gradually from 17 January 2020, and tyre and wheel rim fitting activities recommenced on 14 February 2020. The safety and welfare of employees and contractors remains the Company’s highest priority and counselling and support services have been provided. Coronado is co-operating with all third-party investigations and is undertaking an extensive review of the incident. On 15 January 2020, the United States Government signed a Phase One economic and trade agreement with China that includes metallurgical coal exports. Chinese buyers of US metallurgical coal can apply for tariff exemption commencing from 2 March 2020 which now provides a clear path for export of Buchanan coal to China. This is likely to substantially reduce inventory levels at Buchanan and enable full scale mining operations to continue. On 30 January 2020, the World Health Organization declared a public health emergency of international concern with respect to COVID19 virus which emerged in the Chinese city of Wuhan in early January. Whilst any impact to global commodity markets is uncertain, the Company continues to monitor developments. On 24 February 2020, the Company’s Board declared a fully franked ordinary dividend of 2.5 cents per CDI. The dividend will have a record date of 10 March 2020 and be payable on 31 March 2020. CDIs will be quoted “ex” dividend on 9 March 2020. Coronado Global Resources Inc. Financial Report 2019 17

Directors' meetings

The number of Directors' meetings (including meetings of Committees of Directors) and number of meetings attended by each of the Directors of the Company during the financial year are:

Director	Director's meetings[1]		Audit, Governance & Risk Committee Meetings		Compensation and Nominating Committee Meetings[2]		Health, Safety, Environment & Community Committee Meetings[3]		Independent Board Committee Meetings	
	A	B	A	B	A	B	A	B	A	B
Bill Koeck	14	14	4	4	3	3				
Garold Spindler	14	14								
Philip Christensen	14	14	4	4			2	2	2	2
Greg Pritchard	14	14	4	4			2	2	2	2
Ernie Thrasher	14	14			3	3	2	2		
Laura Tyson	14	14			3	3				

A Number of meetings held during the time the Director held office during the year.

B Number of meetings attended1

2 This includes one meeting attended by each member and one action by unanimous written consent signed by all members.

Indemnification and insurance of officers

Indemnification

Under the Company's Certificate of Incorporation, and to the extent permitted by law, every person who is, or has been, a director or officer of the Company is indemnified against:

- a liability incurred by that person, in his or her capacity as a director or secretary, to another person (other than the Company or a related body corporate of the Company), provided that the liability does not arise out of conduct involving a lack of good faith; and
- a liability for costs and expenses incurred by that person:

(i) in defending any proceedings in which judgement is given in that person's favour, or in which that person is acquitted, or

(ii) in connection with an application in relation to any proceedings in which the Court grants relief to that person under the Corporations Act.

Insurance Premiums

During the financial year, the Company paid premiums based on normal commercial terms and conditions to insure all directors, officers and employees of the Company against the costs and expenses in defending claims brought against the individual while performing services for the consolidated entity. The premium paid has not been disclosed as it is subject to the confidentiality provisions of the insurance policy.

The Company has entered into Indemnity Deeds to indemnify directors and certain executives of the Company against all liabilities incurred in the course of or arising out of their employment with the Company and its controlled entities, except where the liability results wholly or in part from serious and wilful misconduct by the executive or director.

Non-audit services

During the year KPMG, the Company's auditor, has performed certain other services in addition to their statutory duties.

The Board has considered the non-audit services provided during the year by the auditor and, in accordance with written advice provided by the Audit, Governance & Risk Committee, is satisfied that the provision of those non-audit services during the year by the auditor is compatible with, and did not compromise, the auditor independence requirements of the Public Company Accounting Oversight Board (United States) ('PCAOB') for the following reasons:

- all non-audit services were subject to the corporate governance procedures adopted by the Company and have been reviewed by the Audit, Governance & Risk Committee to ensure they do not impact the integrity and objectivity of the auditor, and
- the non-audit services provided do not undermine the general principles relating to auditor independence as set out in PCAOB Rule 3520, as they did not involve reviewing or auditing the auditor's own work, acting in a management or decision making capacity for the Company, acting as an advocate for the Company or jointly sharing risks and rewards.

Coronado Global Resources Inc. Financial Report 2019 18

Details of the amounts paid or payable to the auditor of the Company, KPMG, and their related practices for non-audit services provided during the year are set out below. Consolidated 2019 Consolidated 2018 KPMG $ $ Fees paid for non-audit services: Taxation services Investigative accountant services relating to IPO 191,000 104,000 2,703,000 Rounding of accounts The consolidated financial statements have been prepared in accordance with requirements of the US Generally Accepted Accounting Principles (“US GAAP”) and amounts in the consolidated financial statements and directors’ report have been rounded off to the nearest thousand United States dollars, unless otherwise stated. Coronado Global Resources Inc. Financial Report 2019 19

Remuneration Report

Summary

The Directors of Coronado Global Resources Inc ("Coronado" or the "Company") present the Remuneration Report (the Report) for the Company and its controlled entities for the year ended 31 December 2019.

Coronado was listed on the Australian Stock Exchange ('ASX') on 23 October 2018. Coronado is a Delaware domiciled company that is listed on the ASX and as such it is subject to remuneration disclosure requirements that are suitable for reporting in both Australia and the United States. This Report forms part of the Directors' Report and has been prepared with reference to the requirements of Section 229, Item 402 of the Securities Exchange Act of 1934 and section 300A of the Australian Corporations Act 2001 as a proxy to determine the contents that was elected to report. This report does not replace or repeal Coronado's disclosures included in Item 11. Executive Compensation of the Company's Annual Report on Form 10-K filed with the SEC.

The Report details the remuneration arrangements for Coronado's key management personnel (KMP):

- Non-Executive Directors (NEDs)
- Executive Directors and senior executives (collectively "the Executives").

KMP are those persons who, directly or indirectly, have authority and responsibility for planning, directing and controlling the major activities of the Company and Group.

1. Directors and Executives

(a) Non-Executive Directors

The table below lists the Non-Executive Directors of the Group during FY19:

Name	Age	Director since	Position
Bill Koeck*	67	21 September 2018	Independent Non-Executive Chairman
Philip Christensen	65	21 September 2018	Independent Non-Executive Director
Greg Pritchard	57	21 September 2018	Independent Non-Executive Director
Ernie Thrasher	64	21 September 2018	Non-Executive Director
Laura Tyson	48	13 August 2018	Non-Executive Director

* Greg Martin, the Company's former Chairman resigned on 4 February 2019 and was replaced by Bill Koeck as Acting Chairman on that date. Mr Koeck was appointed as Chairman of the Company on 29 April 2019.

Bill Koeck
Independent Non-Executive Chairman

Appointed Independent Non-Executive Chairman effective 4 February 2019.

William (Bill) Koeck is a lawyer with over 40 years' experience in M&A, equity capital markets, private equity, restructuring and workouts, company and securities law and corporate governance. As a former partner in two leading law firms, he has been a guest lecturer in post-graduate corporate and securities at University of Sydney Law Faculty for 20 years. He has represented some of the world's largest mining and resources companies on major transactions and has had extensive experience as legal counsel in the coal industry in Australia and North America. He has served as a Non-Executive Director of two public companies, one as Chairman and the other as Chairman of the Audit and Risk Committee and is a member of the Takeovers Panel which has sole jurisdiction for Australian public company and fund takeovers. He is currently an independent Non-Executive Director of a large privately-held family company group and has been a part- time consultant at global law firm Ashurst since he retired from there in 2016. Bill holds an LLB/LLM (Hons) from The University of Sydney, and a Diploma of Applied Corporate Finance (ASIA).

Coronado Global Resources Inc. Financial Report 2019 20

Philip Christensen Independent Non-Executive Director Philip Christensen is a lawyer with more than 30 years’ experience in the corporate/M&A area in both Australia and overseas and was a partner at Herbert Smith Freehills for 23 years predominantly advising companies within the resources sector. He is currently the sole director of Christensen Legal, a Brisbane-based boutique law firm practicing general corporate law with a focus on the coal mining sector. Prior to forming Christensen Legal, Philip served in a number of roles, including Executive Director of an Australian coal exploration company, Chairman of a non-listed base metals exploration company, and a Non-Executive Director of ASX-listed companies Aston Resources and Whitehaven Coal. Philip is currently a Non-Executive Director of a start-up company called EcoJoule Energy Pty Ltd. He holds a Bachelor of Commerce (with Merit) and Bachelor of Laws from The University of New South Wales and is a solicitor admitted to practice in Queensland. Greg Pritchard Independent Non-Executive Director Greg Pritchard is a corporate executive with broad experience across a range of ASX-listed companies including global energy, mining and finance. Greg was Managing Director of the listed global distributed energy generator, Energy Developments Limited (EDL) for 9 years having joined the company as Finance Director in 2001. Prior to this he was CFO of the listed QCT Resources Limited (QCT) and before that CFO of QNI Limited. QCT was one of Australia’s largest coal producers, holding a 32% interest in the CQCA and Gregory Joint Ventures in Queensland’s Bowen Basin with BHP Billiton and Mitsubishi and direct ownership of the South Blackwater mine. Greg previously held various senior positions at KPMG and Wardley James Capel in Australia, the United Kingdom and Europe. Greg is a former Non-Executive Director of The Port of Newcastle and is a Fellow of Chartered Accountants Australia & New Zealand. He holds a Bachelor of Commerce from The University of Melbourne and a Master of Applied Finance from Macquarie University. Ernie Thrasher Non-Executive Director Ernie Thrasher has over 40 years’ experience in the coal industry. His coal experience began in 1974 working for a family-owned mining company with operations in Maryland. He is the founder, Chief Executive Officer and Chief Marketing Officer of Xcoal, a global coal products supplier and the largest exporter of US origin coal to Asia. whose activities also include the financing and development of mining and related infrastructure projects in West Virginia and in the anthracite coalfield in North eastern Pennsylvania. Prior to forming Xcoal, Ernie spent 22 years in various global marketing positions at Primary Coal and AMCI. In 2015, Ernie founded XLNG Energy & Resources, which plans to market natural gas from reserves in the Marcellus and Utica Shale basins in the US to customer in Europe and Asia. Ernie serves on the Board of Directors of the President’s Leadership Council-Boy Scouts of America, is a member of the Council on Foreign Relations, serves as a Director on the National Committee on US China Relations, and serves as a Director of the US India Strategic Partnership Forum. Laura Tyson Non-Executive Director Laura Tyson is the Managing Director, Chief Operating Officer and General Counsel for EMG and has over 20 years’ experience working on corporate and securities transactions. Prior to joining EMG in 2014, Laura was a Partner at Baker Botts L.L.P. and was a member of the Master Limited Partnership (MLP), Energy and Private Equity practice groups. She was part of the firm’s executive committee and served as a hiring partner for four years. In her practice, Laura advised private equity funds, hedge funds and other investors in fund and special purpose vehicle formation as well as in the conduct of their investment activities. While at Baker Botts L.L.P., Laura’s practice was focused on the energy sector and MLPs, including those engaged in coal mining and she served as outside counsel to EMG. She also created the first mutual fund focused on investing exclusively in MLPs. Laura currently serves as a director of numerous EMG portfolio companies including Ascent Resources LLC, White Star Petroleum, LLC, Heritage NonOp Holdings, LLC and Sable Permian Resources, LLC. Laura graduated Magna Cum Laude from McNeese State University with a Bachelor of Science in Economics and Finance and received a JD from the University of Houston Law Center graduating Cum Laude. Coronado Global Resources Inc. Financial Report 2019 21

(b) Executive KMP

The table below outlines the Executive KMP of the Group during FY19:

Name	Age	Employee / Executive since	Position
Garold Spindler	72	2011	Managing Director and Chief Executive Officer
James Campbell	67	2011	President and Chief Operating Officer
Ayten Saridas	52	2018	Group Chief Financial Officer
Richard Rose	58	2017	Vice President, Chief Legal Officer and Secretary
Emma Pollard	46	2018	Vice President, People and Culture

Garold Spindler
Managing Director and Chief Executive Officer

Garold (Gerry) Spindler has more than 30 years' experience in the coal industry. He has held several key executive positions at some of the world's largest coal companies, including CEO of UK Coal, President and CEO of Amax Coal Company (US) and President and CEO of Pittston Coal Company. Gerry is owner and chairman of St Cloud Mining. Over his long standing career, he developed an industry track record of delivering high sales and earnings growth. Gerry was the 2010 recipient of West Virginia University's Distinguished Engineer of Mines, and the 2008 recipient of the Erskine Ramsay Medal Award of the Society of Mining. He holds a Bachelor of Science, as well as a Masters in Mining Engineering from West Virginia University and a Masters of Business Management from Stanford University.

As Chief Executive Officer, Gerry is responsible for ensuring the successful delivery of Coronado's financial, operational, safety, people and environmental targets and strategies and his reported remuneration is for the period from 1 January 2018 to 31 December 2018. Gerry was also appointed to the Board as Managing Director on 2 September 2018.

James Campbell
President and Chief Operating Officer

James (Jim) Campbell has served as President and Chief Operating Officer since the inception of Coronado Group LLC in 2011 and holds fiscal responsibilities along with health, safety, operations, sales and marketing. Jim has served as Coronado's President and Chief Operating Officer since 2018. With 40 years of experience in the coal industry, he has significant knowledge and experience in operations, executive management and leadership, as well as global met coal sales and marketing. Prior to joining Coronado Group LLC, he was the founder, owner and Chief Executive Officer of Spring Creek Energy and Strata Fuels and along with Gerry Spindler started Imagin Natural Resources (INR), a US-based met coal company where he was President and Chief Operating Officer. Preceding INR, Jim spent the majority of his career (22 years) with Pittston Coal Company. Jim served as a member of the Board of Directors for the West Virginia Coal Association and is a former Chairman of the Virginia Coal Council. He was also a member of West Virginia University College of Mineral and Energy Resources Board of Advisors. He holds a Bachelor degrees in Mining Engineering from West Virginia University and Civil Engineering from West Virginia Institute of Technology. He also holds an Executive MBA from the University of Virginia, Darden School of Business.

Ayten Saridas
Group Chief Financial Officer

Ayten Saridas was appointed the Group CFO of Coronado in June 2018 and is responsible for finance, capital management, strategic planning, treasury, tax and risk management. In this role, Ayten is also responsible for ensuring that the financial operations of the Group support the delivery of business objectives including the identification, evaluation and execution of business development opportunities. Ayten has 30 years of international corporate finance experience across a broad range of ASX-listed companies in upstream oil and gas, infrastructure, retail, fast-moving consumer goods and property. Prior to joining Coronado, Ayten was the Chief Financial Officer of ASX-listed AWE Limited for five years. She began her career in banking and has held a number of executive finance roles including Group Executive & Treasurer at Santos, CFO at Babcock & Brown Japan Property Trust, Group Treasurer at Woolworths Limited and Head of Corporate Finance at Ausgrid. Ayten is a Fellow of CPA Australia and holds a Master of Applied Finance from Macquarie University and a Bachelor of Commerce from The Australian National University.

Coronado Global Resources Inc. Financial Report 2019 22

Richard Rose Vice President, Chief Legal Officer & Secretary Richard (Rick) Rose has been a practising lawyer since 1988, and Coronado Group LLC Chief Legal Officer since 2017. As Chief Legal Officer, Rick is responsible for all legal, regulatory, compliance and insurance management matters for Coronado. For much of his career, Rick was a shareholder in the Pittsburgh office of Buchanan Ingersoll & Rooney, PC where his practice included general corporate counselling, federal securities and M&A. Before becoming a lawyer, he was a certified public accountant and auditor with an international public accounting firm. Prior to joining Coronado, Rick was Interim Senior Vice President, General Counsel and Corporate Secretary of Meritor, Inc. and before that, Senior Vice President, General Counsel and Secretary of Calgon Carbon, Inc. Rick holds a Bachelor of Science in Accounting from The Pennsylvania State University and a JD (Cum Laude) from The University of Pittsburgh School of Law. Emma Pollard Vice President, People and Culture Emma Pollard was appointed as Vice President, People and Culture of Coronado in October 2018 and was previously Coronado Group LLC General Manager of Human Resources in Australia since January 2018. Emma has more than 22 years’ experience in human resources. Prior to joining the Company, Emma served as the general manager people and sustainability of Wesfarmers prior to its acquisition by the Company. Prior to that, Emma served as head of human resources of European Operations at Mylan NV, a global generic and specialty pharmaceutical company, from January 2015 to September 2017 and senior director talent acquisition and development, Europe from August 2013 to January 2015. Emma also served as a Director, Human Relations, Australia and New Zealand at Alphapharm Pty Limited, a subsidiary of Mylan NV, from 2011 until 2013 and as Executive General Manager, Human Resources at Capral Aluminum from 2005 until 2011. Emma earned a B.A. in Human Resources from the University of Sunderland and a post-graduate diploma in human resource management from the University of Northumbria. There have been no legal proceedings that have taken place in last 10 years that are material to the ability or integrity of Coronado’s Directors or Executive KMP. 2. Remuneration governance This section describes the role of the Board, Compensation and Nominating Committee and external remuneration advisers when making executive remuneration decisions and sets out an overview of the principles and policies that underpin the Company’s executive remuneration framework. 2.1Role of the Board and Compensation and Nominating Committee The Board is responsible for ensuring that the Company’s remuneration structures are equitable, will attract and retain skilled Executives and is aligned with the long-term interests of the Company and its shareholders. Consistent with this responsibility, the Board has established a Compensation and Nominating Committee, whose role is to: – Ensure that Directors and executive KMP are remunerated to deliver outcomes of the business in line with strategic business goals whilst acknowledging the scale and complexity of the business Encourage Directors and executive KMP to act in the best interests of the business and deliver on short term objectives whilst pursuing the long term growth and success of the Company Review and approve the remuneration policies and practices for the Group generally, including incentive plans and other benefits and defining the relationship between corporate and individual performance Review and make recommendations to the Board regarding the remuneration of Directors and executive KMP that is appropriate and fair to stakeholders, and Ensure that Directors and executive KMP salaries are competitive within the market and appropriate to attract and retain talented and effective Directors and executives, so as to encourage enhanced performance of the Company and to create value for shareholders – – – – The Compensation and Nominating Committee comprises three Non-Executive Directors: – – – Bill Koeck (Chairman) – Appointed 21 September 2018 Greg Pritchard – Appointed 21 September 2018 Laura Tyson – Appointed 13 August 2018 The Compensation and Nominating Committee has a formal charter, which sets out its roles and responsibilities, composition structure and membership requirements. A copy of this charter can be viewed on Coronado’s website http://coronadocoal.com/. Further information regarding the Compensation and Nominating Committee’s role, responsibilities and membership is set out in the Company’s Corporate Governance Statement. Coronado Global Resources Inc. Financial Report 2019 23

2.2 Use of external remuneration advisors

From time to time, the Compensation and Nominating Committee seeks and considers advice from external advisors who are engaged by, and report directly to. the Compensation and Nominating Committee. Such advice will typically cover Non-Executive Director fees, Executive KMP remuneration and advice in relation to equity plans.

In 2019, Coronado engaged Guerdon Associates to review compensation arrangements, such as the long-term and short-term incentive compensation plans, and to carry out formal benchmarking of remuneration levels against selected peers for each of the KMP. The composition of the peer group for benchmarking is reviewed each year to ensure that the inclusion of each company is appropriate. This determination is based on a variety of factors, including whether a company is a direct industry peer, is of similar size (as measured by revenue, assets, market capitalisation and enterprise value), scope and / or complexity, and whether it is a competitor with the Company for executive and managerial talent.

The Compensation and Nominating committee selected the following companies (collectively referred to as the 'peer group') based on the recommendation of Guerdon Associates.

Alliance Resource Partners	Hecla Mining	Regis Resources
Alumina	Iluka Resources	Reliance Steel & Aluminum
Arch Coal	Incitec Pivot	Royal Gold
Beach Energy	Independence Group	Saracen Mineral Holdings
BlueScope Steel	Kaiser Aluminum	Seven Group Holdings
Carpenter Technology	Lynas	Sims Metal Management
Champion Iron	Materion	St Barbara
Coeur Mining	Mineral Resources	Unites States Steel
Commercial Metals	Mount Gibson Iron	Warrior Met Coal
Compass Minerals Int	New Hope	Washington H Soul Pattinson
Contura Energy	Northern Star Resources	Whitehaven Coal
Enviva Partners	OZ Minerals	Worthington Industries
Evolution Mining	Peabody Energy	Yancoal Australia
GWA Group	Pilbara Minerals	

2.3 Executive KMP remuneration principles and framework

The key objectives of Coronado's executive remuneration packages are to align the interests of executives and shareholders, attract and retain suitably qualified executives and structure short and long term incentives that are linked to the creation of sustainable performance.

Executive remuneration structures are designed to align the interests of shareholders with remuneration outcomes by considering:

- The performance of the Company including:
    - Adherence to health, safety and environment policies and targets;
    - The growth in total returns to shareholders;
    - The consolidated entity's financial results;
    - The results of exploration, development and production activities;
    - Business growth;
    - Delivery of strategic objectives; and
    - Compliance with regulations
- The capability and experience of executives; and
- Current economic and industry circumstances

Four principles guide Coronado's decisions about executive remuneration at Coronado:

- **Fairness:** provide a fair level of reward to all employees
- **Transparency:** build a culture of achievement by transparent links between reward and performance
- **Alignment:** promote mutually beneficial outcomes by aligning employee, customer and shareholder interests
- **Coronado Culture:** drive leadership performance and behaviours that create a culture that promotes safety, diversity and employee engagement.

Coronado Global Resources Inc. Financial Report 2019 24

In order to attract and retain suitably qualified executives and technical personnel, and to ensure that the salary packages are reasonable and competitive, fixed remuneration levels and “at risk” remuneration structures in the form of short and long term incentives are benchmarked against market peers. The market for qualified executives and technical personnel with coal mining experience is competitive and the Company’s remuneration framework is structured accordingly. 2.4Elements of Executive Remuneration Fixed remuneration Fixed remuneration consists of salary, superannuation/401(k) and other non-monetary benefits and is designed to reward for: – – – The scope of the Executive’s role The Executive’s skills, experience and qualifications Individual performance It has been set with reference to comparable roles in similar companies. Remuneration component and link to strategy Operation and performance framework Salary A competitive salary is paid in order to attract and retain high quality and experienced individuals, and to provide appropriate remuneration for these important roles within the business. Salaries are broadly aligned with salaries for comparable roles in global companies of similar global complexity, size, reach and industry, and reflects the Executives’ responsibilities, location, skills, performance, qualifications and experience. Executive KMP salaries are reviewed annually. The 2019 salary review took effect from 1 October 2019. Reviews are informed, but not led, by benchmarking to comparable roles (as above), changes in responsibility and general economic conditions. Substantial weight is also given to the general salary increases for employees. Superannuation/401(k) Provides a market-appropriate level of post-employment benefits. Depending on the payment jurisdiction, executive KMP will receive contributions into either their superannuation fund in Australia, or their 401(k) in the United States. These rates are outlined in Section 4 and 6 of this report. Benefits Provides a mix of short term and long term benefits at an appropriate level. Benefits may be provided, as determined by the Compensation and Nominating Committee, and currently include: – Non-monetary short term benefits such as Company-paid housing expenses, parking, vehicle, and basic life insurance. – Long term benefits such as basic accidental death and dismemberment insurance for those in the US. Short-Term Incentive arrangements Under the Short Term Incentive scheme (STI), all executives have the opportunity to earn an annual incentive award which is delivered in cash and/or deferred shares. The STI recognises and rewards annual performance. How and when is it paid? Any award of STI to the CEO, COO and Group CFO will be delivered as follows: – 50% will be delivered in cash after the release of the Company’s audited full-year financial results; and – 50% will be deferred for 12 months. The deferred component of the STI award will be delivered as RSUs that will vest after the release of the Company’s audited full-year financial results for the year following the year of the award (e.g. the RSUs for the FY2019 STI deferred component will be granted following the release of the Company’s audited full year financial results for FY2019 and will vest following release of the Company’s audited full-year financial results for FY2020). The Chief Legal Officer and the Vice President People and Culture will receive their entitlement in cash without any deferral. Coronado Global Resources Inc. Financial Report 2019 25

How much can executives earn?

The following table outlines the maximum FY19 STI opportunity for each of our KMPs:

Executive KMP	Maximum STI opportunity	Payable as
Garold Spindler, CEO & MD	100% of base salary	50% cash, 50% deferred RSUs
James Campbell, COO	50% of base salary	50% cash, 50% deferred RSUs
Ayten Saridas, CFO	50% of fixed annual remuneration	50% cash, 50% deferred RSUs
Richard Rose, CLO	50% of base salary	100% cash
Emma Pollard, VP People and Culture	50% of fixed annual remuneration	100% cash

Each RSU is an entitlement to receive one CDI (or, if the Board determines, the equivalent value in cash or Shares), plus additional CDIs (or the equivalent value in cash or Shares) equal to any distributions made (assuming such distributions are reinvested in CDIs at the ex-distribution date), until the RSU is settled. The RSUs are granted for nil consideration, as they form part of the participant's remuneration package.

How is performance measured?

The amount of the STI award that executive KMP becomes entitled to each year (if any) will be determined by the Board and Compensation and Nominating Committee based on the achievement of set financial and non-financial performance targets.

Executive KMP had a portion of their performance measured against predetermined targets and the other portion was based on individual performance, for which the Compensation and Nominating Committee chose to assign more weight based on its review of overall individual and Company performance.

In determining an appropriate set of financial and non-financial performance targets for the Company Scorecard management has benchmarked and researched the STI performance targets of its peers. The Company's STI performance targets for FY2019 were as follows:

Metrics		Weighting		STI Award (75%)	STI Award (100%)
Metrics	1 Safety	30%	AU	10% reduction in TRIFR compared to prior year 3.02	20% reduction in TRIFR compared to prior year 2.68
			US	TRIR = 80% of national average 2.5	TRIR = 60% of national average 1.87
	2 Production	35%	All	21.7mt	22.3mt
	3 Adjusted EBITDA	35%	All	US$737m	US$980m

Deferral terms

It is intended that the number of RSUs that may be granted if an award is made will be equal to 50% of the value of the participant's total STI award for the fiscal period, divided by the 30-day volume weighted average price of CDIs to 1 January in the fiscal period of the date the STI award is determined. The vesting of the deferred STI will be contingent on continued service to the vesting date (except in certain 'good leaver' scenarios including genuine retirement, death and total and permanent disablement).

What happens if an executive leaves?

The Compensation and Nominating Committee and the Board retain the right to exercise discretion not to award an STI where the executive KMP has ceased employment with the Group during the performance period, or in limited other cases, including if a financial restatement is required or in cases of employee misconduct.

What happens if there is a change of control?

The Board has the discretion to make STI payments in the event of specific circumstances relating to changes in control including takeovers, mergers or de-mergers that might occur.

Coronado Global Resources Inc. Financial Report 2019 26

Are executives eligible for dividends?	Executive KMPs are entitled to receive additional CDIs (or the equivalent value in cash or Shares) equal to any distributions made (assuming such distributions are reinvested in CDIs at the ex-distribution date), until the RSU is settled.

Long-Term Incentive arrangements

Under the Long Term Incentive Plan (LTI), a grant was made to Executive KMP in 2018 to align remuneration with the creation of shareholder value over the long-term. Awards will be in the form of Performance Security Units (PSUs) and Options granted under the Equity Incentive Plan. The LTI is designed to provide an incentive for sustained long-term performance and longer-term growth in shareholder value, while maintaining a total remuneration opportunity that enables the Company to retain, attract and motivate qualified and high performing executives.

No grants were made to Executive KMP during the financial year ended 31 December 2019.

How and when is it paid?

The LTI plan is made is made up of PSU's and options over CDIs and is measured over a three-year performance period from 1 January of year one to 31 December of year three.

The PSUs and/or Options will be subject to a further 12-month vesting period and will generally be settled after release of the Company's audited full-year financial results after the end of the vesting period (e.g. for the performance period from 1 January 2019 to 31 December 2021, PSUs and/or Options will be subject to a vesting period of 1 January 2022 to 31 December 2022 and will generally be settled by 31 March 2023). Any vested PSUs will entitle the holder to additional CDIs (or the equivalent value in cash or Shares) equal to any distributions made during the 12-month vesting period (assuming such distributions are reinvested in CDIs at the ex-distribution date).

How much can executives earn?

The following table outlines the maximum FY19 LTI opportunity for each of our KMPs:

Executive KMP	Maximum LTI opportunity	Payable as
Garold Spindler, CEO & MD	100% of base salary	50% PSUs, 50% options
James Campbell, COO	100% of base salary	50% PSUs, 50% options
Ayten Saridas, CFO	75% of fixed annual remuneration	50% PSUs, 50% options
Richard Rose, CLO	35% of base salary	50% PSUs, 50% options
Emma Pollard, VP People and Culture	35% of fixed annual remuneration	50% PSUs, 50% options

Each PSU is an entitlement to receive one CDI (or, if the Board determines, the equivalent value in cash or Shares). The PSUs and Options are granted for nil consideration, as they form part of the participant's remuneration package.

Each Option is an entitlement to receive one CDI (or, if the Board determines, the equivalent value in cash or Shares), subject to the satisfaction of the relevant vesting conditions and payment of the applicable exercise price. The exercise price for the Options issued will be the Offer Price.

The Company did not make any grants under the Equity Incentive Plan during FY2019.

Coronado Global Resources Inc. Financial Report 2019 27

How is performance measured? For the 2018 grant, the number of PSUs and/or Options that vest were be determined by the Board and Compensation and Nominating Committee based on the achievement of an LTI scorecard, as outlined below, as well as the participant’s continued employment with the Group over the performance period (except in certain ‘good leaver’ scenarios including genuine retirement, death and total and permanent disablement). The LTI scorecard measures are determined and approved by the Board at the beginning of the performance period, having regard to the Company’s budgeted cost forecasts, business plans and strategy. The following table outlines the LTI scorecard for the 2018 grant: Management has assessed the performance targets of its peers and whilst the metrics vary, the proposed metrics for CRN are consistent with its peers in respect of including performance against TSR, safety and other company specific financial targets. The LTI awarded will be pro-rated when performance is between the 0%, 50% and 100% thresholds. When is performance measured? The long-term incentive (LTI) grant is measured over a three-year performance period from 1 January of year one to 31 December of year three. What happens if an executive leaves? The Compensation and Nominating Committee and the Board retain the right to exercise discretion to cancel PSUs and/or Options where the executive has ceased employment with the Group during the performance period, or in limited other cases, including if a financial restatement is required or in cases of employee misconduct. What happens if there is a change of control? Unless the Board determines otherwise, upon a Change in Control that occurs during the Performance Period, a number of the executive’s PSUs and/or Options prorated from January 1, 2019 through the date of the Change in Control will vest subject to satisfaction of the Performance Metrics measured at the time of the Change in Control as determined by the Committee in its sole discretion, and any Options and/or PSUs that do not vest in accordance with this sentence shall be forfeited for no consideration upon the Change in Control. Any vested but unexercised Options and/or will be automatically exercised on a Change in Control, unless the Board determines otherwise. Are executives eligible for dividends? Options and PSUs do not qualify for distributions. However, the total number of CDIs granted in respect of vested PSUs will be increased to reflect distributions that would have been paid on those PSUs between the end of the Performance Period and the date of settlement. No equivalent adjustment will be made for Options that vest. Coronado Global Resources Inc. Financial Report 2019 28

Executive KMP remuneration mix KMP remuneration schedule FY19 2.5Remuneration clawback and share trading policy Clawback / Recapture The Equity Incentive plan has a clawback / recapture provision which provides for grantees of an LTI award to be required to repay vested and previously paid incentives under specific circumstances such as fraud or dishonest behaviour, gross misconduct, breaches of duties or obligations to the Company, financial misstatement or any other actions which bring the Company into disrepute. In situations where the Board determines that such behaviour has occurred, they may determine that any unvested or vested but unexercised awards will lapse or deemed to be forfeited and that the grantee must pay or repay to the Company: – – – all or part of the net proceeds of sale where CDIs or Shares allocated under the Plan have been sold; any cash payment received on vesting of Awards or in lieu of an allocation of CDIs or Shares; and/or any dividends received in respect of CDIs or Shares allocated under the Plan. Share trading policy Coronado has a share trading policy in place for all employees, including Key Management Personnel and Directors which prohibits employees from dealing in Coronado Global Resources Inc. securities while in possession of material non-public information relevant to the Group. A copy of this policy is available on Coronado’s website in the Corporate Governance section. 3.2019 Performance 3.1Executive Summary Coronado’s Executive KMP’s compensation for 2019 was structured to align the interest of the KMPs and stockholders, attract and retain suitably qualified KMPs and incentivise them to create sustainable performance. The following summarises how the Company performed and its key accomplishments during 2019: – Safety: In Australia, the 12-month rolling average TRIFR at the end of the quarter was 6.5. In the United States the TRIR for 12-month rolling average period was 2.14. The Company’s safety performance has outperformed the national average in both Australia and the United States. Production: Total saleable coal production of 20.2 Mt for 2019 was in line with the 2018 year. Adjusted EBITDA: For the year ended December 31, 2019, Coronado achieved Adjusted EBITDA of $634.2 million compared to the pro forma Adjusted EBITDA for the year ended December 31, 2018 of $598.6 million. Dividends and Capital Return: The Company paid dividends and returned capital totalling $696.1 million to stockholders and CDI holders on the ASX during 2019. – – – Coronado Global Resources Inc. Financial Report 2019 29

3.2 2019 Key Compensation and Actions

In determining the compensation of the executive officers, the compensation and nominating committee considers current compensation levels, peer group benchmarking, and, other than with respect with to his own compensation, also considers the recommendations of the CEO, which are based primarily on Company and individual performance as well as competitive market data. The Committee uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among the KMPs.

Coronado key compensation decisions and actions relating to Coronado KMPs' compensation for 2019 included the following:

Base salary:

Base salary is a fixed element of compensation that is intended to attract and retain executives. After carrying out detailed benchmarking of pay levels, increases were made to the base salaries of some of Coronado KMPs during 2019.

Coronado approved base salary increases for the Chief Executive Officer, Chief Legal Officer, and Vice President, People and Culture which took effect on 1 October 2019. The base salary increase for the Group Chief Financial Officer took effect on 1 July 2019. The compensation and nominating committee approved these base salary increases after considering all of the factors described above.

The table below sets out the base salaries of KMPs at 31 December 2019, using the average exchange rate for 2019, which was approximately A$1.00 to US$0.70.

Name	Position	As at December 31, 2019	As at December 31, 2018
Garold Spindler	Chief Executive Officer	$1,250,000	$1,000,000
Ayten Saridas	Group Chief Financial Officer	$528,593 ($A760,000)	$465,996 (A$670,000)
James Campbell	Chief Operating Officer	$650,000	$650,000
Richard Rose	Chief Legal Officer	$400,000	$331,800
Emma Pollard	Vice President, People and Culture	$306,027 (A$440,000)	$284,202 (A$380,000)

2019 Short Term Performance Incentive:

The STI plan is an at-risk, variable component of the KMPs compensation and is aligned to the Company's and the individual KMP's performance goals. The performance of the Company and the efforts and individual contributions made by the KMPs in 2019 reflects an average payout of 82.6% of maximum short term incentive for the KMPs.

Performance Bonus:

The Chief Executive Officer was paid a discretionary cash bonus of $600,000 in December 2019 in recognition of the Company's strong safety and financial performance in 2018. The amount was determined in roughly the same proportion to his base salary as prior bonuses for most of the other KMPs were determined in relation to their base salaries. This discretionary cash bonus for the Chief Executive Officer is reported in the "Bonus Column" of the Statutory Remuneration Table for 2019. The Company paid the Vice President, People and Culture a discretionary cash bonus of $ 45,991 in March 2019 in recognition of the Company's strong financial performance and Ms Pollard's individual contribution in 2018.

Coronado Global Resources Inc. Financial Report 2019 30

4. Executive KMP Realised Remuneration 2019

Executive KMP - Statutory Remuneration Table

The following table sets out KMP remuneration for the financial period from 1 January to 31 December (unless stated otherwise) and is reported in US Dollars.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Garold Spindler	2019	1,064,886	600,000		—	1,054,875	43,513	2,763,274
	2018	921,347	—	189,033	97,197	—	50,182	1,257,759
Ayten Saridas	2019	497,294		—	—	211,015	15,049	723,358
	2018	269,080	187,018	67,499	34,963	—	18,155	576,715
James Campbell	2019	650,407		—	—	274,278	27,236	951,921
	2018	626,763	350,000	122,872	63,646	—	39,915	1,203,196
Richard Rose	2019	348,319		—	—	154,940	23,914	527,173
	2018	318,019	155,000	21,952	11,371	—	40,726	547,068
Emma Pollard	2019	272,990	45,991	—	—	115,755	6,955	441,691
	2018	267,072	39,342	15,313	7,932	—	7,335	336,994

(1) For Ms. Saridas and Ms. Pollard, their reported salary amounts are inclusive of government-mandated superannuation contributions of 9.5% of their respective base salaries.

(2) The amounts reported reflect payment earned for the performance for the fiscal year ended December 31, 2019. The amounts reported in 2019 for Mr. Spindler and Ms. Pollard also include payment earned in relation to performance for the fiscal year December 31, 2018 paid in 2019 of $600,000 and $45,991 respectively.

(3) No stock awards were granted to Executive KMP during the year ended 31 December 2019.

(4) No options awards were granted to the Executive KMP during the year ended 31 December 2019.

(5) For each of Mr. Spindler, Ms. Saridas and Mr. Campbell, 50% of such individual's award was paid in cash and the remaining 50% of such individual's award's value was granted in the form of RSUs that will vest after the release of the Company's audited full year 2020 financial results in early 2021. For each of Mr. Rose and Ms. Pollard, 100% of such individual's award was paid in cash without any deferral.

(6) The amount reported for Mr. Spindler includes a 401(k) matching contribution paid by the Company ($11,200), Company-paid basic life and accidental death and dismemberment insurance ($323) and Company-paid housing in Brisbane ($31,990). The amount reported for Ms. Saridas includes Company-paid housing in Brisbane from October 2019 ($8,094) and Company-paid parking ($6,955). The amount reported for Mr. Campbell includes a 401(k) matching contribution paid by the Company ($11,200), Company-paid vehicle allowance ($14,400), medical insurance reimbursement ($1,171) and Company-paid basic life and accidental death and dismemberment insurance ($465). The amount reported for Mr. Rose includes a 401(k) matching contribution by the company ($11,200), Company-paid vehicle allowance ($12,000) and Company-paid basic life and accidental death and dismemberment insurance ($714). The amount reported for Ms. Pollard includes Company-paid parking ($6,955).

Coronado Global Resources Inc. Financial Report 2019 31

Executive KMP - Superannuation/401(k) Table

The following table sets out the jurisdiction under which the executive KMP are paid and the superannuation/401(k) that they receive based on this.

Executive KMP	Payment Jurisdiction	Superannuation / 401(k)
Garold Spindler	USA	401(k)
James Campbell	USA	401(k)
Ayten Saridas	Australia	Superannuation
Richard Rose	USA	401(k)
Emma Pollard	Australia	Superannuation

Superannuation is paid at a rate of 9.5% on fixed remuneration up to the Maximum Contributions Base ($20,317 per annum). The 401(k) match provided by Coronado is at a maximum rate of 4% on employee contributions.

Short term performance incentive measurement:

The STI targets for fiscal year ended December 31, 2019 were based on safety, production and EBITDA metrics, as follows:

		Weighting		STI Award (75%)	STI Award (100%)	Actual FY2019 Results	Resulting Percentage of Maximum Opportunity
Metrics	1 Safety	30%	AU	10% reduction in TRIFR compared to prior year 3.02	20% reduction in TRIFR compared to prior year 2.68	6.5	-
			US	TRIR = 80% of national average 2.5	TRIR = 60% of national average 1.87	2.14	13.39%
	2 Production	35%	All	21.7mt	22.3mt	20.2mt	-
	3 Adjusted EBITDA	35%	All	US$737m	US$980m	US$634m	-
						Total	13.39%

There were not specific personal goals and targets set for the KMPs for 2019. The CEO provided the compensation and nominating committee with his analysis of the individual performance of the non-CEO KMPs. The chart below highlights the most significant performance factors that were considered for the KMPs other than our CEO:

KMP	Principal Performance Factor
James Campbell	Cost reduction
Ayten Saridas	Debt restructuring
Richard Rose	Regulatory and capital markets compliance/initiatives
Emma Pollard	Development and implementation of strategic HR programs and emergency planning

The compensation and nominating committee assess the individual performance of the CEO. Their assessment is based on achievement of short-term financial, strategic and operational performance goals, which ultimately lead to favourable long-term operating results and contribute to the overall value of the Company.

Coronado Global Resources Inc. Financial Report 2019 32

The following table shows the details of the payments made to the NEOs under the 2019 STI plan, based on their maximum payout (as a percentage of base salary) multiplied by the maximum payout percentage of 13.39% for Group results, in addition to the percentage achievement of each NEO's individual performance for which the compensation and nominating committee chose to assign more weight based on its review of overall individual and Company performance

KMP	Maximum Opportunity Percentages	Maximum Payout Opportunity	STI Plan Payout Score (% of Maximum Opportunity)	Actual Payout
Garold Spindler	100%	$1,250,000	84.39%	$1,054,875
Ayten Saridas	50%	$264,297	79.84%	$211,015
James Campbell	50%	$325,000	84.39%	$274,278
Richard Rose	50%	$200,000	77.47%	$154,940
Emma Pollard	50%	$153,014	75.65%	$115,755

LTI Awards Granted in FY2018

A summary of the LTI awards granted to Executive KMP on 23 October 2018 (i.e. the value and the fair value of the LTI granted to each Executive KMP) is set out in the table below. The performance period for these awards commences on 1 January 2019.

Executive KMP	Number of performance stock units granted[A]	Number of options granted[B]	Value of performance stock units granted US$	Value of options granted US$
Garold Spindler	175,910	586,367	322,106	159,635
James Campbell	114,342	381,139	208,106	103,763
Ayten Saridas	62,813	209,375	115,016	57,001
Richard Rose	20,428	68,095	37,405	18,539
Emma Pollard	14,250	47,500	26,093	12,932

[A] Each PSU represents an unfunded, unsecured promise by Coronado to deliver to the Grantee one CDI

[B] Each Option represents the right to purchase one CDI

Coronado measures the cost of the above PSUs and options, at fair value on the grant date and recognises such costs within the consolidated statements of operations, using a straight-line method of expense. As vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals during the 3-year performance period. Stock-based compensation expense is recognised net of an estimated forfeiture rate and compensation expense is only recognised for awards that are expected to vest. Forfeiture estimates are trued-up through the vesting date or settlement date, to ensure that total compensation expense is recognised only for those awards that ultimately vest.

PSUs

The grant date fair value of the PSUs with market vesting conditions (25% of total) was measured using a Monte Carlo simulation that takes into account the exercise price, the term of the PSU, the share price at grant date, expected price volatility of the underlying share, the expected dividend yield and the grantee's entitlement to dividends, and the risk free interest rate for the term of the PSU. The remaining PSUs' grant date fair value is the market value of the Company's stock (CDIs) on the grant date less the present value of the expected dividends not received during the relevant period. The weighted average grant date fair value of all PSU Awards granted was US$1.83 (AUD$2.58).

Options

The Company's 2018 options were granted on the date of the Australian IPO with an exercise price of $2.84 US$ ($4.00 A$) per CDI which is equal to the Company's IPO Price on October 23, 2018. The grant date fair value of the options with market vesting conditions (25% of total) was measured using a Monte Carlo simulation that takes into account the exercise price, the term of the option, the share price at grant date, expected price volatility of the underlying share, the expected dividend yield and the grantee's entitlement to dividends, and the risk free interest rate for the term of the option. The remaining options' grant date fair value was measured by adopting a Black-Scholes methodology, which considers factors such as estimating the expected term of stock options and the expected volatility of the stock. The weighted average grant date fair value of all Option Awards granted was $0.27 US$ ($0.38 A$).

On the 5 August 2019, the Board of Directors declared and approved return of capital of $0.298 (A$0.44) per CDI. In accordance with ASX listing rule clause 7.22.3 the exercise price of options awards granted under the 2018 plan were reduced by the same amount as the return of capital to $2.54 (A$3.56).

There were no options or PSUs forfeited, granted or vested during the year ended 31 December 2019.

Coronado Global Resources Inc. Financial Report 2019 33

5. Executive KMP Employment Contracts This section sets out an overview of key terms of employment for the Executive KMP, as provided in their service agreements and notice of the key payments that would be made to each member of the executive KMP team were there a termination of employment (non-performance related) or change in control. Garold Spindler, Managing Director and Chief Executive Officer Term Description Employer Base salary Incentives Coronado Global Resources Inc. US$1,250,000 per annum As described in sections 2 and 4 of this Remuneration Report. Termination Mr. Spindler’s employment will terminate automatically on 31 December 2020 (Automatic End Date). However, each year the Automatic End Date will automatically extend to 31 December of the following year, if neither party gives notice of termination on or before 30 September of the year in which the Automatic End Date is scheduled to occur. There are additional circumstances in which Mr Spindler’s employment may terminate automatically (e.g. his death) or may be terminated on notice prior to an Automatic End Date (e.g. incapacity). If Mr Spindler’s employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through to the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits. If Mr Spindler’s employment is terminated without cause, or he resigns with good reason, he will be entitled to receive his base salary through to the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits, and a termination payment of 12 months’ base salary, payable six months after the date his employment terminates. For termination due to death or disability, Mr Spindler will be entitled to receive a pro rata portion of his short-term incentive award plus any accrued and vested LTI (subject to board approval and the achievement of specified targets) plus a lump sum healthcare benefit that is payable by AD&D insurance for which Coronado currently pays a premium. Restraints Post-employment non-competition and non-solicitation restraints for a period of at least 12 months following termination, some of which apply across the United States and Australia. Unless the Company waives Mr Spindler’s restraints, it will pay him one half of his annual salary, in 12 monthly payments. In return, Mr Spindler is required to provide consultation services to the Company upon request. James Campbell, President and Chief Operating Officer Term Description Employer Base salary Incentives Termination Coronado Global Resources Inc. US$650,000 per annum As described in sections 2 and 4 of this Remuneration Report. Mr Campbell’s employment will terminate automatically on 31 December 2020 (Automatic End Date). However, each year the Automatic End Date will automatically extend to 31 December of the following year, if neither party gives notice of termination on or before 30 September of the year in which the Automatic End Date is scheduled to occur. There are additional circumstances in which Mr Campbell’s employment may terminate automatically (e.g. his death) or may be terminated on notice prior to an Automatic End Date (e.g. incapacity). If Mr Campbell’s employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through to the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits. If Mr Campbell’s employment is terminated without cause, or he resigns with good reason, he will be entitled to receive his base salary through to the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits, and a termination payment of 12 months’ base salary, payable six months after the date his employment terminates. For termination due to death or disability, Mr Campbell will be entitled to receive a pro rata portion of his short-term incentive award plus any accrued and entitled LTI (subject to board approval and the achievement of specified targets) plus a lump sum healthcare benefit that is payable by AD&D insurance for which Coronado currently pays a premium. Post-employment non-competition and non-solicitation restraints for a period of at least 12 months following termination, some of which apply across the United States and Australia. Unless the Company waives Mr Campbell’s restraints, it will pay him one half of his annual salary, in 12 monthly payments. In return, Mr Restraints Campbell is required to provide consultation services to the Company upon request. Coronado Global Resources Inc. Financial Report 2019 34

Ayten Saridas, Group Chief Financial Officer

Term	Description
Employer	Curragh Queensland Mining Pty Ltd (Curragh Queensland Mining)
Base Salary	A$760,000 per annum
Incentives	As described in sections 2 and 4 of this Remuneration Report.
Termination	Ms Saridas' employment can be terminated by either her or Curragh Queensland Mining giving the other party three months' written notice (or by Curragh Queensland Mining making payment in lieu of part or all of her notice period). Curragh Queensland Mining is entitled to terminate Ms Saridas' employment immediately without notice in certain circumstances, including if she engages in serious or wilful misconduct, engages in any other conduct which in the reasonable opinion of Curragh Queensland Mining is likely to affect adversely the reputation of Curragh Queensland Mining and/or her ability to effectively perform her duties, or is unwilling or unable to properly and effectively perform her duties. Ms Saridas is entitled to a termination payment of six months of her fixed annual remuneration, if her employment is terminated for any reason, other than those reasons listed here plus any accrued leave entitlements.
Restraints	Post-employment non-competition and non-solicitation restraints for a period of up to 12 months following termination, some of which apply across Australia.

Richard Rose, Vice President, Chief Legal Officer & Secretary

Term	Description
Employer	Coronado Global Resources Inc.
Base Salary	US$400,000 per annum
Incentives	As described in sections 2 and 4 of this Remuneration Report.
Termination	Mr. Rose's employment will terminate automatically on 31 December 2020 (Automatic End Date). However, each year the Automatic End Date will automatically extend to 31 December of the following year, if neither party gives notice of termination on or before 30 September of the year in which the Automatic End Date is scheduled to occur. There are additional circumstances in which Mr. Rose's employment may terminate automatically (e.g. his death) or may be terminated on notice prior to an Automatic End Date (e.g. incapacity). If Mr. Rose's employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits. If Mr. Rose's employment is terminated without cause, or he resigns with good reason, he will be entitled to receive his base salary and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits, and a termination payment of 12 months' base salary, payable 6 months after the date his employment terminates. For termination due to death or disability, Mr Rose will be entitled to receive a pro rata portion of his short-term incentive award plus any accrued and entitled LTI (subject to board approval and the achievement of specified targets) plus a lump sum healthcare benefit that is payable by AD&D insurance for which Coronado currently pays a premium.
Restraints	Post-employment non-competition and non-solicitation restraints for a period of 12 months following termination, some of which apply across the United States of America and Australia. Unless Coronado Global Resources Inc. waives Mr. Rose's restraints, it will pay him one half of his annual salary, in twelve monthly payments. In return, Mr. Rose is required to provide consultation services to Coronado Global Resources Inc. upon request

Emma Pollard, Vice President, People and Culture

Term	Description
Employer	Coronado Global Resources Inc.
Base Salary	AS$440,000 per annum
Incentives	As described in sections 2 and 4 of this Remuneration Report.
Termination	Ms. Pollard's employment can be terminated by either Ms. Pollard or Coronado Curragh giving the other party four weeks written notice (or if Coronado makes a payment in lieu of part or all of her notice period). In the event Ms. Pollard terminates employment without required notice, she must pay us an amount equal to her compensation for the balance of the notice period not served. Coronado Curragh is entitled to terminate Ms. Pollard's employment immediately without notice in certain circumstances, including if she engages in serious or wilful misconduct, engages in any other conduct which in our reasonable opinion is likely to adversely affect Coronado Curragh's reputation and/or her ability to effectively perform her duties, or is unwilling or unable to properly and effectively perform her duties.
Restraints	Post-employment non-competition and non-solicitation restraints for a period of up to 12 months following termination, some of which apply across Australia.

Coronado Global Resources Inc. Financial Report 2019 35

Change in control termination

In the event of a Change in Control, unless otherwise set forth in an applicable Award Agreement, a Grantee's Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one of the following methods as determined by the Committee in its sole discretion:

- settle such Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards;
- provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion;
- modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control, subject to ASX Listing Rules) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate;
- deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after closing;
- accelerate the vesting of Awards in full or on a pro-rata basis as determined by the Committee; or provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all CDIs and Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control.

For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this section may be taken in the event of a merger or other corporate reorganisation that does not constitute a Change in Control.

6. Non-Executive Director Remuneration

This section explains the fees paid to Non-Executive Directors during FY2018.

6.1 Setting non-executive director fees

Non-Executive Directors fees are designed to ensure that the Company can attract and retain suitably qualified and experienced Non-Executive Directors.

Non-Executive Directors may receive shares, share options or any performance-related incentives as part of their fees from the Company. There is a minimum shareholding policy which is documented in Directors' interests section of the Directors' report.

Non-Executive Directors are also reimbursed for travel and other expenses reasonably incurred when attending meetings of the Board or in connection with the business of the Company.

The Compensation and Nominating Committee reviews and makes recommendations to the Board with respect to Non-Executive Directors' fees and Committee fees.

6.2 Current non-executive director fees

The table below sets out the Board and Committee fees in United States dollars for FY2018. The Australian Dollar (AUD) equivalent has also been presented given that these fees are payable in AUD.

	Chairman A$	Member A$	Chairman US$	Member US$
Board	330,000	175,000	229,521	121,715
Audit, Governance & Risk Committee	15,000	-	10,433	-
Compensation and Nominating Committee	15,000	-	10,433	-
Health Safety, Environment and Community Committee	15,000	-	10,433	-

None of the Board receive additional fees for being a member of a Board Committee.

Coronado Global Resources Inc. Financial Report 2019 36

The Non-Executive Director fees for Laura Tyson will be paid to the EMG Entities that holds interests in the Company in return for EMG making Ms Tyson available to the Company.

The fees above exclude mandatory statutory superannuation contributions made on behalf of the Non-Executive Directors.

Non-Executive Director Fees

The following table documents remuneration paid to Non-Executive Directors for the year ended 31 December 201 in United States Dollar.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Greg Martin (2)	2019	21,039	—	—	—	—	—	21,039
Philip Christensen	2019	132,148	—	—	—	—	—	132,148
Bill Koeck	2019	222,644	—	—	—	—	—	222,644
Greg Pritchard	2019	132,148	—	—	—	—	—	132,148
Ernie Thrasher (3)	2019	121,715	—	—	—	—	—	121,715
Laura Tyson (4)	2019	121,715	—	—	—	—	—	121,715

(1) The amounts reflected in this column include standard fees earned by each director as part of their fee arrangements during the period from their respective appointment dates to December 31, 2019. The amounts reported for each of the directors are reported inclusive of any superannuation payments made on behalf of the directors.

(2) On April 29, 2019, Mr. Koeck was appointed as Chair of the Board of Directors.

(3) Mr. Thrasher elected to receive RSUs in lieu of the director fees payable for his service in 2019. For the year ended December 31, 2019, 43,750 RSUs were granted in lieu of his director fee of $121,715 (A$175,000). Each RSU represents a right to receive one CDI or, at the election of the compensation and nominating committee of the Board of Directors, an equivalent value of cash or shares of Coronado common stock (or a combination thereof). RSU's granted during the year were vested as of December 31, 2019. Each share of Coronado common stock is equivalent to 10 CDIs.

(4) The amount reported for Ms. Tyson reflects fees paid directly to EMG for her services.

Non–Executive Directors - Superannuation / 401(k) Table

The following table sets out the jurisdiction under which the Non-Executive Directors are paid and the superannuation / 401(k) that they receive.

Executive KMP	Payment Jurisdiction	Superannuation / 401(k)
Greg Martin	Australia	Superannuation
Philip Christensen	Australia	Superannuation
Bill Koeck	Australia	Superannuation
Greg Pritchard	Australia	Superannuation
Ernie Thrasher	USA	N/A due to RSUs being received in lieu of fees
Laura Tyson	USA	N/A as no fees received

Superannuation is paid at a rate of 9.5% on fixed remuneration up to the Maximum Contributions Base (A$20,317 per annum). The 401(k) match provided by Coronado is at a maximum rate of 4% on employee contributions.

Coronado Global Resources Inc. Financial Report 2019 37

7. Related Party Transactions and Additional Disclosures

7.1 Loans with Executive KMP and Non-Executive Directors

There were no loans outstanding to any Executive KMP or any Non-Executive Director or their related parties, at any time in the current or prior reporting periods.

7.2 Other KMP Transactions

Apart from the details disclosed in this report, no Executive KMP or Non-Executive Director or their related parties have entered into a material contract with the consolidated entity since the end of the previous financial year and there were no material contracts involving those people's interests existing at year end.

7.3 Movement in Options and Rights Over Equity Instruments Held by Executive KMP

The movement during the reporting period in the number of ordinary shares in the Company held, directly, indirectly or beneficially, by each Executive KMP and each Non-Executive Director, including their related parties is as follows:

	Instrument	Balance as at appointment date (number)	Granted (number)[1]	Granted (value)[2] US$	Vested during the year (number)	Exercised (number)	Exercised (value)	Lapsed (number)	Lapsed (year of grant)	Balance as at 31 Dec 2019 (number)	Vested and exercisable at 31 Dec 2018
Garold Spindler	PSUs (LTIs)[A]	-	175,910	320,015	-	-	-	-	-	175,910	-
	Options (LTIs)[B]	-	586,367	157,266	-	-	-	-	-	586,367	-
James Campbell	PSUs (LTIs)[A]	-	114,342	208,011	-	-	-	-	-	114,342	-
	Options (LTIs)[B]	-	381,139	102,223	-	-	-	-	-	381,139	-
Ayten Saridas	PSUs (LTIs)[A]	-	62,813	114,269	-	-	-	-	-	62,813	-
	Options (LTIs)[B]	-	209,375	56,155	-	-	-	-	-	209,375	-
Richard Rose	PSUs (LTIs)[A]	-	20,428	37,163	-	-	-	-	-	20,428	-
	Options (LTIs)[B]	-	68,095	18,263	-	-	-	-	-	68,095	-
Emma Pollard	PSUs (LTIs)[A]	-	14,250	26,093	-	-	-	-	-	26,093	-
	Options (LTIs)[B]	-	47,500	12,932	-	-	-	-	-	12,932	-

A Each PSU represents an unfunded, unsecured promise by Coronado to deliver to the Grantee one CDI

B Each Option represents the right to purchase one CDI

1 The number of Options and PSUs granted during FY2018 includes the FY2018 LTI awards.

2 The value of Options and PSUs granted in the year is the fair value of the Options and PSUs at grant date.

Unvested LTI and STI awards have a minimum value of zero if they do not meet the relevant performance or service conditions.

The maximum value of unvested LTI and STI awards is the sale price of the Company's shares at the date of vesting, or where applicable, exercise (plus the value of any dividend equivalent payment attaching to the award on vesting or, where applicable exercise).

Coronado Global Resources Inc. Financial Report 2019 38

7.4 Additional Disclosures Relating to Ordinary Shares

In this section, reference is made to share ownership. The instruments registered for trade on the Australian Stock Exchange are CHESS Depository Interests (CDIs). The ratio of CDIs to Shares is 10 CDIs for 1 share of common stock. The movement during the reporting period in the number of shares of common stock in the Company held, directly or beneficially, by each Executive KMP and each Non-Executive Director, including their related parties is as follows:

Non-Executive Directors	Held at 31 Dec 18[A]	Received on vesting and exercise of STI/LTI	Received as remuneration	Other net change[A]	Held at 31 Dec 19[A]
Philip Christensen	-	-	-	-	-
Bill Koeck	2,275	-	-	3,100	**5,375
Greg Pritchard	5,000	-	-	-	**5,000
Ernie Thrasher	1,093.7	-	4,906.2	-	*5,999.9
Laura Tyson	-	-	-	-	-
EXECUTIVE KMP					
Garold Spindler	-	-	-	-	-
James Campbell	-	-	-	-	-
Ayten Saridas	3,000	-	-	1,700	**4,700
Richard Rose	-	-	-	-	-
Emma Pollard	-	-	-	-	-

A Each share is equivalent to 10 CDIs

* Reflects 59,999 restricted stock units, or RSUs. Each RSU represents a right to receive one CDI or, at the election of the compensation and nominating committee of the Board of Directors, an equivalent value of cash or shares of the common stock (or a combination thereof).

** Represents an indirect economic interest in the Company held through trusts/superannuation funds.

Signed in accordance with a resolution of the Directors:

Bill Koeck
Chairman
Dated at Brisbane this 24th day of February 2020

Coronado Global Resources Inc. Financial Report 2019 39

Financial Statements 2019 Coronado Global Resources, Inc. Financial Report 2019 1

Report of Independent Registered Public Accounting Firm To the Stockholders and Board of Directors Coronado Global Resources Inc.: Opinion on the Consolidated Financial Statements We have audited the accompanying consolidated balance sheets of Coronado Global Resources Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity/members’ capital, and cash flows for each of the years in the three year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles. Change in Accounting Principle As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases. Basis for Opinion These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. /s/KPMG We have served as the Company’s auditor since 2013. Richmond, Virginia February 24, 2020 Coronado Global Resources Inc. Financial Report 2019 41

Financial Statements 2019 Coronado Global Resources, Inc. Financial Report 2019 1

Report of Independent Registered Public Accounting Firm To the Stockholders and Board of Directors Coronado Global Resources Inc.: Opinion on the Consolidated Financial Statements We have audited the accompanying consolidated balance sheets of Coronado Global Resources Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity/members’ capital, and cash flows for each of the years in the three year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles. Change in Accounting Principle As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases. Basis for Opinion These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. We have served as the Company’s auditor since 2013. Richmond, Virginia February 24, 2020 Coronado Global Resources Inc. Financial Report 2019 41

Consolidated Balance Sheet December 31, 2019 and 2018 (In US$ thousands, except share data) December 31,December 31, Assets Note 2019 2018 Current assets: Cash and restricted cash Trade receivables Related party trade receivables Income tax receivable Inventories Other current assets Total current assets Non-current assets: Property, plant and equipment, net Right of use asset – operating leases, net Goodwill Intangible assets, net Deposits and reclamation bonds Deferred income tax assets Other non-current assets Total assets Liabilities and Stockholders’ Equity Current liabilities: Accounts payable Accrued expenses and other current liabilities Income tax payable Asset retirement obligations Contingent royalty consideration Contract obligations Lease liabilities Other current financial liabilities Total current liabilities Non-current liabilities: Asset retirement obligations Contract obligations Deferred consideration liability Interest bearing liabilities Other financial liabilities Lease liabilities Contingent royalty consideration Deferred income tax liabilities Other non-current liabilities Total liabilities Common stock $0.01 par value; 1,000,000,000 shares authorized, 96,651,692 shares are issued and outstanding as of December 31, 2019 and December 31, 2018 Series A Preferred stock $0.01 par value; 100,000,000 shares authorized, 1 Share issued and outstanding as of December 31, 2019 and December 31, 2018 Additional paid-in capital Accumulated other comprehensive loss Retained earnings Coronado Global Resources Inc. stockholders’ equity Noncontrolling interest Total stockholders’ equity Total liabilities and stockholders’ equity $ 26,553 133,297 86,796 897 162,170 $ 124,881 206,127 36,716 12,017 95,103 26 21 7 10 44,109 40,914 453,822 515,758 8 12 9 9 1,632,788 62,566 28,008 5,079 12,227 2,852 1,618,558 — 28,008 5,402 11,635 11,848 21 10 17,512 18,355 $ 2,214,854 $ 2,209,564 $ 64,392 238,788 29,760 10,064 688 36,935 29,685 $ 42,962 243,496 9,241 7,719 26,832 39,116 1,307 11 21 13 22 16 12 15 5,894 7,728 416,206 378,401 13 16 17 14 15 12 22 21 121,710 204,877 174,605 330,000 1,546 48,165 855 47,973 118,072 253,578 155,332 — 4,073 2,481 3,371 38,838 976 1,610 1,346,913 955,756 967 967 — 820,247 (45,206) — 1,107,948 (49,609) 91,712 194,220 867,720 1,253,526 221 282 867,941 1,253,808 $ 2,214,854 $ 2,209,564 See accompanying notes to consolidated financial statements Coronado Global Resources Inc. Financial Report 2019 42

Consolidated Statements of Stockholders' Equity/Members' Capital

(In US$ thousands, except share data)

	Members' capital	Retained earnings	Non-controlling interest	Common stock – Shares	Common stock – Amount	Preferred stock – Series A	Preferred stock – Amount	Additional paid in capital	Accumulated other comprehensive income/(loss)	Retained earnings	Non-controlling interest	Total stockholders' equity
Balance December 31, 2016	$ 936,650	(62,814)	290	-	-	-	-	-	-	-	-	874,126
Members' Contributions	-	-	17	-	-	-	-	-	-	-	-	17
Members' distributions	(383,126)	-	-	-	-	-	-	-	-	-	-	(383,126)
Net income (loss)	-	142,353	(70)	-	-	-	-	-	-	-	-	142,283
Balance December 31, 2017	$ **553,524**	**79,539**	**237**	-	-	-	-	-	-	-	-	**633,300**
Members' distributions before Reorganization Transactions	(69,074)	-	-	-	-	-	-	-	-	-	-	(69,074)
Members' contributions before Reorganization Transactions	181,610	-	137	-	-	-	-	-	-	-	-	181,747
Reorganization Transactions	(666,060)	(79,539)	(374)	80,000,000	800	1	-	665,260	-	79,539	374	-
Proceeds from initial public offering, net	-	-	-	16,651,692	167	-	-	442,147	-	-	-	442,314
Net income (loss)	-	-	-	-	-	-	-	-	-	114,681	(92)	114,589
Other comprehensive loss (net of $1,529 deferred income tax)	-	-	-	-	-	-	-	-	(49,609)	-	-	(49,609)
Total comprehensive income	-	-	-	-	-	-	-	-	(49,609)	114,681	(92)	64,980
Share based compensation for equity classified awards	-	-	-	-	-	-	-	541	-	-	-	541
Balance December 31, 2018	$ -	-	-	**96,651,692**	**967**	**1**	-	**1,107,948**	**(49,609)**	**194,220**	**282**	**1,253,808**
Net income (loss)	-	-	-	-	-	-	-	-	-	305,538	(61)	305,477
Other comprehensive income (net of $2,932 deferred income tax)	-	-	-	-	-	-	-	-	4,403	-	-	4,403
Total comprehensive income	-	-	-	-	-	-	-	-	4,403	305,538	(61)	309,880
Share-based compensation for equity classified awards	-	-	-	-	-	-	-	319	-	-	-	319
Dividends paid	-	-	-	-	-	-	-	-	-	(408,046)	-	(408,046)
Return of capital	-	-	-	-	-	-	-	(288,020)	-	-	-	(288,020)
Balance December 31, 2019	$ -	-	-	**96,651,692**	**967**	**1**	-	**820,247**	**(45,206)**	**91,712**	**221**	**867,941**

See accompanying notes to consolidated financial statements

Coronado Global Resources Inc. Financial Report 2019 44

Consolidated Statements of Cash Flows

December 31, 2019, 2018 and 2017
(In US$ thousands)

	Year Ended December 31, 2019	2018	2017
Cash flows from operating activities:			
Net income	$ 305,477	$ 114,589	$ 142,283
Adjustments to reconcile net income to cash and restricted cash provided by operating activities:			
Depreciation, depletion and amortization	176,461	162,351	75,503
Reduction in carrying amount of right of use asset - operating leases	24,403	—	—
Amortization of deferred financing costs	4,497	5,181	688
Non-cash interest expense	19,885	9,919	436
Amortization of contract obligations	(34,794)	(31,870)	(4,032)
Loss on disposal of property, plant and equipment	(1,238)	122	(722)
Increase (decrease) in contingent royalty consideration	(13,646)	8,825	(1,588)
Loss on interest rate swap	—	3,239	—
Equity-based compensation expense	321	541	—
Deferred income taxes	14,803	55,123	—
Reclamation of asset retirement obligations	(3,456)	(4,743)	(1,180)
Change in estimate of asset retirement obligation	—	(234)	—
Changes in operating assets and liabilities:			
Accounts receivable - including related party receivables	20,205	(63,126)	37,926
Inventories	(67,388)	23,419	(58)
Other current assets	(5,062)	(15,057)	675
Accounts payable	21,351	12,684	(2,625)
Accrued expenses and other current liabilities	(4,336)	81,593	8,272
Operating lease liabilities	(25,877)	—	—
Change in other liabilities	45,820	2,197	—
Net cash provided by operating activities	477,426	364,753	255,578
Cash flows from investing activities:			
Capital expenditures	(183,283)	(114,302)	(63,923)
Proceeds from the disposal of property, plant, and equipment	145	66	922
Purchase of deposits and reclamation bonds	(1,074)	(9,789)	(2,376)
Redemption of deposits and reclamation bonds	482	1,443	6,054
Acquisition of Curragh, net of cash acquired	—	(537,207)	—
Payment of contingent purchase considerations	—	(6,628)	—
Net cash used in investing activities	(183,730)	(666,417)	(59,323)
Cash flows from financing activities:			
Proceeds from interest bearing liabilities and other financial liabilities, net of debt discount	474,223	720,083	175,645
Proceeds from interest rate swap	—	28,251	—
Payments on interest rate swap	—	(31,490)	—
Debt issuance costs and other financing costs	(4,293)	(42,075)	(5,752)
Principal payments on interest bearing liabilities and other financial liabilities	(148,583)	(815,758)	(43,499)
Principal payments on finance and capital lease obligations	(1,308)	(1,801)	(1,402)
Payment of contingent purchase consideration	(15,002)	(4,922)	—
Dividends paid	(408,046)	—	—
Shareholders'/Members' contributions (distributions), net	(288,020)	112,536	(383,126)
NCI member's contributions	—	137	17
Proceeds from initial public offering, net	—	442,314	—
Net cash provided by (used in) financing activities	(391,029)	407,275	(258,117)
Net increase (decrease) in cash and restricted cash	(97,333)	105,611	(61,862)
Effect of exchange rate changes on cash and restricted cash	(995)	(8,799)	—
Cash and restricted cash at beginning of period	124,881	28,069	89,931
Cash and restricted cash at end of period	$ 26,553	$ 124,881	$ 28,069
Supplemental disclosure of cash flow information:			
Cash payments for interest	$ 5,235	$ 39,821	$ 8,690
Cash paid for taxes	$ 67,863	$ 23,612	$ —

See accompanying notes to consolidated financial statements

Coronado Global Resources Inc. Financial Report 2019 45

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Notes to Consolidated Financial Statement 1. Description of Business, Basis of Presentation (a) Organization and nature of operations Coronado Global Resources Inc. (together with its subsidiaries, the “Company” or “Coronado”) is a global producer, marketer, and exporter of a full range of metallurgical coals, an essential element in the production of steel. The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA. Coronado was incorporated on August 13, 2018 pursuant to the laws of the State of Delaware by conversion of Coronado Group HoldCo LLC, from a limited liability company to a corporation. Coronado Group HoldCo LLC was a wholly-owned subsidiary of Coronado Group LLC, a Delaware limited liability company. Coronado Group LLC was formed on April 1, 2015 to consolidate Coronado Coal LLC and Coronado II LLC under common ownership. The consolidation was completed on July 31, 2015 through the contribution of the membership interests of Coronado Coal LLC and Coronado II LLC, in exchange for membership interest in Coronado Group LLC. On June 30, 2016, Coronado IV LLC contributed its membership interest in exchange for membership interest in Coronado Group LLC. Coronado Coal LLC, Coronado II LLC and Coronado IV LLC are referred to herein as the “US LLC’s”. (b) Curragh Acquisition On December 20, 2017 Coronado Australia Holdings Pty Ltd (“CAH”) was formed as a wholly-owned subsidiary of Coronado Group HoldCo LLC for acquiring and/or investing in coal mining related interests in Australia. On March 29, 2018, CAH purchased all the outstanding shares in Wesfarmers Curragh Pty Ltd (since renamed Coronado Curragh Pty Ltd) including two wholly-owned subsidiaries, consisting of Curragh Queensland Mining Pty Ltd and Curragh Coal Sales Co Pty Ltd (collectively, “Curragh”). Curragh’s primary assets are mining facilities in Queensland, Australia. Refer to Note (3) “Acquisitions” for further information related to the acquisition. (c) Reorganization Transaction During the year ended December 31, 2018, Coronado Group LLC and the Company completed a reorganization of their legal entity structure (the “Reorganization Transaction”). In connection with the Reorganization Transaction: ꟷCoronado Group HoldCo LLC was converted into the Company, a Delaware corporation to consolidate Coronado Coal Corporation and Coronado Australia Holdings Pty Ltd under common ownership. ꟷCoronado Group LLC contributed all membership interest in the US LLC’s to Coronado Coal Corporation, a wholly-owned subsidiary of the Company. Immediately following the Reorganization Transaction, the Company held all the interests of Coronado Australia Holdings Pty Ltd and Coronado Coal Corporation and remained a subsidiary of Coronado Group LLC, owned by funds managed by The Energy & Minerals Group (“EMG”) and certain members of the Company’s management. (d) Initial Public Offering On October 23, 2018, the Company completed an initial public offering (“IPO”) on the Australian Securities Exchange (“ASX”). Upon completion of the IPO, the Company issued 16,651,692 new shares of common stock and Coronado Group LLC sold the equivalent of 2,691,896.4 shares of common stock. The common stock is publicly traded on the ASX under the ticker “CRN,” in the form of CHESS Depositary Interests (“CDIs”). CDIs are units of beneficial ownership in shares of common stock held by CHESS Depositary Nominees Pty Limited (“CDN”), a wholly-owned subsidiary of ASX Limited, the company that operates the ASX. Each share of common stock is equivalent to 10 CDIs. Following the IPO, Coronado Group LLC beneficially owns 773,081,036 CDIs (77,308,104 shares) representing 80% of the total CDIs outstanding. The remaining 193,435,884 CDIs (19,343,588 shares), are owned by new investors in the form of CDIs. A portion of the proceeds from the IPO were used to repay all outstanding borrowings and to pay fees and expenses related to the IPO. Coronado Group LLC holds 1 share of Series A Preferred Stock of the Company which is the only Series A Preferred Stock issued and outstanding. The holders of Series A Preferred Stock are permitted to nominate and elect 10% of the Company’s Board of Directors. Coronado Global Resources Inc. Financial Report 2019 46

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Refer to Note 6 “Capital Structure” for further details. In connection with the IPO, Coronado Group LLC entered into a voluntary escrow agreement under which they agreed, among other things, to certain restrictions and prohibitions from dealing in its owned securities for a restricted period beginning on October 23, 2018 and ending on the first business day after the release of the 2019 financial statements. On July 28, 2019, the Company registered its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. On August 19, 2019, the independent directors of the Company approved the early release of 10,631,687, or 11%, shares of common stock held by Coronado Group LLC from voluntary escrow. As at December 31, 2019, Coronado Group LLC had not sold shares of common stock that have been held since the IPO. (e) Basis of Presentation The consolidated financial statements have been prepared in accordance with requirements of the US Generally Accepted Accounting Principles (“US GAAP”) and are presented in US dollars, unless otherwise stated. The Reorganization Transaction was treated as a combination of entities under common control in line with Accounting Standards Codification (“ASC”) 805, Business Combinations whereby the receiving entity, the Company recorded the contributed assets and liabilities at the carrying value of Coronado Group LLC. Prior to the Reorganization Transaction, the consolidated financial statements of the Company reflect the net assets and operations of Coronado Group LLC. The financial statements presented following the Reorganization Transaction are those of the receiving entity (the Company) and are retrospectively adjusted to present that entity as if it always held the net assets or equity interests previously held by the seller, Coronado Group LLC. As such, financial information (including comparatives) of the Company has been presented as a continuation of the pre existing accounting values of assets and liabilities in Coronado Group LLC’s financial statements. The consolidated financial statements include the accounts of the Company and its affiliates. The Company, or Coronado, are used interchangeably to refer to Coronado Global Resources Inc., Coronado Global Resources Inc. and its subsidiaries, or to Coronado Group LLC, as appropriate to the context. Interests in subsidiaries controlled by the Company are consolidated with any outside stockholder interests reflected as noncontrolling interests. All intercompany balances and transactions have been eliminated in consolidation. (f) Certain Significant Risks and Uncertainties External factors, including general economic conditions, international events and circumstances, competitor actions, governmental actions and regulations are beyond the Company’s control and can cause fluctuations in demand for coal and volatility in the price of commodities. This is turn may adversely impact on the Company’s future operating results, purchase or investment opportunities in the coal mining industry. Concentration of customers For the year ended December 31, 2019 $1,198.2 million, or 55% of total revenues, were attributable to five (5) customers. In comparison, for the year ended December 31, 2018, $980.8 million, or 51% of total revenues were attributable to five (5) customers and for the year ended December 31, 2017, $576.8 million, or 76% of total revenues were attributable to five (5) customers. As of December 31, 2019, the Company had four (4) customers that accounted for $171.5 million, or 78%, of accounts receivable. As of December 31, 2018, the Company had four (4) customers that accounted for $128.3 million, or 53%, of accounts receivable. Concentration of labor Out of the Company’s total employees, 12% are subject to the Curragh Mine Operations Enterprise Bargaining Agreement 2019. This agreement covers work carried out by permanent, full-time, temporary, and casual coal mining employees engaged by Curragh to fulfil production, maintenance and processing activities. Other than the Curragh Mine Operations Enterprise Bargaining Agreement 2019, there are no other collective bargaining agreements or union contracts covering employees of the Company. 2. Summary of Significant Accounting Policies (a) Newly Adopted Accounting Standards Revenue from Contracts with Customers (ASC Topic 606). In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU 2014-09 which replaced the existing requirements in US GAAP and provided companies with a single revenue recognition model for recognizing revenue with contracts with customers. Coronado Global Resources Inc. Financial Report 2019 47

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Effective January 1, 2018, the Company elected to adopt the requirements of ASC 606 using the modified retrospective method. The Company notes that after the assessment of applicable revenue streams, there is no quantitative impact to the adoption of ASC 606. The comparative information for the year ended December 31, 2017 has not been adjusted and continues to be reported under ASC 605. The standard has been applied to contracts that have not been completed at January 1, 2018, the date of initial application. Furthermore, Coronado has not retrospectively restated the contracts that were modified before the beginning of the earliest reporting period presented in accordance with the standard. The aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations were reflected in determining and allocating the transaction price. Leases. In February 2016, the FASB, established Topic 842, Leases, by issuing Accounting Standards Update, or ASU, No. 2016-02, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use, or ROU, model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. On January 1, 2019, the Company adopted ASU No. 2016-02 using the modified retrospective transition approach and elected the package of practical expedients that allows it to forgo reassessment of lease classification for leases that had already commenced. The Company also elected the practical expedients to the new standard without restating comparative prior period financial information, to not recognize ROU assets and liabilities for operating leases with shorter than 12-month terms and to include both lease and non-lease components with lease payments for all asset classes. In addition to existing finance leases and other financing obligations, the adoption of the new standard, on January 1, 2019, resulted in the recognition of ROU assets of $66.8 million and lease liabilities of $81.1 million related to operating leases. On adoption, the lease liability included reclassification of a terminal services contract liability of $14.3 million, which is classified as a lease under the newly adopted standard. There was no material impact to the Consolidated Statements of Operations and Comprehensive Income, the Consolidated Statements of Cash Flows, or the Company’s debt covenant calculations as a result of the adoption of ASU 2016-02. ASU No. 2016-02 also requires entities to disclose certain qualitative and quantitative information regarding the amount, timing, and uncertainty of cash flows arising from leases. Such disclosures are included in Note 12 “Leases”. (b) Accounting Standards Not Yet Implemented Financial Instruments - Credit Losses. In June 2016, the FASB issued ASU 2016-13 related to the measurement of credit losses on financial instruments. The pronouncement replaces the incurred loss methodology to record credit losses with a methodology that reflects the expected credit losses for financial assets not accounted for at fair value with gains and losses recognized through net income. This standard is effective for fiscal years beginning after December 15, 2019 (January 1, 2020 for the Company) and interim periods therein. This standard is effective on January 1, 2020 and on adoption is not expected to have material impact on the Company’s results of operations or its cash flows. Fair Value Measurement. In August 2018, the FASB issued ASU 2018-13, which amended the fair value measurement guidance by removing and modifying certain disclosure requirements, while also adding new disclosure requirements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all companies for fiscal years, and interim periods within those years, beginning after December 15, 2019. The disclosure requirements in accordance with this standard are effective on January 1, 2020. Intangibles – Goodwill and Other: Simplifying the Test for Goodwill Impairment. In January 2018, the FASB issued ASU 2017-04, which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. This guidance will be effective for the Company in the first quarter of 2020 on a prospective basis, and early adoption is permitted. The Company does not expect the standard to have a material impact on its consolidated financial statements. Coronado Global Resources Inc. Financial Report 2019 48

Coronado Global Resources Inc. Notes to Consolidated Financial Statements (c) Reclassification Certain amounts in the prior period Condensed Consolidated Balance Sheet have been reclassified to conform to the presentation of the current period financial statements. These related to the reclassification of capital lease liabilities included within “other financial liabilities and capital leases” and “other financial liabilities, excluding current instalments” as at December 31, 2018 to “Lease liabilities” current and non-current, respectively. These reclassifications had no effect on the previously reported net income. (d) Use of Estimates The preparation of consolidated financial statements in conformity with US GAAP requires management to make certain judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include asset retirement obligations; useful lives for depreciation, depletion and amortization; deferred income tax assets and liabilities; purchase price allocation associated with business combinations; values of coal properties; and other contingencies. (e) Foreign Currency Financial statements of foreign operations The reporting currency of the Company is the US Dollar (“US$”). Functional currency is determined by the primary economic environment in which an entity operates. The functional currency of the US operating subsidiaries is the US$. The functional currency of the Company’s foreign operating subsidiary, Curragh and its immediate parent CAH, is the Australian dollar (“A$”) since Curragh’s predominant sources of operating expenses are denominated in that currency. Assets and liabilities are translated at the year-end exchange rate and items in the statement of operations are translated at average rates with gains and losses from translation recorded in other comprehensive income (loss). Foreign Currency Transactions Monetary assets and liabilities are remeasured at year-end exchange rates while non-monetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains and losses from foreign currency remeasurement related to Curragh’s US dollar coal sales and related receivables are included in coal revenues. All other gains and losses from foreign currency remeasurement and realized gains and losses on settlement of foreign currency swaps are included in Other, net. The Company believes that this classification best reflects the operational activities of Curragh, whose functional currency is the Australian dollar. The total aggregate impact of foreign currency transaction gains or losses on the consolidated statements of operations was a net loss of $1.9 million, $17.8 million and $0 for the years ended December 31, 2019, 2018 and 2017, respectively. The total impact of foreign currency transactions related to US dollar coal sales in Australia (included in the total above) was a net loss of $2.9 million, and a net gain of $6.9 million and $0 for the years ended December 31, 2019, 2018 and 2017, respectively. (f) Cash and Cash Equivalents and Restricted Cash Cash and cash equivalents include cash at bank and short-term highly liquid investments with an original maturity date of three months or less. At December 31, 2019 and 2018, the Company had no cash equivalents. “Cash and Restricted Cash”, as disclosed in the accompanying consolidated balance sheet includes $0.3 million of restricted cash at December 31, 2019 and $0.2 million at 2018. (g) Trade and Related Party Accounts Receivables The Company extends trade credit to its customers in the ordinary course of business. Trade accounts receivables and related party receivables are recorded at the invoiced amount and do not bear interest. The estimate of the allowance for doubtful accounts, which is charged to bad debt expense, is based on management’s assessment of current economic conditions and historical collection experience with each customer. Receivables are past due when they are outstanding beyond their contractual terms and are charged to the allowance for doubtful accounts when it is determined to be uncollectible. There was no allowance for doubtful accounts on trade accounts receivables and related party receivables at December 31, 2019 and 2018. Coronado Global Resources Inc. Financial Report 2019 49

Coronado Global Resources Inc. Notes to Consolidated Financial Statements (h) Inventories Coal is recorded as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer. Coal inventories are stated at the lower of average cost and net realizable value. The cost of coal inventories is determined based on an average cost of production, which includes all costs incurred to extract, transport and process the coal. Net realizable value considers the estimated sales price of the particular coal product, less applicable selling costs, and, in the case of raw coal, estimated remaining processing costs. Supplies inventory is comprised of replacement parts for operational equipment and other miscellaneous materials and supplies required for mining which are stated at cost on the date of purchase. Supplies inventory is valued at the lower of average cost or net realizable value, less a reserve for obsolete or surplus items. This reserve incorporates several factors, such as anticipated usage, inventory turnover and inventory levels. It is not customary to sell these inventories; the Company plans to use them in mining operations as needed. (i) Long-Lived Assets Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment losses were recognized for property, plant and equipment or amortizing intangible assets during the years ended December 31, 2019 and 2018. Property, Plant, and Equipment Costs for mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units of production method over the estimated proven and probable reserve tonnes directly benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage less any incidental revenue generated during the development stage. Property, plant, and equipment are recorded at cost and include expenditures for improvements when they substantially increase the productive lives of existing assets. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets of 3 to 10 years for machinery, mining equipment and transportation vehicles, 5 to 10 years for office equipment, and 10 to 20 years for plant, buildings and improvements. Maintenance and repair costs are expensed to operations as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss on disposal is recognized in operations. Goodwill Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. Goodwill is not amortized but is reviewed for impairment annually or when circumstances or other events indicate that impairment may have occurred. The Company follows the guidance in Accounting Standards Update 2011-08 “Testing Goodwill for Impairment” (ASU 2011-08) which permits entities to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. Circumstances that are considered as part of the qualitative assessment and could trigger a quantitative impairment test include but are not limited to: a significant adverse change in the business climate; a significant adverse legal judgment; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; and a significant restructuring charge within a reporting unit. The Company defines reporting units at the business segment level. For purposes of testing goodwill for impairment, goodwill has been allocated to the reporting units to the extent it relates to each reporting unit. Asset Retirement Obligations The Company’s asset retirement obligation (ARO) liabilities primarily consist of estimates of surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws and regulations in the US and Australia as defined by each mining permit. Coronado Global Resources Inc. Financial Report 2019 50

Coronado Global Resources Inc. Notes to Consolidated Financial Statements The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life of the related asset and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and re-vegetation of backfilled pit areas. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations. (j) Borrowing costs Borrowing costs are recognized as an expense when they are incurred, except for interest charges attributable to major projects with substantial development and construction phases which are capitalized as part of the cost of the asset. There was no interest capitalized during the year ended December 31, 2019 and 2018. (k) Leases On January 1, 2019, the Company adopted ASC 842, Leases. Changes to the Company’s accounting policy as a result of adoption are discussed below. From time to time, the Company enters into mining services contracts which may include embedded leases of mining equipment and other contractual agreements to lease mining equipment and facilities. Based upon the Company’s assessment of the terms of a specific lease agreement, the Company classifies a lease as either finance or operating. i) Finance leases ROU assets related to finance leases are presented in Property, plant and equipment, net on the Consolidated Balance Sheet. Lease liabilities related to finance leases are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the Consolidated Balance Sheet. Finance lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. ii) Operating leases ROU assets related to operating leases are presented as Right of Use assets – operating leases, net on the Consolidated Balance Sheet. Lease liabilities related to operating leases that are subject to the ASC 842 measurement requirements such as operating leases with lease terms greater than twelve months are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the Consolidated Balance Sheet. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Operating lease ROU assets may also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may also include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. The Company has lease arrangements with lease and non-lease components which are accounted for separately. Non-lease components of the lease payments are expensed as incurred and are not included in determining the present value. As at December 31, 2019, the Consolidated Balance Sheet included $40.7 million of operating lease liabilities relating to equipment embedded within mining service contracts. Coronado Global Resources Inc. Financial Report 2019 51

Coronado Global Resources Inc. Notes to Consolidated Financial Statements (l) Royalties Lease rights to coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. The Company had advance mining royalties of $4.9 million and $3.1 million respectively, included in prepaid expenses and other current assets as of December 31, 2019 and 2018. The Stanwell rebate relates to a contractual arrangement entered into by Curragh with Stanwell Corporation Limited, a State of Queensland owned electricity generator, which requires payment of a rebate for export coal sold from some of Curragh’s mining tenements. The rebate obligation is accounted for as an executory contract and the expense is recognized as incurred. (m) Revenue Recognition Prior to the Company’s adoption of ASU 2014-09 Revenue from Contracts with Customers (ASC 606), coal sales were recognized when coal was loaded onto transport carriers for delivery to customers and the customer took ownership and assumed risk of loss, collection of the relevant receivable was probable, persuasive evidence of an arrangement existed and the sales price was fixed or determinable. Freight and handling costs paid to third party carriers and invoiced to coal customers were recorded as freight expenses and other revenues, respectively. Revenue from contracts with customers The Company accounts for revenue in accordance with ASC 606. ASC 606 was issued by the Financial Accounting Standards Board (FASB) in May 2014 in order to replace the existing requirements under US GAAP and provide the Company with a single revenue recognition model for recognizing revenue from contracts with customers. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Once a contract is identified, the Company evaluates whether the combined or single contract should be accounted for as more than one performance obligation. The Company recognizes revenue when control is transferred to the customer. For the Company’s contracts, in order to determine the point in time when control transfers to customers, the Company uses standard shipping terms to determine the timing of transfer of legal title and the significant risks and rewards of ownership. The Company also considers other indicators including timing of when the Company has a present right to payment and when physical possession of products is transferred to customers. The amount of revenue recognized includes any adjustments for variable consideration, which is included in the transaction price and allocated to each performance obligation based on the relative standalone selling price. The variable consideration is estimated through the course of the contract using management’s best estimates. The majority of the Company’s revenue is derived from short term contracts where the time between confirmation of sales orders and collection of cash is not more than a few months. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that are collected by the Company from a customer are excluded from revenue. Performance obligations A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts have multiple performance obligations as the promise to transfer the individual unit of coal is separately identifiable from other units of coal promised in the contracts and, therefore, distinct. Performance obligations, as described above, primarily relate to the Company’s promise to deliver a designated quantity and type of coal within the quality specifications stated in the contract. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price is determined at each contract inception using an adjusted market assessment approach. This approach focuses on the amount that the Company believes the market is willing to pay for a good or service, considering market conditions, such as bench mark pricing competitor pricing, market awareness of the product and current market trends that affect the pricing. Warranties provided to customers are assurance-type of warranties on the fitness of purpose and merchantability of the Company’s goods and services. The Company does not provide service-type of warranties to customers. Coronado Global Resources Inc. Financial Report 2019 52

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Revenue is recognized at a point in time and therefore there are no unsatisfied and/or partially satisfied performance obligations at December 31, 2019 and 2018. Shipping and Handling The Company applies the practical expedient in ASC 606-10-25-18B and accounts for shipping and handling activities after the customer obtains control of the good as an activity to fulfil the promise to transfer the good. Therefore, the Company does not evaluate whether the shipping and handling services are promised services to its customers. Shipping and handling costs paid to third party carriers and invoiced to coal customers are recorded as freight expense and other revenues, respectively. (n) Commodity Price Risk The Company has commodity price risk arising from fluctuations in domestic and global coal prices. The Company’s principal philosophy is not to hedge against movements in coal prices unless there are exceptional circumstances. Any potential hedging of coal prices would be through fixed price contracts. The Company is also exposed to commodity price risk related to diesel fuel purchases. The Company may periodically enter into arrangements that protect against the volatility in fuel prices as follows: – enter into fixed price contracts to purchase fuel for the US operations. Refer to Note 24 “Commitments.” – enter into derivative financial instruments to hedge exposures to fuel price fluctuations. Refer to Note 22 “Derivatives and Fair Value Measurement.” (o) Income Taxes The Company uses the asset and liability approach to account for income taxes as required by ASC 740, Income Taxes, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are provided when necessary to reduce deferred income tax assets to the amount expected to be realized, on a more likely than not basis. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. Prior to its conversion to a Delaware corporation in August 2018, the Company was a Delaware limited liability company, or LLC, that passed through income and losses to its members for U.S. federal and state income tax purposes. As a result of its conversion to a Delaware corporation and to reflect the fact that as a corporation the Company became subject to entity level taxation, deferred income tax liabilities of approximately $0.1 million were recognized through income tax expense in the Statement of Operations and Comprehensive income related to temporary differences that existed as of the date of its tax status change. On September 19, 2018 the legacy U.S. businesses were contributed to the Company. The Company recognized approximately $40.5 million of net deferred income tax liabilities through income tax expense in the Statement of Operations and Comprehensive income which consisted principally of excess book-over-tax basis in mineral reserves and property, plant and equipment and certain accruals that were transferred from the limited liability company to the corporation. Coronado Group LLC, the Company’s accounting predecessor, is a limited liability company that is not subject to US federal income tax. The Curragh entities are treated as a branch for U.S. tax purposes and all income flows through to the ultimate parent (the Company). The Company’s foreign structure consists of Australian entities which are treated as corporations subject to tax under Australian taxing authorities. (p) Fair Value Measurements The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most relevant market. When considering market participant assumptions in fair value measurements, the Company distinguishes between observable and unobservable inputs, which are categorized in one of 3 levels of inputs. Coronado Global Resources Inc. Financial Report 2019 53

Coronado Global Resources Inc. Notes to Consolidated Financial Statements See Note 22(b), “Derivatives and Fair Value Measurement” for detailed information related to the Company’s fair value policies and disclosures. (q) Derivative accounting The Company recognizes at fair value all contracts meeting the definition of a derivative as assets or liabilities in the consolidated balance sheet. With respect to derivatives used in hedging activities, the Company assesses, both at inception and at least quarterly thereafter, whether such derivatives are highly effective at offsetting the changes in the anticipated exposure of the hedged item. The effective portion of the change in the fair value of derivatives designated as a cash flow hedge is recorded in “Accumulated other comprehensive income (loss)” until the hedged transaction impacts reported earnings, at which time any gain or loss is reclassified to earnings. To the extent that periodic changes in the fair value of derivatives deemed highly effective exceeds such changes in the hedged item, the ineffective portion of the periodic non-cash changes are recorded in earnings in the period of the change. If the hedge ceases to qualify for hedge accounting, the Company prospectively recognizes changes in the fair value of the instrument in earnings in the period of the change. The potential for hedge ineffectiveness is present in the design of certain of the Company’s cash flow hedge relationships. The Company’s asset and liability derivative positions are offset on a counterparty-by-counterparty basis if the contractual agreement provides for the net settlement of contracts with the counterparty in the event of default or termination of any one contract. (r) Share-based Compensation The Company has a share-based compensation plan which allows for the grant of certain equity-based incentives including stock options, performance stock units (“PSU”) and restricted stock units (“RSU”) to employees and executive directors, valued in whole or in part with reference to the Company’s CDIs or equivalent common shares (on a 10:1 CDI to common share ratio). The grant-date fair value of stock option award is estimated on the date of grant using Black-Scholes-Merton option-pricing model. For certain options and PSUs, the Company includes a relative Total Stockholder Return (“TSR”) modifier to determine the number of shares earned at the end of the performance period. The fair value of awards that include the TSR modifier is determined using a Monte Carlo valuation model. The expense for these equity-based incentives is based on their fair value at date of grant and is amortized over the requite service period, generally the vesting period. The Company estimates forfeitures when determining the amount of compensation costs to be recognized in each period. See Note 20, “Share-Based Compensation” for detailed information related to the Company’s share-based compensation plans. (s) Earnings per Share Basic earnings per share is computed by dividing net income attributable to stockholders of the Company by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted net income per share is computed using the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding during the period. Dilutive potential shares of common stock primarily consist of employee stock options and restricted stock. 3. Acquisitions On December 22, 2017, a Membership Interest and Asset Purchase Agreement, or the Agreement, was entered by Coronado Australia Holdings Pty Ltd and Coronado Group LLC in order to acquire Wesfarmers Curragh Pty Ltd from Wesfarmers Limited (since renamed Coronado Curragh Pty Ltd), which we refer to as the Curragh acquisition. The Agreement was executed on March 29, 2018. The aggregate base purchase price for the Membership Interest in Curragh was A$700 million and was subject to adjustments pursuant to the terms of the Agreement. The Company acquired 100% of the Membership Interest. The operating results related to the Curragh acquisition have been included in the consolidated financial statements since March 29, 2018. The aggregate consideration on the date of the Curragh acquisition totaled $563.8 million. Coronado Global Resources Inc. Financial Report 2019 54

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Contingent consideration recognized on the date of the Curragh acquisition, specifically the Value Share Mechanism, or VSM, of $26.6 million associated with the Curragh acquisition represents the fair value of a two-year, 25% royalty on sales from metallurgical coal mined at Curragh. The royalty only applies to the realized price on metallurgical coal sales above $145 per metric ton. The VSM liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the Consolidated Statement of Operations. The payout structure of the royalty could be replicated through a probability weighted discounted cash flow approach using a Monte Carlo simulation over a 24-month period from acquisition date. On acquisition date, the Company developed a fair value of the royalty using a Monte Carlo simulation.

In connection with the acquisition, Coronado Australia Holdings Pty Ltd incurred acquisition related costs for 2018 of $53.8 million, $38.5 million of which was recorded in selling, general, and administrative expenses. The remainder, relating to foreign currency swap losses, was recorded in the Consolidated Statements of Operations and Comprehensive Income under "Other, net". The Curragh acquisition was accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The following table summarizes total consideration transferred and the allocation of the purchase price to the acquired assets and liabilities:

		Amount
		(US$ thousands)
Fair value of total consideration transferred:		
Cash consideration	$	537,207
Contingent consideration (Value Share Mechanism)		26,552
Total consideration transferred		563,759
Recognized amounts of identifiable assets acquired, and liabilities assumed:		
Current assets	$	240,966
Property, plant and equipment		851,981
Deferred income tax assets		24,432
Other long-term assets		1,831
Current liabilities		(141,611)
Contract obligations		(306,960)
Asset retirement obligations		(104,305)
Other long-term liabilities		(2,575)
Total identifiable net assets acquired	$	563,759

No goodwill was recorded in connection with this acquisition as the purchase consideration equaled the fair value of the net assets acquired.

The following pro forma summary reflects comparative consolidated results of the Company's operations as if the Curragh acquisition had occurred on January 1, 2017 (unaudited).

		Year Ended December 31,	
		2018	2017
		(US$ thousands)	
Revenue	$	2,296,661	2,174,100
Net Income		192,281	286,300

The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Curragh acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

These pro forma results are based on estimates and assumptions, which the Company believes are reasonable. They are not the results that would have been realized had the acquisition actually occurred on January 1, 2018 and are not necessarily indicative of the Company's consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, depreciation of property and equipment, and do not include any anticipated synergies or other expected benefits that may be realized from the Curragh acquisition.

The pro forma results for the year ended December 31, 2018 exclude non-recurring adjustments of $53.8 million of transaction costs.

Coronado Global Resources Inc. Financial Report 2019 55

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

4. Segment Information

The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA. The Company operates its business along four reportable segments: Curragh, Buchanan, Logan and Greenbrier. These segments are grouped based on geography. Factors affecting and differentiating the financial performance of each of these four reportable segments generally include coal quality, geology, and coal marketing opportunities, mining and transportation methods and regulatory issues. The Company believes this method of segment reporting reflects both the way its business segments are currently managed and the way the performance of each segment is evaluated. The four segments consist of similar operating activities as each segment produces similar products.

The organization of the four reportable segments reflects how Coronado's chief operating decision maker, or CODM, manages and allocates resources to the various components. The CODM uses Adjusted EBITDA as the primary metric to measure each segment's operating performance.

Adjusted EBITDA is defined as earnings before interest, tax, depreciation, depletion and amortization, other foreign exchange losses and loss on debt extinguishment. "Other and corporate" relates to additional financial information for the corporate function such as accounting, treasury, legal, human resources, compliance, and tax. As such, the corporate function is not determined to be a reportable segment but is discretely disclosed for purposes of reconciliation to the Company's consolidated financials.

Reportable segment results as of and for the years ended December 31, 2019, 2018 and 2017 are presented below:

	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
			(US$ thousands)			
Year ended December 31, 2019						
Total revenues	1,465,957	405,367	289,038	55,386	—	2,215,748
Adjusted EBITDA	421,660	185,629	70,305	(7,287)	(36,139)	634,168
Net income/(loss)	246,668	106,973	29,125	(15,177)	(62,112)	305,477
Total assets	1,137,290	550,730	331,987	141,053	53,794	2,214,854
Capital expenditures (1)	77,607	52,531	48,321	4,823	1	183,283
Year ended December 31, 2018						
Total revenues	1,165,580	510,430	234,967	69,527	—	1,980,504
Adjusted EBITDA	314,227	212,485	31,939	(1,402)	(80,264)	476,985
Net income/(loss)	164,331	130,676	(10,290)	(25,969)	(144,159)	114,589
Total assets	1,187,851	504,313	260,952	140,674	115,774	2,209,564
Capital expenditures (1)	47,208	33,163	29,889	4,009	481	114,750
Year ended December 31, 2017						
Total revenues	-	465,036	241,944	60,105	1,159	768,244
Adjusted EBITDA	-	211,240	34,897	3,270	(21,666)	227,741
Net income/(loss)	-	170,165	10,996	(7,686)	(31,192)	142,283
Total assets	-	518,340	236,688	153,653	43,111	951,792
Capital expenditures (1)	-	35,296	25,535	12,958	-	73,789

(1) Capital expenditures includes financing fees incurred through other financial liabilities for the purchase of certain equipment.

The reconciliation of Adjusted EBITDA to net income attributable to the Company for the years ended December 31, 2019, 2018 and 2017 are as follows:

		Year Ended December 31,		
		2019	2018	2017
			(US$ thousands)	
Net income	$	305,477	114,589	142,283
Depreciation, depletion and amortization		176,461	162,117	75,503
Interest expense (net of income)		39,294	57,978	9,955
Other foreign exchange (gains) losses		(1,745)	9,004	-
Loss on retirement of debt		-	58,085	-
Income tax expense		114,681	75,212	-
Consolidated adjusted EBITDA	$	634,168	476,985	227,741

Coronado Global Resources Inc. Financial Report 2019 56

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

The reconciliation of Capital expenditures per the Company's segment information to capital expenditures disclosed on the consolidated statements of cash flows for the years ended December 31, 2019, 2018 and 2017 are as follows:

		Year Ended December 31,		
		2019	2018	2017
			(US$ thousands)	
Capital expenditures per Consolidated Statement of Cash flows	$	183,283	114,302	63,923
Capital expenditures financed through other financial liabilities		-	870	9,866
ARO change in estimate to underlying asset		-	(422)	-
Capital expenditures per segment detail		183,283	114,750	73,789

Disaggregation of Revenue

The Company disaggregates the revenue from contracts with customers by major product group for each of the Company's segments, as the company believes it best depicts the nature, amount, timing and uncertainty of revenues and cash flows.

	Year ended December 31, 2019					
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
			($ thousands)			
Product Groups						
Metallurgical coal	1,327,421	394,697	250,010	51,834	-	2,023,962
Thermal coal	102,867	10,393	35,666	1,451	-	150,377
Total coal revenue	1,430,288	405,090	285,676	53,285	-	2,174,339
Other	35,669	277	3,362	2,101	-	41,409
Total	1,465,957	405,367	289,038	55,386	-	2,215,748

	Year ended December 31, 2018					
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
			($ thousands)			
Product Groups						
Metallurgical coal	1,061,402	496,472	194,974	66,258	—	1,819,106
Thermal coal	74,656	13,830	37,215	792	—	126,493
Total coal revenue	1,136,058	510,302	232,189	67,050	—	1,945,599
Other	29,522	128	2,778	2,477	—	34,905
Total	1,165,580	510,430	234,967	69,527	-	1,980,504

	Year ended December 31, 2017					
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
			($ thousands)			
Product Groups						
Metallurgical coal	-	461,863	189,124	54,479	-	705,466
Thermal coal	-	3,058	43,169	4,692	-	50,919
Total coal revenue	-	464,921	232,293	59,171	-	756,385
Other	-	115	10,810	934	-	11,859
Total	-	465,036	243,103	60,105	-	768,244

Further explanation to tables above:

The following is a description of the principal activities by reportable segments.

- The Company primarily offers two types of products to its customers: metallurgical coal and thermal coal of varying qualities. Metallurgical coal can be further distinguished by its volatility, defined as high, mid, or low. Each reporting segment mines a different volatility of metallurgical coal.
- On March 29, 2018, Coronado acquired the Curragh Mining business from Wesfarmers Limited. Curragh is a separate reportable segment due to having separate management, location, assets, and operations. Curragh is located in central Queensland, Australia and the reportable segment produces a wide variety of metallurgical coal.
- The Greenbrier reportable segment, comprised of coal mining facilities in the south-eastern region of West Virginia, produces hard coking coal, specifically mid-volatility coal.

Coronado Global Resources Inc. Financial Report 2019 57

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

- The Logan reportable segment, comprised of mining interests, coal reserves, and facilities located in Logan County, West Virginia, produces hard coking coal, specifically high-volatility coal.
- The Buchanan reportable segment, comprised of mining assets and operations located in Buchanan County, Virginia, produces hard coking coal, specifically low-volatility coal.

Payments from customers are generally due 30 days after invoicing. Invoicing usually occurs after shipment or delivery of goods. The timing between the recognition of revenue and receipt of payment is not significant.

The Company had certain customers whose accounts receivable balances individually represented 10% or more of the Company's total accounts receivable, or whose revenue individually represented 10% or more of the Company's total revenue.

The following table summarizes any customer whose revenue individually represented 10% or more of the Company's total revenue in the years ended December 31, 2019, 2018 and 2017.

	Year Ended December 31,		
	2019	2018	2017
Customer A	22%	23%	49%
Customer B	16%	12%	n/a

The following table presents revenues as a percent of total revenue from external customers by geographic region:

	Year Ended December 31,		
	2019	2018	2017
USA	15%	20%	51%
Australia	5%	4%	-
Asia	52%	46%	-
Europe	6%	6%	-
South America	-	1%	-
Brokered sales	22%	23%	49%
Total	100%	100%	100%

The Company uses shipping destination as the basis for attributing revenue to individual countries. Because title may transfer on brokered transactions at a point that does not reflect the end usage point, they are reflected as exports, and attributed to an end delivery point if that knowledge is known to the Company. Brokered sales reflect transactions with a related party that sells coal to various steel producers globally.

5. Other, net

Other, net consists of the following:

	Year Ended December 31,		
	2019	2018	2017
	(US$ thousands)		
Loss on foreign exchange swap	$ -	$ (15,695)	$ -
Other foreign exchange gains (losses)	1,745	(9,004)	-
Other income (expenses)	904	(2,517)	473
Total Other, net	$ 2,649	$ (27,216)	$ 473

6. Capital Structure

(a) Stockholders' Equity

The Company has securities listed for quotation in the form of CHESS Depository Interests (CDIs) on the Australian Securities Exchange ("ASX") that trade under the symbol "CRN."

Each share of common stock (share) is equivalent to 10 CDIs.

Authorized capital stock

The Company's Articles of Incorporation, as amended, authorize the Company to issue 1,100,000,000 shares of $.01 par value capital stock consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock.

Coronado Global Resources Inc. Financial Report 2019 58

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Common Stock / CDIs As each CDI represents one tenth of a share, holders of CDIs will be entitled to one vote for every 10 CDIs they hold. CDI holders are to receive entitlements which attach to underlying shares such as participation in rights issues, bonus issues, capital reductions and liquidation preferences. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to shares of common stock, including the right to attend stockholders’ meetings. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders. Preferred Stock The Series A Preferred Share provides the holder with Board designation rights which are tied to the level of beneficial ownership of common shares in the Company. The Series A Preferred Share is not entitled to dividends and is non-transferable. The Series A Preferred Share has a liquidation preference of $1.00. Restrictions Voluntary escrow: Following the completion of the IPO, Coronado Group LLC entered into a voluntary escrow agreement whereby 77,308,103.6 shares of common stock (773,081,036 CDIs) were subject to voluntary escrow for a restriction period until the first business day after the release of the Company’s 2019 results. Foreign Ownership Restriction: the Company’s CDIs and shares are considered ‘restricted securities’ under Rule 144 under the US Securities Act, and offers and sales of the CDIs and underlying shares will be subject to an initial one year distribution compliance period whereby holders of CDIs are unable to sell the CDIs into the US or to a US person unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available. Issued Stock Following the Reorganization Transaction, 80,000,000 common shares and one Series A preferred Share were issued by the Company and held by Coronado Group LLC. All common shares and preferred shares have a par value of $0.01. On October 23, 2018, in connection with the IPO on the ASX, the Company issued 16,651,692 new shares (166,516,920 CDIs), raising cash proceeds of $473.4 million, prior to issuance costs of $30.6 million. Coronado Group LLC sold 2,691,896.4 shares of common stock (26,918,964 CDIs) and the Company did not receive any proceeds from the sale of these securities. As of December 31, 2019 and 2018, 966,516,920 CDIs (96,651,692 shares of common stock) were outstanding. Refer to Note 20 “Share-Based Compensation” for options to purchase common stock issued and outstanding as of December 31, 2019 and 2018. Dividends The dividend policy and the payment of future cash dividends are subject to the discretion of the Company’s Board of Directors. During the year ended December 31, 2019 the Company paid the following dividends and other distributions to stockholders and CDI holders on the ASX: – – – Dividends of $299.7 million, or $0.31 per CDI ($3.1 per share of common stock), on March 29, 2019; Dividends of $108.2 million, or $0.112 per CDI ($1.12 per share of common stock), on September 20, 2019; and Return of capital of $288.0 million, or $0.298 per CDI ($2.98 per share of common stock), on September 20, 2019. There were no dividends and no capital returns declared and paid during the year ended December 31, 2018 by the Company. (b) Earnings per Share Basic earnings per share of common stock is computed by dividing net income attributable to the Company for the period, by the weighted-average number of shares of common stock outstanding during the same period. Diluted earnings per share of common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of common stock outstanding adjusted to give effect to potentially dilutive securities. There were no traded shares of common stock outstanding prior to October 23, 2018, therefore no earnings per share information has been presented for any period prior to that date. Coronado Global Resources Inc. Financial Report 2019 59

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Basic and diluted earnings per share was calculated as follows (in thousands, except per share data):

(US$ thousands, except per share data)	Year Ended December 31, 2019	2018
Numerator:		
Net Income	305,477	20,746
Less: Net income attributable to Non-controlling interest	(61)	(17)
Net Income attributable to Company stockholders (post IPO)	305,538	20,763
Net Income		114,681
Pro forma income tax expense		(21,190)
Pro Forma net income attributable to Company stockholders		93,491
Denominator (in thousands):		
Weighted-average shares of common stock outstanding	96,652	96,652
Effects of dilutive shares	3	4
Weighted average diluted shares of common stock outstanding	96,655	96,656
Earnings Per Share (US$):		
Basic	3.16	0.21
Dilutive	3.16	0.21
Pro forma earnings per share (US$):		
Basic	n/a	0.97
Dilutive	n/a	0.97

7. Inventories

(US$ thousands)	December 31, 2019	2018
Raw coal	$ 41,127	$ 20,106
Saleable coal	63,006	26,374
Total coal inventories	104,133	46,480
Supplies inventory	58,037	48,623
Total inventories	$ 162,170	$ 95,103

8. Property, Plant and Equipment

The following table indicates the carrying value of each of the major classes of our consolidated depreciable assets:

(US$ thousands)	December 31, 2019	2018
Land	$ 27,037	$ 26,845
Buildings and improvements	80,658	89,027
Plant, machinery, mining equipment and transportation vehicles	896,392	765,432
Mineral rights and reserves	464,710	464,680
Office and computer equipment	3,977	3,700
Mine development	497,439	479,152
Asset retirement obligation asset	81,520	80,993
Construction in process	80,646	43,691
	2,132,379	1,953,520
Less accumulated depreciation, depletion and amortization	499,591	334,962
Net property, plant and equipment	$ 1,632,788	$ 1,618,558

The amount of depreciation and depletion expense for property, plant and equipment for the years ended December 31, 2019, 2018 and 2017 was $167.2 million, $152.7 million and $76.9 million, respectively. The depreciation and depletion expense included a credit of nil, $0.2 million and $6.4 million for the years ended December 31, 2019, 2018 and 2017, respectively, relating to a change in estimate of the ARO.

Coronado Global Resources Inc. Financial Report 2019 60

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

9. Goodwill and Other Intangible Assets

(a) Acquired Intangible Assets

	December 31, 2019			
(US$ thousands)	**Weighted average amortization period (years)**	**Gross carrying amount**	**Accumulated amortization**	**Net carrying amount**
Intangible assets:				
Amortizing intangible assets:				
Mining permits - Greenbrier	14	$ 1,500	$ 840	$ 660
Mining permits - Logan	15	1,642	756	886
Mining permits - Buchanan	28	4,000	467	3,533
Total intangible assets		$ 7,142	$ 2,063	$ 5,079

	December 31, 2018			
(US$ thousands)	**Weighted average amortization period (years)**	**Gross carrying amount**	**Accumulated amortization**	**Net carrying amount**
Intangible assets:				
Amortizing intangible assets:				
Mining permits - Greenbrier	14	$ 1,500	$ 760	$ 740
Mining permits - Logan	15	1,642	638	1,004
Mining permits - Buchanan	28	4,000	342	3,658
Total intangible assets		$ 7,142	$ 1,740	$ 5,402

Amortization expense is charged using the straight-line method over the useful lives of the respective intangible asset. The aggregate amount of amortization expense for amortizing intangible assets for the years ended December 31, 2019, 2018 and 2017 were $0.3 million, $0.3 million and $0.3 million, respectively. Estimated amortization expense for the next five years is $0.2 million in 2020 and $0.2 million in 2021, $0.2 million in 2022, $0.2 million in 2023 and $0.2 million in 2024.

(b) Goodwill

In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. The Company performed a qualitative assessment to determine if impairment was required at December 31, 2019 or 2018. Based upon the Company's qualitative assessment, it is more likely than not that the fair value of the reporting unit is greater than the carrying value at December 31, 2019 and 2018. The Company has not noted any indicators of impairment since the acquisition date. As a result, no impairment was recorded, and the balance of goodwill at both December 31, 2019 and 2018 was $28.0 million.

10. Other Assets

	December 31,	
(US$ thousands)	**2019**	**2018**
Other current assets:		
Prepayments	$ 19,119	13,150
Long service leave receivable	9,027	7,496
Other	15,963	20,268
Total other current assets	$ 44,109	40,914
Other non-current assets:		
Favorable mineral leases	$ 3,982	4,140
Deferred debt issue costs	12,796	12,999
Long service leave receivable	734	1,216
Total other non-current assets	$ 17,512	18,355

The Company has other assets which includes favorable mineral leases, deferred debt issue costs, and long service leave receivable. The favorable mineral leases are amortized based on the coal tonnage removed from the lease property relative to the total estimated reserves on that property. The deferred debt issue costs were incurred to establish and amend the syndicated facility and are accordingly amortized over the life of the facility on a straight-line basis. Long service leave is paid when leave is taken, with a subsequent reimbursement received from the coal mining industries Long Service Leave Trust Fund (Trust Fund) in Australia. The reimbursement is recognized in other assets and is measured as the present value of expected future reimbursements to be received.

Coronado Global Resources Inc. Financial Report 2019 61

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the:

	December 31,	
(US$ thousands)	2019	2018
Wages and employee benefits	$ 61,008	$ 50,819
Taxes other than income taxes	3,899	6,512
Accrued royalties	43,468	49,129
Accrued freight costs	30,416	26,509
Accrued mining fees	49,027	45,615
Cash flow hedge derivative liability	-	5,311
Acquisition related accruals	30,190	30,349
Other liabilities	20,780	29,252
Total accrued expenses and other current liabilities	$ 238,788	$ 243,496

Included within acquisition related accruals is an amount outstanding for stamp duty payable on the Curragh acquisition of $30.2 million (A$43.0 million). This amount was outstanding as at December 31, 2019 and 2018 pending financial assessment to be made by the Office of State Revenue in Queensland, Australia.

12. Leases

Information related to Company's right-of use assets and related lease liabilities are as follows:

(US$ thousands)	Year Ended December 31, 2019
Operating lease costs	$ 30,236
Cash paid for operating lease liabilities	25,877
Finance lease costs:	
Reduction in carrying amount of right of use assets	2,230
Interest on lease liabilities	197
Total finance lease costs	$ 2,427

	December 31,	
(US$ thousands)	2019	2018
Operating leases:		
Operating lease right-of-use assets	$ 62,566	$ -
Finance leases:		
Property and equipment	7,881	7,074
Accumulated depreciation	(5,144)	(2,914)
Property and equipment, net	2,737	4,160
Current operating lease obligations	27,204	-
Operating lease liabilities, less current portion	48,165	-
Total Operating lease liabilities	75,369	-
Current finance lease obligations	2,481	1,307
Finance lease liabilities, less current portion	-	2,481
Total Finance lease liabilities	2,481	3,788
Total Lease liability	$ 77,850	$ 3,788

	December 31, 2019
Weighted Average Remaining Lease Term (Years)	
Weighted average remaining lease term – finance leases	0.67
Weighted average remaining lease term – operating leases	2.89
Weighted Average Discount Rate	
Weighted discount rate – finance lease	6.25%
Weighted discount rate – operating lease	8.00%

Coronado Global Resources Inc. Financial Report 2019 62

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

The Company's operating leases have remaining lease terms of 1 year to 7 years, some of which include options to extend the terms deemed reasonable to exercise. Maturities of lease liabilities are as follows:

(US$ thousands)	Operating Lease	Finance Lease
Year ending December 31,		
2020	$ 35,681	$ 2,569
2021	26,491	-
2022	8,921	-
2023	9,214	-
2024	2,909	-
Thereafter	1,630	-
Total lease payments	84,846	2,569
Less imputed interest	(9,477)	(88)
Total lease liability	$ 75,369	$ 2,481

As of December 31, 2018, prior to the adoption of Topic 842, future minimum payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year, net of sublease income amounts, were as follows:

(US$ thousands)	Operating Lease
Year ending December 31,	
2019	$ 15,889
2020	14,031
2021	9,798
2022	8,434
2023	8,427
Thereafter	2,103
Total	$ 58,682

13. Asset Retirement Obligations

Reclamation of areas disturbed by mining operations must be performed by the Company in accordance with approved reclamation plans and in compliance with state and federal laws. For areas disturbed, a significant amount of the reclamation will take place in the future when operations cease. There were no assets that were legally restricted for purposes of settling asset retirement obligations as of December 31, 2019 and 2018. All mines are bonded for reclamation and mine plans are approved by the states of West Virginia, Virginia, and Queensland Australia. In addition, state agencies monitor compliance with the mine plans, including reclamation.

The Company records the fair value of its asset retirement obligations using the present value of projected future cash flows, with an equivalent amount recorded as basis in the related long lived asset or a change to the statements of operations if the related permit is closed. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities otherwise settled, the recorded amount of the liability is reduced.

Changes in the asset retirement obligations for the year ended December 31, 2019 were as follows:

(US$ thousands)	
Total asset retirement obligations at January 1, 2019	$ 125,791
ARO liability additions	3,989
Accretion	9,367
Reclamation performed in the year	(3,456)
Gain on settlement of ARO	(462)
Change in estimate recorded to assets	(3,172)
Foreign currency translation adjustment	(283)
Total Asset retirement obligations at December 31, 2019	131,774
Less current portion	(10,064)
Asset retirement obligation, excluding current portion	121,710

Coronado Global Resources Inc. Financial Report 2019 63

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Changes in the asset retirement obligations for the year ended December 31, 2018 were as follows:

(US$ thousands)		
Total asset retirement obligations at January 1, 2018	$	56,429
ARO liability acquired		104,305
ARO liability additions		8,776
Accretion		9,376
Reclamation performed in the year		(4,743)
Gain on settlement of ARO		(854)
Change in estimate recorded to operations		(234)
Change in estimate recorded to assets		(39,677)
Foreign currency translation adjustment		(7,587)
Total Asset retirement obligations at December 31, 2018		125,791
Less current portion		(7,719)
Asset retirement obligation, excluding current portion		118,072

14. Interest Bearing Liabilities

The Company had a Multicurrency Revolving Syndicated Facility Agreement, or SFA, dated September 15, 2018, comprising of Facility A ($350 million loan facility) and Facility B (A$370 million bank guarantee facility).

On September 11, 2019, the Company executed an amendment to the SFA, with the key amendments as follows:

- Facility C – an additional multicurrency loan facility with a limit of $200 million. All other terms match those of Facility A.
- Facility B – amended to a multicurrency bank guarantee facility without altering its limit of A$370 million.
- Termination date – the termination date of the SFA was extended by 12 months to February 15, 2023.

On December 23, 2019, the bank guarantee facility, Facility B limit was reduced to A$130 million largely due to a change in the Queensland State Government's method of managing the risk of mining companies failing to meet their environmental performance, rehabilitation and mine closure obligations. In April 2019 the Queensland State government enacted the Mineral and Energy Resources (Financial Provisioning) Act 2018 (QLD) which requires us to pay an annual levy to the Queensland State Government in lieu of providing bank guarantees.

The SFA is a revolving credit facility under which the Company may borrow funds from Facility A and/or Facility C for a period of one, two, three or six months, each referred to as a Term. The interest rate is set at the commencement of each Term. At the end of each Term, the Company may elect to repay the loan or extend any loan amount outstanding for a further period of one, two, three or six months. The Term of the loan cannot extend beyond the Termination Date of the SFA.

During the year ended December 31, 2019 the Company borrowed a total amount of $464.0 million under the SFA to partially fund distributions to shareholders in the period of $696.0 million, and for other working capital purposes.

The total interest bearing liabilities outstanding under the SFA as at December 31, 2019, was $330.0 million. There were no amounts outstanding under the SFA as at December 31, 2018.The Company's lending arrangements contain, among other terms, events of default and various affirmative, negative, and reporting covenants and cross-default provisions that are typical for a facility of this nature. Should the Company be unable to comply with any future debt-related covenant (and where the non-compliance is not remedied within the permitted timeframe), the Company will be required to seek a waiver of such covenant to avoid an event of default.

15. Other Financial Liabilities

The following is a summary of other financial liabilities at December 31, 2019:

(US$ thousands)		Principal
Collateralized notes payable to equipment financing companies, payable in aggregate monthly instalments ranging from $4 to $124 through September 19, 2021. Interest is payable at fixed rates ranging up to 5.5% per annum	$	4,039
Unsecured notes payable to insurance premium finance company, payable in aggregate monthly instalments ranging from $372 to $467 with a fixed rate ranging up to 3.80% per annum		3,401
Total other financial liabilities		7,440
Less current instalments		5,894
Other financial liabilities, excluding current instalments	$	1,546

Coronado Global Resources Inc. Financial Report 2019 64

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

The following table presents remaining aggregate contractual maturities for the above:

(US$ thousands)		December 31, 2019
2020	$	5,894
2021		1,546
Thereafter		-
Total debt	$	7,440

The following is a summary of other financial liabilities at December 31, 2018:

(US$ thousands)		Principal
Collateralized notes payable to equipment financing companies, payable in aggregate monthly instalments ranging from $1 to $124 through September 19, 2021. Interest is payable at fixed rates ranging up to 5.5% per annum	$	7,297
Unsecured notes payable to insurance premium finance company, payable in aggregate monthly instalments ranging from $478 to $584 with a fixed rate ranging up to 3.30% per annum		4,504
Total other financial liabilities		11,801
Less current instalments		7,728
Other financial liabilities, excluding current instalments	$	4,073

* See Note 10, Other Assets, for debt issuance costs related to the revolving credit facility.

The other financial liabilities to equipment financing companies are collateralized by the equipment being financed plus certain other equipment owned by the Company.

16. Contract Obligations

In connection with the acquisition of the Logan assets, the Company assumed certain non-market contracts related to an export terminal services agreement and various coal leases. The terminal services agreement expires on March 31, 2024 and requires the Company to pay for one million tons of transloading services each year at a fixed price regardless of whether the Company utilizes the terminal services or not. On acquisition, the Company recorded $25.0 million related to this obligation and is amortizing it ratably over the transloading commitment for the contract term. On adoption of ASC 842- Leases the Terminal services contract liability was eliminated against the Terminal services Right of Use Asset on the Consolidated balance sheet. The non-market coal leases require royalty payments based on a percentage of the realization from the sale of the respective coal under lease. The Company recorded $27.3 million related to the non-market portion of the coal leases and is amortizing it ratably over the respective estimated coal reserves as they are mined and sold.

In connection with the acquisition of Buchanan, the Company assumed certain sales contracts with a fixed pricing component that was effectively below the market price at the date of acquisition. The Company recorded $10.0 million related to the unfavorable pricing of these sales contracts and is amortizing it ratably based on the tons sold through the contract.

In connection with the acquisition of Curragh, the Company assumed the Stanwell non-market coal supply agreement (CSA) with a fixed pricing component that was effectively below the market price at the date of acquisition. The Company recorded $307.0 million related to the unfavorable pricing of the Stanwell CSA and is amortizing it ratably based on the tons sold through the contract. The amortization of this liability for the year ended December 31, 2019 and 2018 were $33.9 million and $28.3 million, respectively, and was recorded as other revenues in the statement of comprehensive income.

The following is a summary of the contract obligations as of December 31, 2019:

(US$ thousands)		Short-term	Long-term	Total
Coal leases contract liability	$	843	21,312	22,155
Stanwell below market coal supply agreement		36,092	183,565	219,657
	$	36,935	204,877	241,812

The following is a summary of the contract obligations as of December 31, 2018:

(US$ thousands)		Short-term	Long-term	Total
Terminal services contract liability	$	2,717	11,549	14,266
Coal leases contract liability		844	22,354	23,198
Stanwell below market coal supply agreement		35,555	219,675	255,230
	$	39,116	253,578	292,694

Coronado Global Resources Inc. Financial Report 2019 65

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

17. Deferred Consideration Liability

On August 14, 2018 the Company completed the purchase of the Stanwell Reserved Area, or the SRA, adjacent to the current Curragh mining tenements. This area was acquired on a deferred consideration basis and on acquisition the Company recognized a "Right-to-mine-asset" and a corresponding deferred consideration liability of $155.2 million, calculated using a pre-tax discount rate of 13% representing fair value of the arrangements and the date of acquisition. The deferred consideration liability will reflect passage of time changes by way of an annual accretion at the pre-tax discount rate of 13% while the liability will decrease as domestic coal is supplied to Stanwell from the SRA. The accretion of deferred consideration is recognized in "Interest expense, net" in the Consolidated Statements of Operations and Comprehensive Income.

	December 31,	
(US$ thousands)	**2019**	**2018**
Stanwell Reserved Area deferred consideration	$ 174,605	$ 155,332
	$ 174,605	$ 155,332

18. Workers' Compensation and Pneumoconiosis ("Black Lung") Obligations

In the United States, coal mine operations generate traumatic workers compensation claims, as well as workers' compensation occupational disease claims for black lung disease. Injured workers generally file claims for traumatic injury under the governing state workers compensation act. Workers may file claims due to black lung under the governing state workers compensation act or under a series of federal laws that include the Federal Coal Mine Health and Safety Act of 1969, as amended, the Black Lung Benefits Act of 1973, and the Black Lung Benefits Reform Act of 1977. The Company provides for both traumatic workers compensation claims and occupational disease claims through an insurance policy.

The Company obtained workers compensation insurance for work related injuries, including black lung, through a third-party commercial insurance company for the years ended December 31, 2019, 2018 and 2017. The insurance policy covers claims that exceed $0.5 million per occurrence for all years, or aggregate claims in excess of $17.0 million, $18.0 million and $11.5 million for policy years ending May 2020, May 2019 and May 2018. Per the contractual agreements, the Company was required to provide a collateral deposit of $ 20.9 million for all policy years ending to May 31, 2020, which was accomplished through posting surety bonds totaling $8.7 million and $12.2 million of cash collateral in an escrow account.For the years ended December 31, 2019, 2018 and 2017, the consolidated statements of operations included Company incurred claims, premium expenses and administrative fees related to worker's compensation benefits of $13.8 million, $18.7 million and $18.0 million, respectively. As of December 31, 2019, and December 31, 2018, the estimated workers' compensation liability was $20.9 million and $16.4 million, respectively, representing claims incurred but not paid based on the estimate of the outstanding claims under the coverage limits and the actuarially determined retained liability under the aggregate claim amount. The Company's estimated workers' compensation liabilities are recorded within accrued expenses and other current liabilities in the consolidated balance sheets.

19. Employee Benefit Plans

The Company has a 401(k)-defined contribution plan in which all US full time employees are eligible to participate upon their date of hire. Employees generally may contribute up to 100% of their qualifying compensation subject to statutory limitations. Effective January 1, 2014, the Company matches up to 100% up to the first 4% of the participant's annual compensation for all employees except for those employed at Buchanan. For employees at Buchanan, the Company matches up to 100% of the first 6% of the participant's annual compensation. The Company's contributions immediately vest. Total Company contributions for the years ended December 31, 2019, 2018 and 2017 amounted to $3.3 million, $3.6 million and $3.0 million, respectively.In the United States, the Company is self-insured for employee health care claims up to the lesser of $0.2 million per covered person or an aggregate amount depending on the various coverages provided to employees throughout the plan year for all employees. The Company has purchased coverage from a commercial insurance carrier to provide for any claims in excess of these amounts. At December 31, 2019 and 2018, the Company had provided accruals of $2.2 million and $1.8 million, respectively, for claims incurred but not paid based on management's estimate of the Company's self-insured liability. For the years ended December 31, 2019, 2018 and 2017, the Company incurred claims, premium expenses and administrative fees related to this plan totaling $28.0 million, $23.7 million and $19.3 million respectively.

Coronado Global Resources Inc. Financial Report 2019 66

Coronado Global Resources Inc. Notes to Consolidated Financial Statements 20. Share-Based Compensation (a) 2018 Equity Incentive Plan In connection with the completion of the Company’s initial public offering of common stock, the Company implemented the Coronado Global Resources Inc. 2018 Equity Incentive Plan, or the 2018 Plan, which is designed to align compensation for certain key executives with the performance of the Company. During the year ended December 31, 2019, there were no updates to the 2018 Plan or issuance of a new plan. The 2018 Plan provides for the grant of awards including stock options, or Options; stock appreciation rights; restricted stock units, or RSUs; and restricted stock, valued in whole or in part with reference to shares of the Company’s CDIs or common stock, as well as performance-based awards, including performance stock units, or PSUs, denominated in CDIs or shares of common stock. In 2018, the Company granted Options, RSUs and PSUs, all in CDIs with 10 CDIs representing 1 share of common stock. During the year ended December 31, 2019, there were no additional awards granted under the 2018 Plan. Relative TSR Awards: For 25% of Options and PSUs granted in 2018, or the Relative TSR Options and the Relative TSR PSUs, the Company includes a relative total shareowner return, or TSR, modifier to determine the number of shares which will vest at the end of the performance period. For these awards determined based on the Company’s total shareowner return over the 3-year performance period relative to a predefined comparator group of companies. Scorecard Awards: For the remaining 75% of Options and PSUs granted in 2018, or the Scorecard Options and the Scorecard PSUs, the number of awards that will ultimately vest is based on the certified achievement of the predefined scorecard performance metrics related to safety, production volumes and production costs which are tested at the end of the defined 3-year performance period. The Company measures the cost of all stock-based compensation, including stock options, at fair value on the grant date and recognizes such costs within the consolidated statements of operations. The Company recognizes compensation expense related to Options and PSUs that cliff vest using the straight-line method. For stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals during the 3-year performance period. Stock-based compensation expense is recognized net of an estimated forfeiture rate and compensation expense is only recognized for awards that are expected to vest. Forfeiture estimates are trued-up through the vesting date or settlement date, to ensure that total compensation expense is recognized only for those awards that ultimately vest. All 2018 Awards require the grantee to be employed by the Company at either the vesting date or settlement date except for grantees who meet certain retirement criteria under the 2018 Plan. On October 23, 2018, 1,336,454 Options and 1,001,914 PSUs were granted under the 2018 Plan (the “2018 Awards”). Total stock-based compensation expense was $0.3 million, $0.5 million and $0 for the years ended December 31, 2019, 2018 and 2017 respectively, and was included as a component of selling, general, and administrative expenses in the Company’s consolidated statements of operations. The 2018 stock-based compensation expense includes compensation expense recognized in full at the grant date for employees that meet certain retirement eligibility criteria per the 2018 Plan. As of December 31, 2019, the Company had $0.6 million of total unrecognized compensation cost related to nonvested stock-based compensation awards granted under the plans. This cost is expected to be recognized over a weighted-average period of 3.25 years as stock-based compensation expense. This expected cost does not include the impact of any future stock-based compensation awards. Stock Option Awards The Company’s 2018 stock option awards were granted on the date of the IPO with an exercise price of $2.84 per CDI (A$4.00 per CDI) which was equal to the Company’s IPO Price. Coronado Global Resources Inc. Financial Report 2019 67

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

75% of the Company's 2018 stock option awards are subject to "Scorecard" criteria and may vest based on certain service and performance conditions. The fair value of the Scorecard Options is estimated on the grant date using a Black-Scholes-Merton option-pricing model, which considers factors such as estimating the expected term of stock options and the expected volatility of our stock. The assumptions used in the Black-Sholes-Merton option-pricing model for such grants are as follows:

Expected term of the stock options (i)	7.22
Dividend yield (ii)	10%
Expected volatility (iii)	35%
Risk-free interest rate (iv)	2.46%

(i) *Expected term represents the period that the Company's stock-based awards are expected to be outstanding and is determined using the simplified method, which equates to a weighted average of the vesting period and total contractual term of the award. All awards cliff vest at the end of the requisite service period*

(ii) *Dividend yield is the expected average yield of dividends expected over the vesting period. The Company has never paid dividends.*

(iii) *Expected volatility is estimated using comparable public company's volatility for similar terms as the Company does not have a long enough operating period as a public company to estimate its own volatility. Over time as the Company develops its own volatility history it will begin to incorporate that history into its expected volatility estimates.*

(iv) *Risk-free interest rate is based on an interpolated Australian Government Bond Rate at the time of the grant for periods corresponding with the expected term of the option.*

25% of the Company's 2018 stock option awards are subject to TSR criteria and vest based on service and market conditions. The fair value of Relative TSR Options was estimated using a Monte Carlo simulation model.

The Company's Stock Option activity is summarized below:

Stock Option Plan Activity	Number of options	Weighted-Average Exercise Price per CDI (US$)	Weighted-Average Remaining Contractual Term (in Years)
Outstanding at December 31, 2017	-	-	-
Granted	1,336,454	-	-
Forfeited	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2018	1,336,454	2.84	4.25
Exercisable at December 31, 2018	-	-	-
Granted	-	-	-
Forfeited	(43,978)	-	-
Exercised	-	-	-
Outstanding at December 31, 2019	1,292,476	2.54	3.25
Exercisable at December 31, 2019	-	-	-

The weighted average grant date fair value of all Option Awards granted was $0.27. During the year ended December 31, 2019 an executive resigned from the Company and as a result, 43,978 options awards granted under the 2018 Plan were forfeited. No stock option awards vested during the year ended December 31, 2019.

On August 5, 2019 the Board of Directors declared and approved return of capital of $0.298 per CDI. In accordance with ASX listing rule clause 7.22.3 the exercise price of option awards granted under 2018 Plan were reduced by the same amount as the return of capital to $2.54. This change was deemed a modification under ASC 718 "Compensation – Stock compensation", however, there was no incremental fair value as a result and as such no change was required to the grant date fair value.

Performance Stock Unit Awards

The Company's 2018 PSU awards were granted on the date of the IPO.

75% of the Company's 2018 PSU awards are subject to "Scorecard" criteria and vest based on service and performance conditions. The fair value of the Scorecard PSUs is the market value of the Company's CDIs on the grant date less the present value of the expected dividends not received during the relevant period. Holders of Scorecard PSUs are entitled to dividends only from the end of the performance period until the settlement date. Dividends are forfeitable under the same conditions as the PSU awards.

25% of the Company's 2018 PSU awards are subject to TSR criteria and vest based on service and market conditions. The grant date fair value of Relative TSR PSUs is estimated using a Monte Carlo simulation model.

Coronado Global Resources Inc. Financial Report 2019 68

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Activity of the Company's performance stock units (PSUs) that are ultimately payable in the Company's CDIs or the equivalent number of shares of common stock granted under the 2018 Equity Incentive Plan is summarized below:

Performance Stock Units Plan Activity	Number of PSUs	Weighted Average Grant Date Fair Value (per CDI)
Nonvested at December 31, 2017	-	$ -
Granted	1,001,914	-
Forfeited	-	-
Vested	-	-
Nonvested at December 31, 2018	1,001,914	$ 1.83
Granted	-	-
Forfeited	(13,193)	-
Vested	-	-
Nonvested at December 31, 2019	988,721	$ 1.83

The weighted average grant date fair value of all PSU Awards granted was $1.83 (A$2.58). During the year ended December 31, 2019 an executive resigned from the Company and as a result, 13,193 PSUs granted under the 2018 Plan were forfeited. No PSUs vested during the year ended December 31, 2019.

(b) Non-Executive Director Plan

Restricted Stock Units

The Company granted 5,312 and 54,687 RSUs during the year ended December 31, 2019 and 2018, respectively, in lieu of a salary to a non-executive director. The RSU's are granted for nil consideration, as they form part of the participant's remuneration package.

Each RSU represents the right to receive one CDI. The fair value of such awards was determined using the weighted average closing CDI price on the grant date and compensation expense is recorded over the requisite service period. Awards vest in full on the grant date.

During the year the Company allocated RSU's, for a maximum value of A$0.2 million, to a non-executive director in lieu of his 2020 fees. These RSU's will grant and vest at the end of each 2020 quarter.

Activity of the Company's restricted stock units (RSUs) that are ultimately payable in CDIs stock granted under the Coronado Global Resources Inc. 2018 Non-Executive Director Plan is summarized below:

Restricted Stock Units Plan Activity	Number of RSUs	Weighted Average Grant Date Fair Value (per CDI)
Nonvested at December 31, 2017	-	$ -
Granted	54,687	-
Forfeited	-	-
Vested	(10,937)	-
Nonvested at December 31, 2018	43,750	$ 2.84
Granted	5,312	3.17
Forfeited	-	-
Vested	(49,062)	-
Nonvested at December 31, 2019	-	$ -

Short Term Incentive Plan

The amount of the STI award that each participant becomes entitled to each year (if any) will be determined by the Board and Compensation and Nominating Committee based on the achievement of set financial and non-financial performance targets. 50% of the award is to be delivered in cash after the release of the Company's audited full-year financial results and then 50% will be deferred for 12 months. The deferred component of the STI will be delivered as Restricted Stock Units ("RSUs") that will vest after the release of the Company's audited full year results following the year of the award.

Each RSU is an entitlement to receive one CDI (or, if the Board determines, the equivalent value in cash of common shares), plus additional CDIs (or the equivalent value in cash or common shares) equal to any distributions made until the RSU is settled. The RSU's are granted for nil consideration, as they form part of the participant's remuneration package.

The CEO is the only Director who is entitled to participate in the grant of RSUs under deferral arrangements in the STI Plan.

Coronado Global Resources Inc. Financial Report 2019 69

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

21. Income Taxes

Prior to August 13, 2018, the Company and its related entities were treated as partnerships for U.S. income tax purposes and therefore provided no income taxes within the financial statements. On August 13, 2018, the Company converted to a c-corporation and began to provide U.S. income taxes on the earnings of the Curragh operations. The Curragh entities are treated as a branch for U.S. tax purposes and all income flows through to the ultimate parent (the Company). On September 19, 2018, the legacy U.S. businesses were contributed to the Company and became taxable under the ownership of the Company at that time.

On December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act") was enacted and revised the U.S. corporate income tax system. Among other changes, the Tax Act reduced the corporate income tax rates from 35% to 21%, implemented a territorial tax system, and imposed a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The law change had no immediate impact on the Company due to the partnership tax status prior to the Tax Act enactment. The Company is currently recording its income taxes in accordance with the new law.

Income (loss) from continuing operations before income taxes for the periods presented below consisted of the following:

		December 31,	
(US$ thousands)	**2019**	**2018**	**2017**
U.S.	$ 138,411	133,120	-
Non-U.S.	281,747	56,681	-
Total	$ 420,158	189,801	-

Total income tax expense for the periods presented below consisted of the following:

		December 31,	
(US$ thousands)	**2019**	**2018**	**2017**
Current:			
U.S. federal	$ 16,518	12,613	-
Non-U.S.	79,228	7,493	-
State	3,737	1,885	-
Total current	99,483	21,991	-
Deferred:			
U.S. federal	3,733	33,190	-
Non-U.S.	6,030	11,728	-
State	5,435	8,303	-
Total deferred	15,198	53,221	-
Total income tax expense	$ 114,681	75,212	-

The following is a reconciliation of the expected statutory federal income tax expense (benefit) to the Company's income tax benefit for the periods presented below:

		December 31,	
(US$ thousands)	**2019**	**2018**	**2017**
Current:			
Expected income tax expense (benefit) at U.S. federal statutory rate	$ 88,233	39,858	-
Non-taxable income	-	(21,777)	-
Permanent differences	3,246	147	-
Initial recognition of deferred taxes	-	40,557	-
Australian branch impact on US taxes	15,956	13,236	-
State income taxes, net of federal benefit	7,246	3,191	-
Total income tax expense	114,681	75,212	-
Effective tax rate	27.3%	39.6%	0.00%

The Company is recording pre-tax book income for a full year of activity. As the Company was only subject to entity-level taxation in the U.S. for the Australian Operations after August 13, 2018, and for the U.S. Operations after September 19, 2018, the earnings prior to these dates, for the respective operations, were included as a permanent tax difference on the effective tax rate reconciliation.

Coronado Global Resources Inc. Financial Report 2019 70

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes using the enacted tax rates and laws currently in effect. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 2019 were as follows:

		December 31,	
(US$ thousands)		**2019**	**2018**
Deferred income tax assets:			
Accruals and provisions	$	26,572	27,632
Contract obligations		156,929	171,790
Asset retirement obligation		25,992	23,776
Interest limitation carried forward		-	7,561
Other		44,897	-
Gross deferred income tax assets		254,390	230,759
Valuation allowance (1)		(19,988)	-
Total deferred income tax assets, net of valuation allowance		234,402	230,759
Deferred income tax liabilities:			
Property, plant, equipment and mine development, principally due to differences in depreciation, depletion and asset impairments		(258,816)	(238,342)
Warehouse stock		(13,570)	(12,219)
U.S. liability on foreign deferred taxes		(1,993)	(7,188)
Other		(5,144)	-
Total deferred income tax liabilities		(279,523)	(257,749)
Net deferred income tax liability		(45,121)	(26,990)

(1) The Company recorded a valuation allowance against a deferred tax asset of an equal amount which relates predominantly to land and goodwill in Australia which is in the Other category in the table. Due to the capital character of these items and the lack of expected capital gains, the Australian group is not expected to realize the benefit of this deferred tax asset.

Unrecognized Tax Benefits

The Company provides for uncertain tax positions, and the related interest and penalties, based upon management's assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. To the extent that the anticipated tax outcome of these uncertain tax positions changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

The total amount of unrecognized tax benefits was $14.2 million as of December 31, 2019, which if recognized would affect the effective tax rate on continuing operations by $1.4 million. We believe it is reasonably possible that in 2020, due to the potential resolution of certain potential settlements and other administrative and statutory proceedings and limitations, up to approximately $12.8 million unrecognized tax benefits will be recognized. We recorded no amounts related to interest and penalties for 2019, 2018 and 2017.

22. Derivatives and Fair Value Measurement

(a) Derivatives

The Company may use derivative financial instruments to manage its financial risks in the normal course of operations, including foreign currency risks, commodity price risk related to purchase of raw materials (such as gas or diesel) and interest rate risk. Derivatives are exclusively used for cash flow hedge purposes and hedging for speculative purposes is strictly prohibited under the Treasury Risk Management Policy approved by the Board of Directors.

The financing counterparties to the derivative contracts potentially expose the Company to credit-related risk. Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of the financial instrument. The Company mitigates credit risk by entering into derivative contracts with high credit quality counterparties, limiting the amount of exposure to each counterparty and frequently monitoring their financial condition through the Standard and Poors or Moodys credit rating.

Forward fuel contracts

In 2018, the Company entered into forward derivative contracts to hedge its exposure to diesel fuel that is used, or expects to use, in the operations at Curragh in 2019. During year ended December 31, 2019, the Company entered into additional derivative contracts in relation to expected consumption of diesel fuel in the operations at Curragh in 2020. The aggregate notional amount for all outstanding derivative contracts were $57.2 million at December 31, 2019, and $44.6 million at December 31, 2018.

Coronado Global Resources Inc. Financial Report 2019 71

Coronado Global Resources Inc. Notes to Consolidated Financial Statements The unrealized gain of $3.2 million, net of tax, recognized in “Accumulated other comprehensive income/(loss)” as at December 31, 2019, is expected to be recognized into “Cost of coal revenues” in the Statements of Operations and Comprehensive Income within the next 12 months. Forward foreign currency contracts The Company’s Australian Operations utilize the cash it generates from its US$ denominated coal sales revenue to fund its operating costs, which are predominantly in A$. During the year ended December 31, 2019, the Company entered into forward foreign currency contracts to hedge its foreign exchange exposure on a portion of the US$ denominated coal sales revenue at Curragh, whose functional currency is A$. The aggregated notional amount of the outstanding derivative contracts as at December 31, 2019 was $24.3 million. The unrealized loss of $1.0 million, net of tax, recognized in “Accumulated other comprehensive income/(loss)” at December 31, 2019, is expected to be recognized into “Coal revenues” in the Statements of Operations and Comprehensive Income within the next 3 months. Given the forward fuel and forward foreign currency contracts were designated as cash flow hedges, any unrealized gain and losses on these derivatives are recorded in “Accumulated other comprehensive income/(loss)” and are reclassified into “Cost of coal revenues” and “Coal revenues”, respectively, in the Statements of Operations and Comprehensive Income in the period in which the hedged transaction impacts income. Refer to Note 23 “Accumulated other comprehensive loss” for further disclosure. The fair value of foreign currency and diesel fuel derivatives reflected in the accompanying Consolidated Balance Sheet are set forth in the table below: December 31, 2019 December 31, 2018 (US$ thousands) Classification Derivative asset 3,180 - Derivative liability - - Derivative asset - - Derivative liability - 5,402 Forward fuel contracts Other current assets Other current liabilities Forward foreign currency contracts Other current assets 953 - - - 4,133 - - 5,402 The following table presents our details of foreign currency and diesel fuel outstanding hedge contracts: December 31, 2019 December 31, 2018 (in thousands) Notional amount (thousands) Unit of measure Varying maturity dates Notional amount (thousands) Unit of measure Varying maturity dates January 2019 – December 2019 Designated forward fuel contracts January 2020 – December 2020 121,957 Liters 93,420 Liters Designated forward foreign currency contracts January 2020 - March 2020 24,300 US$ - - - Other derivatives During year ended December 31, 2018 the Company entered into a foreign exchange swap contract to hedge against the exposure fluctuations in the Australian Dollar against the U.S. Dollar on the purchase price of Curragh between the Agreement date and the completion date. The Company elected not to formally designate the swaps as cash flow hedges. As such, the Company accounted for the foreign exchange swaps as an economic hedge and recorded at fair value at the end of each reporting period. Pursuant with ASC 815, the foreign exchange swaps were initially recorded at fair value and all subsequent changes were recorded to “Other, net” (see Note 5 “Other, net”) within the Consolidated Statements of Operations. (b) Fair Value of Financial Instruments The fair value of a financial instrument is the amount that will be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of financial instruments involve uncertainty and cannot be determined with precision. Coronado Global Resources Inc. Financial Report 2019 72

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs: Other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Financial Instruments Measured on a Recurring Basis

As of December 31, 2019, the Company has the following financial instruments that are required to be measured at fair value on a recurring basis:

- Forward commodity contracts: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2)
- Foreign currency forward contracts: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2)
- Contingent royalty: fair value is determined using the Black-Scholes option pricing formula (Level 3)
- VSM: fair value is determined using the projected cash flow analysis (Level 3)

The following tables set forth the hierarchy of the Company's net financial liabilities positions for which fair value is measured on a recurring basis as of December 31, 2019:

	Assets/(Liabilities)			
(US$ thousands)	**Level 1**	**Level 2**	**Level 3**	**Total**
Forward commodity contracts	$ -	$ 3,180	$ -	$ 3,180
Forward foreign currency contracts	-	953	-	953
Contingent royalty	-	-	(1,543)	(1,543)
	$ -	$ 4,133	$ (1,543)	$ 2,590

The Company's net financial liability positions for which fair value is measured on a recurring basis as of December 31, 2018 was as follows:

	Assets/(Liabilities)			
(US$ thousands)	**Level 1**	**Level 2**	**Level 3**	**Total**
Forward commodity contracts	$ -	$ (5,402)	$ -	$ (5,402)
Contingent royalty	-	-	(17,216)	(17,216)
VSM	-	-	(12,987)	(12,987)
	$ -	$ (5,402)	$ (30,203)	$ (35,605)

Coronado Global Resources Inc. Financial Report 2019 73

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Contingent Royalty Consideration

Key assumptions in the valuation include the gross sales price forecast, export volume forecast, volatility, the risk-free rate, and credit-spread of the Company.

	Quantitative Information about Level 3 Fair Value Measurements				
(US$ thousands, except weighted average)		Fair value at December 31, 2019	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability(1)	$	1,543	Black-Scholes Option model	Gross sales price forecast per tonne	$87.26 to $104.73 ($94.76)
				Export volume forecast (000's)	4445 tons over 15 months
				Volatility	15.60%
				Risk-free rate	1.59% to 1.91% (1.81%)
				Company credit spread	6.35%

(1) $0.69 million of this amount is classified as a current liability with the remainder of $0.86 million being classified as a non-current liability.

	Quantitative Information about Level 3 Fair Value Measurements				
(US$ thousands, except weighted average)		Fair value at December 31, 2018	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability(2)	$	17,216	Black-Scholes Option model	Gross sales price forecast per tonne	$91.03 to $120.34 ($99.27)
				Export volume forecast (000's)	8412 tons over 27 months
				Volatility	13.80%
				Risk-free rate	2.43% to 2.61% (2.52%)
				Company credit spread	3.48%

(2) $13.85 million of this amount is classified as a current liability with the remainder of $3.37 million being classified as a non-current liability.

Coronado Global Resources Inc. Financial Report 2019 74

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

Value Share Mechanism

Key assumptions in the valuation include the risk-free rate, the tax rate, distribution, price volatility, and Foreign Exchange ("FX") rate.

	Quantitative Information about Level 3 Fair Value Measurements			
(US$ thousands, except weighted average)	**Fair value at December 31, 2019**	**Valuation technique**	**Unobservable input**	**Range (Weighted Avg.)**
Value Share Mechanism (VSM)	$ -	Projected cash flows	Gross sales price forecast per tonne	$93.4 to $97.6 ($95.2)
			Tax rate	30.00%

	Quantitative Information about Level 3 Fair Value Measurements			
(US$ thousands, except weighted average)	**Fair value at December 31, 2018**	**Valuation technique**	**Unobservable input**	**Range (Weighted Avg.)**
Value Share Mechanism (VSM)	$ 12,987	Monte Carlo Simulation	Gross sales price forecast per tonne	$160 to $195.8 ($176.16)
			Tax rate	30.00%
			Risk-free rate	2.85%
			FX rate	0.7048
			Volatility	22.50%

Given the remaining period of the VSM obligation is short-term (expires March 31, 2020), the valuation technique has been changed from Monte Carlo simulation to projected cash flows.

The following is a summary of all the activity related to the contingent royalty liability and value share mechanism:

		2019 activity			
(US$ thousands)	**Account Classification**	**Contingent Royalty Liability**	**VSM**	**Incurred royalties**	**Total**
Beginning balance at January 1, 2019		$ 17,216	$ 12,987	$ 8,295	$ 38,498
Statement of Operation activity:					
Contingent liability / VSM expense incurred	Other royalties	-	-	16,598	16,598
Decrease in VSM Liability value	Other royalties	-	(12,987)	-	(12,987)
Decrease in Contingent Royalty Liability value	Other royalties	(15,673)	-	-	(15,673)
Total Statement of Operations activity:		(15,673)	(12,987)	16,598	(12,062)
Cash paid to CONSOL/Wesfarmers		-	-	(24,893)	(24,893)
Balance sheet:					
Royalties payable to CONSOL/Wesfarmers	Accrued expenses and other liabilities	-	-	-	-
VSM Liability	Contingent royalty consideration—current	-	-	-	-
Contingent Royalty Liability	Contingent royalty consideration	1,543	-	-	1,543
Total liabilities at December 31, 2019		$ 1,543	$ -	$ -	$ 1,543

Coronado Global Resources Inc. Financial Report 2019 75

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

(US$ thousands)	Account Classification	2018 activity Contingent Royalty Liability	VSM	Incurred royalties	Total
Beginning balance at January 1, 2018:		$ 8,019	$ -	$ 1,652	$ 9,671
Beginning balance at March 29, 2018:		-	26,552	-	26,552
Statement of Operation activity:		-	-	-	-
Contingent liability / VSM expense incurred	Other royalties	-	-	34,752	34,752
Decrease in VSM Liability value	Other royalties	-	(13,565)	-	(13,565)
Increase in Contingent Royalty Liability value	Other royalties	9,197	-	-	9,197
Total Statement of Operations activity:		9,197	(13,565)	34,752	30,384
Cash paid to CONSOL/Wesfarmers		-	-	(28,109)	(28,109)
Balance sheet:		-	-	-	-
Royalties payable to CONSOL/Wesfarmers	Accrued expenses and other liabilities	-	-	8,295	8,295
VSM Liability	Contingent royalty consideration—current	-	12,987	-	12,987
Contingent Royalty Liability	Contingent royalty consideration	17,216	-	-	17,216
Total liabilities at December 31, 2018		$ 17,216	$ 12,987	$ 8,295	$ 38,498

Other than the estimated fair values of the assets acquired, and liabilities assumed in connection with the acquisitions described in Note 3 "Acquisitions", which are level 3 fair value measurements, there are no other fair value measurements of assets and liabilities that are measured at fair value on a nonrecurring basis as of December 31, 2019 and December 31, 2018.

Assets acquired, and liabilities assumed in connection with the Curragh acquisition (refer to Note 3 "Acquisitions")—The total cost of the acquisitions is allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair value. Determining the fair value of assets acquired and liabilities assumed requires management's judgment, the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other things.

The valuation techniques used for measuring the fair value of material assets acquired were as follows:

- Working capital, excluding inventory, were recorded at the carrying value of the seller, which is representative of the fair value on the date of acquisition. Inventory was valued at its net realizable value.
- Mine development assets and mineral rights and reserves was recorded at fair value utilizing the income approach. The income approach utilized the Company's operating projections as of the valuation date. Under the income approach, fair value was estimated based upon the present value of future cash flows. A number of assumptions and estimates were involved in forecasting the future cash flows including sales volumes and prices, costs to produce (including costs for labor, commodity supplies and contractors), transportation costs, capital spending, working capital changes and a risk adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy).
- Plant and equipment, and other assets were recorded at fair values based on the cost and market approaches. The cost approach utilized trending and direct costing techniques to develop replacement costs. The market approach is based on independent secondary market data (which generally constitute Level 2 inputs under the fair value hierarchy).

Other Financial Instruments

The following methods and assumptions are used to estimate the fair value of other financial instruments as of December 31, 2019 and 2018:

- Cash and restricted cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities: The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity of these instruments.
- Deposits and reclamation bonds, current instalments of other financial liabilities, current instalments of interest bearing liabilities, current instalments of capital lease obligations, other financial liabilities, excluding current instalments, interest bearing liabilities, excluding current instalments and capital leases, excluding current instalments: The fair values approximate the carrying values reported in the consolidated balance sheets.

Coronado Global Resources Inc. Financial Report 2019 76

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

23. Accumulated Other Comprehensive Income

The Company's Accumulated Other Comprehensive Income, or AOCI, consists of foreign currency translation adjustment from subsidiaries not using the U.S. dollar as their functional currency and net gains or losses on certain derivatives instruments accounted for as cash flow hedges.

(US$ thousands)	Foreign currency translation adjustments	Net unrealized gain (loss): Cash flow fuel hedges	Net unrealized gain (loss): Cash flow foreign currency hedges	Total
Balance at December 31, 2017	$ -	$ -	$ -	$ -
Net current-period other comprehensive income (loss):				
Loss in other comprehensive income (loss) before reclassifications	(45,827)	(5,311)	-	(51,138)
Tax effects	-	1,529	-	1,529
Total net current-period other comprehensive income (loss)	(45,827)	(3,782)	-	(49,609)
Balance at December 31, 2018	(45,827)	(3,782)	-	(49,609)
Net current-period other comprehensive income (loss):				
Gain (loss) in other comprehensive income (loss) before reclassifications	(2,438)	9,826	(474)	6,914
(Gain) loss reclassified from accumulated other comprehensive income (loss)	-	(1,026)	1,447	421
Tax effects	-	(2,640)	(292)	(2,932)
Total net current-period other comprehensive income (loss)	(2,438)	6,160	681	4,403
Balance at December 31, 2019	$ (48,265)	$ 2,378	$ 681	$ (45,206)

24. Commitments

(a) Mineral Leases

The Company leases mineral interests and surface rights from land owners under various terms and royalty rates. The future minimum royalties under these leases are as follows:

(US$ thousands)	Amount
Year ending December 31,	
2019	$ 5,499
2020	5,194
2021	5,028
2022	4,953
2023	4,827
Thereafter	24,878
Total	$ 50,379

Mineral leases are not in scope of ASC 842 and continue to be accounted for under the guidance in ASC 932, Extractive Activities – Mining.

(b) Other commitments

As of December 31, 2019, purchase commitments for capital expenditures were $27.8 million, all of which is obligated within the next 12 months.

In Australia, the Company has generally secured the ability to transport coal through rail contracts and coal export terminal contracts that are primarily funded through take-or-pay arrangements with terms ranging up to 20 years. In the U.S., the Company typically negotiates its rail and coal terminal on an annual basis. As of December 31, 2019, these Australian and U.S. commitments under take-or-pay arrangements totaled $1.6 billion, of which approximately $111.0 million is obligated within the next year.

Coronado Global Resources Inc. Financial Report 2019 77

Coronado Global Resources Inc. Notes to Consolidated Financial Statements 25. Contingencies In the normal course of business, the Company is a party to certain guarantees and financial instruments with contingent liabilities, such as letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees or contingent liabilities. Facility B of the SFA provides A$130.0 million for issuing multicurrency bank guarantees. At December 31, 2019, Facility B of the SFA had been utilized to issue A$68.0 million of bank guarantees on behalf of the Company. A significant portion of these bank guarantees have been issued in respect of certain port arrangements of the Company. Curragh is a co-appellant to proceedings in the Queensland Supreme Court brought by Aurizon. Aurizon’s claim relates to costs relating to the co-defendants’ use of the Wiggins Island Coal Export Terminal Pty Ltd, or WICET, rail links, in particular, whether the “First Milestone Target Date”, which triggers certain “WIRP Fee” payments under the Wiggins Island Rail Project Deed, or WIRP Deed, has been achieved. On June 27, 2019, the Queensland Supreme Court delivered judgements in favor of Aurizon against Coronado Curragh Pty Ltd and the other co-defendants. The Company intends to continue to strongly contest the matter. The Company, together with the other co-defendants, lodged a notice of appeal of the Queensland Supreme Court judgement on July 25, 2019. It is currently expected that, were Aurizon successful in the ultimate result of the litigation and expert determinations, Coronado Curragh Pty Ltd would be required to pay approximately A$2.3 million per annum for the term of the WIRP Deed (which is 233 months). Resolution of this dispute would also result in the Company’s below rail access to WICET (of 1.5 MMtpa) becoming a firm contractual capacity entitlement (and the subject of a 20 year take-or-pay access agreement) instead of an ad hoc entitlement only. The Company’s Consolidated Balance Sheet includes an estimated loss contingency associated with these proceedings of approximately $5.3 million and $3.5 million as at December 31, 2019 and December 31, 2018, respectively. From time to time, the Company becomes a party to other legal proceedings in the ordinary course of business in Australia, the U.S. and other countries where the Company does business. Based on current information, the Company believes that such other pending or threatened proceedings are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows. The liabilities recorded in relation to the above litigations do not include estimated future costs associated with legal representation, which, in accordance with the Company’s policy, are expensed as incurred. In management’s opinion, the Company is not currently involved in any legal proceedings, which individually or in the aggregate could have a material effect on the financial condition, results of operations and/or liquidity of the Company. 26. Related-Party Transactions JEP JEP Mining LLC (“JEP”) was formed in 2013 between Greenbrier and SYR Energy Partners LP (“SYR”). Greenbrier contributed $0.07 million for 50% ownership and SYR contributed $0.07 million for 50% ownership in JEP (collectively the Membership Interests). JEP is governed by three Managers, two of which are appointed by Greenbrier and one is appointed by SYR. The Company consolidates the financial statements of JEP as it is the primary beneficiary of the variable interest entity. In connection with the JEP Variable Interest Entity, the Company issued a note receivable to their partner in JEP, SYR in 2013. The note provides additional capital to SYR to aid them in funding JEP. At December 31, 2019, the note had a balance of $0.6 million with related interest receivable of $0.2 million. As of December 31, 2018, the note had a balance of $0.6 million with related interest receivable of $0.2 million. These balances are included in related party receivables. X-Coal During the year the company sold coal to Xcoal Energy and Resources (“Xcoal”), an entity associated with Non-Executive director, Mr. Ernie Thrasher. Revenue from Xcoal of $468.9 million, $444.9 million and $371.7 million, respectively, are recorded as coal revenues on the consolidated statement of operations for the years ended December 31, 2019, 2018 and 2017. At December 31, 2019 amounts due from Xcoal in respect of coal sales are $86.8 million. As of December 31, 2018, amounts due from Xcoal in respect of coal sales were $36.0 million. These balances are included in related party receivables. Coronado Global Resources Inc. Financial Report 2019 78

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Coronado Group LLC Under Coronado Group LLC agreement (as amended, effective October 23, 2018), 2,900 management incentive units were designated and authorized for issuance to certain members of management to motivate and retain senior management. The plan is designated to allow key members of management to share in the profits of the Company after certain returns are achieved by the equity investors. The incentive units constitute “profit interests” for the benefit of senior management in consideration of services rendered and to be rendered. At December 31, 2019, 2,900 management incentive units were outstanding. As described in Note 1, Coronado Coal LLC and Coronado II LLC merged to form Coronado Group LLC in July 2015. Coronado IV LLC was merged into Coronado Group LLC on June 30, 2016. Under the updated formation agreement dated June 30, 2016, the 2,500 designated and authorized units under the initial formation of Coronado Group LLC were replaced by these new units. At December 31, 2018, 2,900 management incentive units were outstanding. The new incentive units are comprised of three tiers, which entitle the holders to receive distributions from Coronado Group LLC subordinate to the distributions to be received by Members. As of December 31, 2019, a portion of the authorized units have been allocated to various members of the Company’s management including Mr. Garold Spindler, CEO, and Mr. James Campbell, President and COO, both of whom are also members of Coronado Group LLC. Stockholder’s Agreement and Registration Rights and Sell-Down Agreement Following the IPO, Coronado Group LLC has beneficial ownership in the aggregate of 80% of the Company’s Shares. On September 24, 2018, Coronado Group LLC and the Company entered into a Stockholder’s Agreement and a Registration Rights and Sell-Down Agreement which governs the relationship between Coronado Group LLC and the Company while the EMG Group beneficially owns in the aggregate at least 50% of our outstanding shares of common stock (including shares of common stock underlying CDIs), including certain governance matters relating to the Company. Under this Agreement, Coronado Group LLC has the ability to require the Company to register its shares under the US Securities Exchange Act of 1934 and to provide assistance to Coronado Group LLC in selling some or all of its shares (including in the form of CDIs). The Stockholder’s Agreement provides for the following: – Consent rights: Coronado Group LLC (or its successors or permitted assigns) will have certain consent rights, whereby pre-agreed actions require approval by Coronado Group LLC prior to these actions being undertaken; Provision of information to Coronado Group LLC: There will be ongoing information sharing arrangements relating to the provision of financial and other information by the Company and its subsidiaries to Coronado Group LLC Group Entities and cooperation and assistance between the parties in connection with any financing (or refinancing) undertaken by the Company; Pro rata issuances: While Coronado Group LLC Group entities beneficially own in the aggregate at least 10% of the outstanding Shares, unless Coronado Group LLC (or its successors or permitted assigns) agrees otherwise, issuances of equity securities must have been offered to Coronado Group LLC in respect of its pro rata shares and any equity securities to be allocated by the Company under a share incentive plan will be sourced by purchasing them in the market rather than by issuing them; and Board rights: Certain rights regarding the board including the right, but not the obligation, to designate the Directors to be included in the membership of any board committee, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. – – – Relationship Deed On September 24, 2018, the Company and Coronado Group LLC entered into a Relationship Deed under which the Company provides a number of indemnities in favor of Coronado Group LLC, including in relation to certain Offer-related matters and also certain guarantees that have in the past been provided or arranged by Coronado Group LLC and its Affiliates in support of Company obligations. Under the Relationship Deed, Coronado Group LLC also agrees to indemnify the Company in relation to certain Offer-related matters and reimburse certain costs. Coronado Global Resources Inc. Financial Report 2019 79

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

27. Subsequent Events

In the period between the end of the financial year and the date of this Annual Report on Form 10-K there has not arisen any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years, other than the following:

On January 12, 2020, the Company's Curragh Mine was temporarily suspended when a contractor was fatally injured during a tyre change activity in the main workshop on site. The Queensland Mines Inspectorate subsequently issued a directive requiring all relevant tyre and wheel rim fitting activities to be suspended until the Inspectorate and Coronado were satisfied that these activities could recommence safely. Work at the mine recommenced gradually from January 17, 2020 following return to work safety sessions involving all workers on site. Upon completion of a detailed investigation, on February 14, 2020, the Inspectorate allowed tyre and wheel rim fitting activities to recommence.

On January 15, 2020, the United States Government signed a Phase One economic and trade agreement with China that includes metallurgical coal exports. Chinese buyers of US metallurgical coal can apply for tariff exemption commencing from March 2, 2020 which now provides a clear path for export of Buchanan coal to China. This is likely to substantially reduce high inventory levels at Buchanan and enable full scale mining operations to continue.

On January 30, 2020, the World Health Organization declared a public health emergency of international concern with respect to Coronavirus which emerged in the Chinese city of Wuhan in early January. Whilst any impact to global commodity markets is uncertain, the Company continues to monitor developments.

On February 24, 2020, the Company's Board declared a fully franked ordinary dividend of 2.5 cents per CDI (USD). The dividend will have a record date of March 10, 2020 and be payable on March 31, 2020. CDIs will be quoted "ex" dividend on March 9, 2020.

28. Selected Quarterly Financial Information (Unaudited)

	Three Months Ended			
(in US$ thousands, except per share data)	**March 31, 2019**	**June 30, 2019**	**September 30, 2019**	**December 31, 2019**
Revenues	$ 591,879	$ 642,457	$ 535,841	$ 445,571
Operating income	142,978	176,615	110,208	27,002
Net income	96,820	117,506	69,099	22,052
Earnings per share of common stock	1.00	1.22	0.71	0.23

	Three Months Ended			
(in US$ thousands, except per share data)	**March 31, 2018**	**June 30, 2018**	**September 30, 2018**	**December 31, 2018**
Revenues	$ 208,153	$ 591,530	$ 599,634	$ 581,187
Operating income	3,729	93,695	117,361	118,295
Net income	(23,671)	59,322	45,199	33,739
Earnings per share of common stock	-	-	-	0.21

Coronado Global Resources Inc. Financial Report 2019 80

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Appendix A– Cautionary Notice Regarding Forward – Looking Statement This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Coronado Global Resources Inc. Financial Report 2019 81

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Appendix B – Reconciliation of Non-GAAP Financial Measures How We Evaluate Our Operations We evaluate our operations based on the volume of coal we can safely produce and sell in compliance with regulatory standards, and the prices we receive for our coal. Our sales volume and sales prices are largely dependent upon the terms of our coal sales contracts, for which prices generally are set based on daily index averages, on a quarterly basis or annual fixed price contracts. Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) total sales volumes and average realized price per Mt sold, which we define as total coal revenues divided by total sales volume; (iii) Met sales volumes and average realized met price per Mt sold, which we define as met coal revenues divided by met sales volume; (iv) average segment mining costs per Mt sold, which we define as mining costs divided by sales volumes for the respective segment; and (v) average segment operating costs per Mt sold, which we define as segment operating costs divided by sales volumes for the respective segment. Coal revenues are shown on our statement of operations and comprehensive income exclusive of other revenues. Generally, export sale contracts for our Australian Operations require us to bear the cost of freight from our mines to the applicable outbound shipping port, while freight costs from the port to the end destination are typically borne by the customer. Sales to the export market from our U.S. Operations are generally conducted through an intermediary where title to the coal passes to the intermediary at the mine load out similar to a domestic sale. For our domestic sales, customers typically bear the cost of freight. As such, freight expenses are excluded from cost of coal revenues to allow for consistency and comparability in evaluating our operating performance. We evaluate our mining cost on a cost per metric ton basis. Mining costs, a Non-GAAP measure, is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at mine. Mining costs excludes these cost components as our CODM does not view these costs as directly attributable to the production of coal. Mining costs is used as a supplemental financial measure by management, providing an accurate view of the costs directly attributable to the production of coal at our mining segments, and by external users of our financial statements, such as investors, industry analysts and ratings agencies, to assess our mine operating performance in comparison to the mine operating performance of other companies in the coal industry. Adjusted EBITDA, a Non-GAAP measure, is defined as earnings before interest, tax, depreciation, depletion and amortization, other foreign exchange losses and loss on debt extinguishment. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable measure under U.S. GAAP is included below. In addition, we present Adjusted EBITDA on a supplemental pro forma basis. A reconciliation of Adjusted EBITDA, on a pro forma basis, to its most directly comparable measure under U.S. GAAP is included below Segment Adjusted EBITDA is defined as Adjusted EBITDA by operating and reporting segment, adjusted for certain transactions, eliminations or adjustments that our CODM does not consider for making decisions to allocate resources among segments or assessing segment performance. Segment Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements such as investors, industry analysts and lenders to assess the operating performance of the business. The pro forma reconciliation for the comparative year ended December 31, 2018, presented in the table below, has been derived from the unaudited consolidated pro forma statements of operations included in Appendix C and give effect to each of the Curragh acquisition as if it had occurred on January 1, 2018. Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. Coronado Global Resources Inc. Financial Report 2019 82

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

1. Mining and operating costs for Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

A reconciliation of segment costs and expenses, segment operating costs, and segment mining costs is shown below:

	For Year Ended December 31, 2019					
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	1,132,790	266,606	247,373	76,152	36,024	1,758,945
Less: Selling, general and administrative expense	(495)	—	—	—	(35,567)	(36,062)
Less: Depreciation, depletion and amortization	(87,272)	(46,802)	(28,692)	(13,263)	(432)	(176,461)
Total operating costs	1,045,023	219,804	218,681	62,889	25	1,546,422
Less: Other royalties	(136,858)	2,342	(19,111)	(3,389)	—	(157,016)
Less: Stanwell rebate	(175,318)	—	—	—	—	(175,318)
Less: Freight expenses	(148,769)	(788)	(9,125)	(8,047)	—	(166,729)
Less: Other non-mining costs	(23,458)	(5,462)	—	—	—	(28,920)
Total mining costs	560,620	215,896	190,445	51,453	25	1,018,439
Sales Volume Excluding non-produced coal (MMt)	12.6	4.1	2.5	0.4	—	19.6
Mining cost per Mt sold ($/Mt)	44.5	52.3	75.9	122.8	-	51.8

	For Year Ended December 31, 2018					
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	924,813	341,173	229,764	86,756	64,919	1,647,425
Less: Selling, general and administrative expense	(1,487)	—	—	—	(64,720)	(66,207)
Less: Depreciation, depletion and amortization	(77,534)	(43,181)	(26,465)	(14,760)	(177)	(162,117)
Total operating costs	845,792	297,992	203,299	71,996	22	1,419,101
Less: Other royalties	(119,987)	(42,272)	(14,302)	(5,154)	—	(181,715)
Less: Stanwell rebate	(127,692)	—	—	—	—	(127,692)
Less: Freight expenses	(106,349)	(2,280)	(6,284)	(2,786)	—	(117,699)
Less: Other non-mining costs	—	—	—	—	—	—
Total mining costs	491,764	253,440	182,713	64,056	22	991,995
Sales Volume Excluding non-produced coal (MMt)	9.3	4.8	2.6	0.7	—	17.4
Mining cost per Mt sold ($/Mt)	52.9	52.4	69.8	97.8	-	56.8

	For Year Ended December 31, 2019	For Year Ended December 31, 2018 Pro forma
Total costs and expenses	**1,758,945**	**1,888,051**
Less: Selling, general and administrative expense	36,062	29,901
Less: Depreciation, depletion and amortization	176,461	184,352
Total operating costs	**1,546,422**	**1,673,798**
Less: Other royalties	157,016	210,958
Less: Stanwell rebate	175,318	170,819
Less: Freight expenses	166,729	154,521
Less: Other non-mining costs	28,920	-
Total mining costs	**1,018,439**	**1,137,500**
Sales Volume Excluding non-produced coal (MMt)	19.6	20.2
Average mining costs per tonne sold	**$51.8/t**	**$56.4/t**

Coronado Global Resources Inc. Financial Report 2019 83

Coronado Global Resources Inc.
Notes to Consolidated Financial Statements

2. Average Realised Price Reconciliation

	For the Year Ended December 31, 2019		
(In US$'000, except for volume data)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,465,957**	**749,791**	**2,215,748**
Less: Other revenues	35,669	5,740	41,409
Total coal revenues	1,430,288	744,051	2,174,339
Less: Thermal coal revenues	102,867	47,510	150,377
Metallurgical coal revenues	**1,327,421**	**696,541**	**2,023,962**
Volume of Metallurgical coal sold (Mt)	9,455	6,258	15,713
Average realised metallurgical coal price per Mt sold	**$140.4/t**	**$111.3/t**	**$128.8/t**

	For the Year Ended December 31, 2018 (Proforma)		
(In US$'000, except for volume data)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,482,080**	**814,924**	**2,297,004**
Less: Other revenues	32,527	5,383	37,910
Total coal revenues	1,449,553	809,541	2,259,094
Less: Thermal coal revenues	98,826	51,837	150,663
Metallurgical coal revenues	**1,350,727**	**757,704**	**2,108,431**
Volume of Metallurgical coal sold (Mt)	8,739	7,083	15,821
Average realised metallurgical coal price per Mt sold	**$154.6/t**	**$107.0/t**	**$133.3/t**

3. Adjusted EBITDA

	For Year Ended December 31,		
	2019	2018	2018 (Proforma)
		($ in thousands)	
Reconciliation to Adjusted EBITDA:			
Net Income	305,477	114,589	168,926
Add: Depreciation, depletion and amortization	176,461	162,117	118,488
Add: Interest expense (net of income)	39,294	57,978	63,623
Add: Other foreign exchange losses (gains)	-	9,004	54,180
Add: Loss on retirement of debt	(1,745)	58,085	9,004
Add: Income tax expense	114,681	75,212	184,351
Adjusted EBITDA	634,168	476,985	598,572

Coronado Global Resources Inc. Financial Report 2019 84

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Appendix C – Unaudited Pro Forma Combined Financial Information The following unaudited consolidated pro forma statements of operations present the combination of the historical financial statements of Coronado and Curragh, adjusted to give effect to the acquisition of Wesfarmers Curragh Pty Ltd by Coronado, which we refer to as the Curragh acquisition. The unaudited consolidated pro forma statement of operations for the year ended December 31, 2018 combine the historical consolidated statement of operations of Coronado and the historical combined statement of operations for Curragh, giving effect to the acquisition of Wesfarmers Curragh Pty Ltd by Coronado as if they had been consummated on January 1, 2018. This will facilitate a pro forma comparison between the year ended December 31, 2019 and December 31, 2018 in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We believe a discussion of these two periods is more meaningful as it is on a comparable basis. The unaudited consolidated pro forma statements of operations do not reflect the costs of any integration activities or benefits. The unaudited pro forma adjustments are based upon current available information and assumptions that Coronado believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The unaudited consolidated pro forma statements of operations are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined business of Coronado and Curragh would have reported had the transactions been completed as of the dates set forth in the unaudited consolidated pro forma statements of operations and should not be taken as being indicative of Coronado’s future consolidated results of operation. The actual results may differ significantly from those reflected in the unaudited consolidated pro forma statements of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited consolidated pro forma statements of operations and actual amounts. As a result, the pro forma consolidated information does not purport to be indicative of what the results of operations would have been had the transaction been completed on the applicable dates of the unaudited consolidated pro forma statements of operations. Coronado Global Resources Inc. Financial Report 2019 86

Coronado Global Resources Inc. Notes to Consolidated Financial Statements Unaudited consolidated pro forma statement of operations for the year ended December 31, 2018 (U.S. dollars and AUD in thousands) Historical January 1, 2018 to March 29, 2018 Pro Forma Adjustment Note 2(a) Income tax expense Tax effected Pro Forma Coronado Global Note 2(c) Note 2(d) Historical Coronado Global Pro Forma adjustments IFRS to US GAAP Curragh in Curragh in US$ and Note 2(b) Pro forma Consolidated Resources Inc. adjustment Resources Inc. Curragh Reclassification Adjustments US GAAP US GAAP adjustments Note 2 pro forma US$ A$ A$ A$ A$ US$ US$ US$ Revenues: Coal revenues Coal revenues from related parties Other Revenues Total Revenues Cost and expenses: Cost of coal revenues (exclusive of items shown separately below) Depreciation, depletion and amortization Freight expense Stanwell rebate Other royalty expenses Impairment Selling, general, and administrative expenses Total costs and expenses Operating income Other income (expenses): Interest income Interest expense Loss on debt extinguishment Other, net Total other income (loss), net Income before tax Income tax expense Net income Less: Net loss attributable to noncontrolling interest Net income (loss) attributable to Coronado Global Resources Inc Earnings per share of common stock Basic Diluted Average common shares outstanding Basic Diluted $1,500,730 444,870 — — 1,500,730 444,870 406,696 — — — — — 406,696 — 313,494 — — — $1,814,224 444,870 37,910 34,904 — 34,904 — — — — — 3,006 (e) 1,980,504 — 1,980,504 406,696 — — 406,696 313,494 3,006 2,297,004 991,994 162,117 117,699 127,692 181,715 — — — — — — — 991,994 162,117 117,699 127,692 181,715 — 204,132 — — — 93,886 (263,097) (15,367) 16,971 47,769 55,949 (55,949) — — 1,525 — — — 263,097 188,765 18,496 47,769 55,949 37,937 — 145,506 14,257 36,822 43,127 29,243 — — 7,977 — — — — 1,137,500 184,352 154,521 170,819 210,958 — (f) 66,207 — 66,207 50,098 (47,769) — 2,329 1,795 (38,101) (g) 29,901 1,647,424 — 1,647,424 85,019 1,604 264,622 351,245 270,750 (30,124) 1,888,051 333,080 — 333,080 321,677 (1,604) (264,622) 55,451 42,744 33,130 408,953 2,029 (60,007) (58,085) — — — 2,029 (60,007) (58,085) — (444,895) — — 1,604 — — — — — (443,291) — — (341,703) — — 336,058 3,905 2,029 (65,652) (54,180) (3,737) (h) (i) (j) (27,216) — (27,216) 10,098 — — 10,098 7,784 15,695 (143,279) — (143,279) (434,797) 1,604 — (433,193) (333,919) 355,658 (121,540) 189,801 — 189,801 (113,120) — (264,622)(377,742) (291,175) 388,788 287,413 (118,488) (75,212) (21,190) (96,402) (102,443) — 79,387 (23,056) (17,772) (4,314) (k) 114,589 (21,190) 93,399 (215,563) — (185,235) (400,798) (308,947) 384,474 168,925 (92) — (92) — — — — — — (92) 114,681 (21,190) 93,491 (215,563) — (185,235) (400,798) (308,947) 384,474 169,017 $0.21 $0.21 — — 0.97 0.97 — — — — — — — — — — — — $1.75 $1.75 $96,651,692 $96,656,067 — — 96,651,692 96,656,067 — — — — — — — — — — — — 96,651,692 96,656,067 See accompanying notes to the unaudited pro forma consolidated statement of operations. Note 1. Basis of Preparation The accompanying unaudited consolidated pro forma statement of operations was prepared in accordance with Article 11 of Regulation S X and present the pro forma combined results of operations of Coronado based upon the historical financial statements of each of Coronado and Curragh, after giving effect to the Curragh acquisition and change in tax status, and are intended to reflect the impact of the Curragh acquisition and change in tax status on Coronado’s statement of operations. The accompanying unaudited consolidated pro forma statement of operations has been prepared using, and should be read in conjunction with the audited consolidated financial statements of Coronado for the year ended December 31, 2018. Assumptions and estimates underlying the pro forma adjustments are described in these notes. The accompanying unaudited consolidated pro forma statement of operations is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Coronado if the Curragh acquisition had been consummated as of the beginning of the periods presented or that will be achieved in the future. The unaudited consolidated pro forma statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Curragh acquisition. In addition, throughout the period presented in the unaudited consolidated pro forma statement of operations until the date of acquisition on March 29, 2018, the operations of Curragh were conducted and accounted for as part of the former shareholder. Curragh’s unaudited combined financial information has been derived from the former shareholder’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial information are based on assumptions that the management of the former shareholder believes are reasonable. In the opinion of management, the unaudited consolidated pro forma statement of operations includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. Curragh’s financial information does not necessarily represent the financial position of Curragh had it been operated as a stand alone company during the period. Coronado Global Resources Inc. Financial Report 2019 87

Coronado Global Resources Inc. Notes to Consolidated Financial Statements The unaudited consolidated pro forma statement of operations combines the historical consolidated statement of operations of Coronado for the year ended December 31, 2018 and the unaudited combined financial information of Wesfarmer’s Curragh Pty Ltd for the 3 months ended March 29, 2018, giving effect to the Curragh acquisition and change in tax status as if both had been consummated on January 1, 2018. Note 2. Income Statement Adjustments The unaudited consolidated pro forma statement of operations reflects the following adjustments ($ in thousands): (a) Income tax expense adjustment Coronado Global Resources Inc. was formed on August 13, 2018 by conversion of Coronado Group HoldCo LLC, from a limited liability company to a corporation. Coronado Group HoldCo LLC was a wholly owned subsidiary of Coronado Group LLC (“Coronado LLC”), a Delaware limited liability company. During the year ended December 31, 2018, Coronado LLC and Coronado Global Resources Inc. completed a common control reorganization of their legal entity structure (the “Reorganization Transaction”). In connection with the Reorganization Transaction; Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc., a Delaware corporation to consolidate Coronado Coal Corporation and Coronado Australia Holdings Pty Ltd under common ownership. Coronado LLC contributed all membership interest in the US LLC’s to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc. Immediately following the Reorganization Transaction, Coronado Global Resources Inc. held all the interests of Coronado Australia Holdings Pty Ltd and Coronado Coal Corporation and remained a subsidiary of Coronado LLC, owned by funds managed by The Energy & Minerals Group (“EMG”) and members of Coronado management. Due to the Reorganization Transaction, the US-based business of the Company effectively became a taxable on September 19, 2018, the day Coronado LLC contributed all membership interests in the US LLC’s to Coronado Coal Corporation. This adjustment reflects the Reorganization Transaction as if it occurred on January 1, 2018, making the entire entity taxable at that point in time. (b) Reclassifications These adjustments represent reclassifications to conform the accounting presentation of Curragh’s financial statements to Coronado’s financial statements. (c) International Financial Reporting Standards, or IFRS, to U.S. GAAP adjustments (in AUD) Impairment was adjusted as follows: December 31, 2018 Elimination of Curragh’s impairment reversal(1) Total IFRS to U.S. GAAP adjustment to impairment expense 263,097 263,097 (1) Represents the removal of the IFRS, impairment reversal consistent with pushing back the U.S. GAAP acquisition fair values to January 1, 2018 and the prohibition under U.S. GAAP of the reversal of impairment expense. Depreciation, depletion and amortization was adjusted as follows: December 31, 2018 Adjustment to accretion of Curragh asset retirement obligation(1) Total IFRS to U.S. GAAP adjustment to depreciation, depletion and amortization expense 1,525 1,525 (1) Under U.S. GAAP, a company-specific risk adjusted discount rate is used which is higher than the discount rate required by IFRS. The higher discount rate under U.S. GAAP reduces the asset retirement obligation, or ARO, booked initially and results in a higher accretion expense each period as the discounted ARO balance increases. See Note K for discussion of the calculation of the income tax expense. (d) US$ translation rate In order to translate the Curragh A$ results into US$, an exchange rate of 0.7708 was utilized. This represents the average exchange rate for the period from January 1, 2018 to March 29, 2018. Coronado Global Resources Inc. Financial Report 2019 88

Coronado Global Resources Inc. Notes to Consolidated Financial Statements (e) Other revenues Other revenues were adjusted as follows: December 31, 2018 Amortization of the Stanwell below market CSA(1) Total pro forma adjustment to other revenues 3,006 3,006 (1) Relates to the amortization of the Stanwell below market coal supply agreement, or CSA. The Stanwell below market CSA represents the fair value attributable to the Australian coal supply obligation arising from the Coronado Curragh business combination. (f) Depreciation, depletion and amortization Depreciation, depletion and amortization were adjusted as follows: December 31, 2018 Adjustment to depreciation of Curragh assets acquired(1) Total pro forma adjustment to depreciation, depletion and amortization 7,977 7,977 (1) Represents the adjustment to Curragh’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets, mineral reserves and amortizable intangible assets. (g) Selling, general and administrative Selling, general and administrative expenses were adjusted as follows: December 31, 2018 Transaction costs(1) Total pro forma adjustment to selling, general and administrative expenses (38,101) (38,101) (1) Relates to advisory and legal fees incurred in the year ended December 31, 2018, which are directly attributable to the Curragh acquisition, but which are not expected to have a continuing impact on results following the consummation of the Curragh acquisition. (h) Interest expense Interest expense was adjusted as follows: December 31, 2018 Eliminate intercompany interest expense(1) Reversal of Bank of American Term Loan(2) Recognition of DB Term Loan interest expense(3)(4) Amortization of DB Term Loan debt issuance costs and discount(5) Total pro forma adjustment to interest expense 341,702 3,828 (8,117) (1,355) 336,058 (1) Represents the removal of the historical interest charge in relation to an intercompany loan Curragh had with its previous shareholder which was assigned to Coronado upon acquisitions and is therefore eliminated in consolidation. Represents the reversal of interest expense related to the Bank of America Term Loan on Coronado’s Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed. Represents additional interest expense related to the DB Term Loan. This $700 million loan, established on March 29, 2018, was used to partially finance the acquisition of Curragh and the additional interest charge reflects this loan as if it were in existence on January 1, 2018. The assumed interest rate for the three months to March 29, 2018 was 8.802%, representing LIBOR plus a 6.5% spread. This is the actual interest rate of the loan at origination. Due to the proximity of the assumed origination (January 1, 2018) and the actual origination (March 29, 2018) as well as the fact the loan was extinguished on October 24, 2018, the interest rate at March 29, 2018 was determined to be representative and more meaningful for the pro forma adjustment than utilizing the current rate. For each one-eighth of 1% change in estimated interest rate associated with the $700 million DB Term Loan, interest expense would increase or decrease by $.4 million for the six months ended December 31, 2018. Represents the additional amortization of debt issuance costs and the debt discount associated with the DB Term Loan. (2) (3) (4) (5) Coronado Global Resources Inc. Financial Report 2019 89

Coronado Global Resources Inc. Notes to Consolidated Financial Statements 4.Pro Forma Curragh financial information A reconciliation of unaudited pro forma financial data is shown below: Pro forma January 1, 2018 – March 29, 2018 Post Acquisition March 30, 2018 – December 31, 2018 Pro forma for the Year Ended December 31, 2018 Sales Volume (MMt) Total revenues ($) Coal revenues ($) Average realized price per Mt sold Met Sales Volume (MMt) Met coal Revenues ($) Average realized met price per Mt sold ($) Mining costs ($) Mining cost per Mt sold ($) Operating costs ($) Operating costs per Mt sold ($) Segment Adjusted EBITDA ($) 2.7 316,500 313,494 114.3 1.9 289,325 150.6 145,506 53.1 254,698 94.3 64,785 9.3 1,165,580 1,136,059 122.1 6.8 1,061,402 155.7 491,764 52.9 845,792 90.9 314,227 12.0 1,482,080 1,449,553 120.3 8.7 1,350,727 154.6 637,270 52.9 1,100,490 91.4 379,012 ($ in thousands) Historical Curragh in US GAAP Post-Acquisition For Year Ended December 31, Curragh Segment Pro forma Reconciliation to Adjusted EBITDA: January 1, 2018 - March 29, 2018 March 30, 2018 - December 31, 2018 Total Pro forma 2018 Net Income (loss) Add: Income tax expense (benefit) Add: Interest expense (net of income) Add: Other foreign exchange gains Add: Depreciation, depletion and amortization Adjusted EBITDA (308,947) 17,772 341,703 - 14,257 64,785 164,331 72,015 6,515 (6,168) 77,534 314,227 (144,616) 89,787 348,218 (6,168) 91,791 379,012 5.Net tangible asset backing per Ordinary Share/ CDI December 31, 2019 ($ in thousands) Total Assets Less: Goodwill Less: Intangible assets Less: Total liabilities Net tangible assets 2,214,854 28,008 5,079 1,346,913 834,856 Number of ordinary shares Net tangible assets backing per ordinary Security $ Number of CDIs Net tangible assets backing per CDI $ 96,651,692 8.64 966,516,920 0.86 Coronado Global Resources Inc. Financial Report 2019 85

Coronado Global Resources Inc. Notes to Consolidated Financial Statements (i) Loss on debt extinguishment Loss on debt extinguishment was adjusted as follows: December 31, 2018 Reversal of debt extinguishment related to the Bank of America Term Loan(1) Total pro forma adjustment to loss on debt extinguishment expense 3,905 3,905 (1) Represents the reversal of the debt extinguishment expense related to the Bank of America Term Loan on Coronado’s Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed. (j) Other, net Other, net was adjusted as follows: December 31, 2018 Transaction costs(1) Total pro forma adjustment to selling, general and administrative expenses 15,695 15,695 (1) Relates to the loss on Foreign Exchange, or FX, swap incurred in the year ended December 31, 2018, which is directly attributable to the Curragh acquisition as it locked in the USD exchange rate in advance of the purchase of Curragh. This loss on FX swap is not expected to have a continuing impact on results following the consummation of the Curragh acquisition. (k) Income tax provisions For purposes of the unaudited pro forma condensed combined financial statements, an Australian statutory tax rate of approximately 30% has been used for pro forma adjustments related to Curragh. A U.S. blended statutory tax rate (Federal and State) of approximately 27% has been used for pro forma adjustments related to the U.S. LLC’s. This does not reflect Coronado’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Coronado following the consummation of the Curragh acquisition. Coronado Global Resources Inc. Financial Report 2019 90